  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996

                                                REGISTRATION NO. 333-11711

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                         GIGA INFORMATION GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8732                  06-1422860
     (STATE OR OTHER           (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL         IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

 ONE KENDALL SQUARE, BUILDING 1400W, CAMBRIDGE, MASSACHUSETTS 02139 (617) 577-
                                     9595
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               GIDEON I. GARTNER
        CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                         GIGA INFORMATION GROUP, INC.
                      ONE KENDALL SQUARE, BUILDING 1400W
                 CAMBRIDGE, MASSACHUSETTS 02139 (617) 577-9595

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  Copies to:
       PAUL P. BROUNTAS, ESQ.                  GORDON H. HAYES, JR., ESQ.
        MARK G. BORDEN, ESQ.                 TESTA, HURWITZ & THIBEAULT, llp
            HALE AND DORR                           High Street Tower
           60 State Street                           125 High Street
     Boston, Massachusetts 02109               Boston, Massachusetts 02110
           (617) 526-6000                            (617) 248-7000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] 333-

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion, dated September 25, 1996

PROSPECTUS

                                4,000,000 SHARES

                                      LOGO
                                  COMMON STOCK

                                 -------------

  All of the 4,000,000 shares of Common Stock offered hereby are being sold by Giga Information Group, Inc. ("Giga" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "GIGX."

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 5.

                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     Price to Underwriting Discounts Proceeds to
                                      Public    and Commissions(1)   Company(2)
- --------------------------------------------------------------------------------
Per Share..........................
- --------------------------------------------------------------------------------
Total(3)...........................

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting estimated expenses of $1,000,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $   , $    and $   , respectively. See "Underwriting."

                                 -------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain other conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the offices of Lehman Brothers
Inc., New York, New York, on or about       , 1996.

                                 -------------
LEHMAN BROTHERS
                            OPPENHEIMER & CO., INC.
                                                            SALOMON BROTHERS INC

      , 1996

                  [graphic depiction of an internet menu bar]

              http://Welcome to GigaWeb, Your IT Decision Support
                     from Giga Information Group

        [picture of a building]  [picture of a building] [picture of a building]
          RELEVANCE SERVICES         GIGA ADVISORY              EXPERNET

                        The VIRTUAL OFFICE is your personalized command center
                          for all Giga Advisory Service IT analysis, and other functions as follows:
[LOGO]
                          SMART SEARCH - Enter a topic word or phrase in Smart
                            Search and receive immediate content plus a list of related subjects to help you extract the most relevant IT analysis.

                          GIGA CONTENT - Giga's growing library of Planning
                            Assumption (PA) research documents and "idea bytes" are on view. From here you can immediately download a PA, continue your search, or access Forums.

SMART                     EXPERNET - A network of external IT practitioners
SEARCH helps you solve tactical problems and adds to your internal IT department resources.
GIGA
CONTENT                   PARTNER CONTENT - Content from Dow Jones and Company,
                            Inc., including The Wall Street Journal Interactive,
EXPERNET gives you IT coverage which supplements Giga analysis.

PARTNER
CONTENT                   KNOWLEDGE CENTER - Submit your on-line inquiry and
                            track its progress.

                          GIGABOTS - Save your defined Smart Searches as
                            Gigabots to run when you wish, when you enter your Virtual Office, or continuously with email modification of results.

KNOWLEDGE
CENTER                    GIGA EVENTS - Your schedule of GigaTels (audio-
                            teleconferences), local Giga briefings, and
GIGABOTS                    conferences helps you plan your peer-to-peer
                            networking activities.
GIGA EVENTS
                          FORUMS - Initiate or participate in electronic
FORUMS                      discussion groups.

HELP                      HELP - View frequently asked questions and answers
                            about the specific area of the site you are in.


                                                 [LOGO]

            USA   UK    GERMANY    FRANCE    ITALY    JAPAN    KOREA   AUSTRALIA


IN CONNECTION WITH THE OFFERING, THE UNDERWITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the automatic conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock (the "Preferred Stock") into an aggregate of 7,552,215 shares of Common Stock upon the closing of the Offering, and (iii) has been adjusted to reflect a four-for-one stock split of the Common Stock effected as a stock dividend in November 1995.

                                  THE COMPANY

  Giga Information Group, Inc. (the "Company") provides information, analysis and advice relating to developments and trends in the computing, telecommunications and related industries (collectively, the information technology or "IT" industry). Information technologies have become increasingly critical to the competitiveness and long-term viability of a wide range of organizations. As a result, many of these organizations have turned to IT "Continuous Information Services" providers, which monitor and analyze IT developments and trends to support customers' IT decisions. The Company's customers include: users of IT products and services; vendors of IT hardware, software and services; and institutional and other investors in the IT industry. These customers access the Company's services and products through a personalized Internet-based interface, as well as through published reports and consultation with the Company's analysts and consultants.

  Giga was founded in 1995 by Gideon I. Gartner, who founded Gartner Group, Inc. in 1979 and served as its Chairman and Chief Executive Officer for twelve years. Building upon his extensive experience in the IT Continuous Information Services industry, Mr. Gartner formed Giga with the objective of creating a new approach to providing Continuous Information Services to address customers' needs more effectively than existing IT information providers.

  The Giga Advisory Service, the principal service offering of the Company, provides customers access to all of the Company's Giga Advisory Service information, analysis and advice, as well as inquiry access to analysts and practitioners and participation in briefings, conferences, electronic forums and teleconferences. The Company believes that its integrated, single-service offering, which is provided to customers for an annual subscription fee, delivers significant advantages over its competitors' multiple-product offerings which require customers to select, and separately purchase, subject-specific services. The Company also provides its customers with access to its ExperNet network of external IT practitioners who are available to answer inquiries by customers. The Company recently introduced the first of a planned series of specialized research products, called Relevance Services, which combine original analysis, data and information produced by proprietary surveys and methodologies with consulting, to assist in enhancing the IT practices and operations of Giga's customers. In addition, the Company is pursuing relationships with select content partners to complement the original information and analyses provided by Giga's analysts.

  The Company's GigaWeb system, an Internet-based interface to its services and products, is designed to make it easy and efficient for customers to navigate through the full spectrum of Giga's original research and third-party content. Through the use of intelligent software agents, the Company is able to provide customized information to each customer and also allow customers to search for and select the information that is most relevant to their particular needs.

  In addition, customers of the Giga Advisory Service and Relevance Services have access to the Company's information products, including various IT events, publications, consulting and econometric forecasting. These products are generally offered on a non-continuous basis and are also marketed outside the Company's Giga Advisory Service and Relevance Services customer base to generate incremental revenue and broaden the Company's IT industry visibility.

  Since the introduction of its Giga Advisory Service in April 1996, the Company's customers grew to 86 as of August 31, 1996. Customers of the Company's services include AIG, Alcatel Mobile Phones, The Boeing Co., Colonial Penn Insurance Company, Digital Equipment Corporation, Duracell Inc., IBM, KPMG Peat Marwick LLP, Oracle Corporation, Safeguard Scientifics, Inc. and Southwestern Bell Telephone Company.

                                  THE OFFERING

Common Stock offered..............  4,000,000 shares
Common Stock to be outstanding
 after the Offering............... 17,662,815 shares(1)
                                   Working capital and other general corporate
Use of Proceeds................... purposes
Proposed Nasdaq National Market
 symbol........................... GIGX

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   PREDECESSOR COMPANIES (2)                                 COMPANY
                      ---------------------------------------------------- ----------------------------------------------
                                                                                                     SIX MONTHS
                      JANUARY 1 TO DECEMBER 16 TO  YEAR ENDED   JANUARY 1  MARCH 17 TO    MARCH 17      ENDED
                      DECEMBER 15,  DECEMBER 31,  DECEMBER 31, TO APRIL 5, DECEMBER 31,  TO JUNE 30,  JUNE 30,
                          1993          1993          1994        1995         1995         1995        1996
                      ------------ -------------- ------------ ----------- ------------  ----------- -----------
STATEMENT OF
 OPERATIONS DATA:
Revenues.............   $11,371        $ 329        $12,700      $3,237        $10,706     $3,571         $6,482
Loss from continuing
 operations, net of
 taxes...............    (2,193)        (462)        (5,064)       (449)        (5,116)      (733)        (9,913)
Income (loss) from
 discontinued BIS
 market research
 business, net of
 taxes...............     1,044           44         (1,469)        597          1,490        301         (2,390)
Net income (loss)....    (1,149)        (418)        (6,533)        148         (3,626)      (432)       (12,303)
Pro forma results per common and common equivalent share(3):
  Loss from continuing operations.........................................      $(0.34)                   $(0.61)
  Net loss................................................................      $(0.24)                   $(0.75)
Pro forma weighted average common and common equivalent shares outstand-
 ing(3):..................................................................  14,855,209                16,360,287

                                                   JUNE 30, 1996
                                      ----------------------------------------
                         DECEMBER 31,                           PRO FORMA
                             1995     ACTUAL  PRO FORMA (3) AS ADJUSTED (3)(4)
                         ------------ ------- ------------- ------------------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents..................   $16,906    $ 9,331    $ 9,331         $45,531
Working capital.........    11,205      2,734      2,734          38,934
Total assets............    24,684     19,220     19,220          55,420
Deferred revenues.......     2,480      4,995      4,995           4,995
Long-term debt, less
 current portion........     1,437      1,472      1,472           1,472
Total stockholders'
 equity.................    13,660      4,053      4,053          40,253

- -------

(1) Based on shares outstanding as of June 30, 1996. Does not include (i) 3,627,473 shares of Common Stock issuable upon the exercise of outstanding options as of August 31, 1996 at a weighted average option exercise price of $0.61 per share; (ii) 3,448,653 shares of Common Stock reserved for issuance under the Company's stock plans as of August 31, 1996;
    (iii) 286,266 shares of Common Stock issuable upon conversion of outstanding convertible notes at a weighted average conversion price of $4.09 per share at August 31, 1996; (iv) 393,590 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.95 per share at August 31, 1996, which will expire if not exercised prior to the closing of the Offering; and (v) shares of Common Stock issued by the Company to employees after June 30, 1996. See "Management--Executive Compensation" and "Description of Capital Stock."

(2) Financial data included herein contains results of certain predecessor companies acquired by the Company in 1995. For a description of the predecessor companies and an explanation of the comparative periods presented herein, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Organization of the Company and Financial Statement Presentation."

(3) Presented on a pro forma basis to give effect to the automatic conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 7,552,215 shares of Common Stock upon the closing of the Offering. See Note 2 of Notes to Consolidated Financial Statements.
(4) Adjusted to give effect to the sale by the Company of 4,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                                --------------

  The Giga logo(TM), Giga Information Group(TM), Giga Advisory Service(TM), GigaWeb(TM), Relevance Services(TM), Gigabots(TM), GigaNotes(TM), GigaTel(TM), Giga World Forum(TM), Smart Search(TM) and ExperNet(TM) are trademarks of Giga Information Group, Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

LIMITED OPERATING HISTORY; PRIOR LOSSES AND ANTICIPATION OF FUTURE LOSSES

  The Company was incorporated on March 17, 1995, and in April 1996 introduced the Giga Advisory Service, its principal service offering, and GigaWeb, the Company's Internet-based system for delivering information, analyses and advice to its customers. The Company introduced the first of its planned series of Relevance Services in July 1996. The Company has been marketing its Giga Advisory Service and Relevance Services for only a limited period of time, and the Company's future success will depend on its ability to successfully market and enhance these services.

  Substantially all of the Company's revenues through June 30, 1996 were derived from the operations of BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively, "BIS") which the Company acquired on April 5, 1995. The Company acquired BIS to obtain its marketing, sales, and other corporate infrastructures and certain of its personnel. BIS was engaged in compiling and providing data-intensive market research to vendors for use primarily in planning their product offerings and marketing programs. The BIS offerings were principally quantitative in nature; employed in large part relatively junior data specialists; were marketed to purchasers of quantitative research; included little high-level advice and analysis; were marketed in multiple separate service offerings; and focused principally on vendors (collectively, the "BIS Market Research Business"). In contrast, the Company's strategic business plan focuses on qualitative, analytical information and advice addressed to a broader range of customers; employs a single, integrated continuous information model; contemplates building a cadre of high-level research analysts and other professionals who are peers of its target customers to develop original ideas and knowledge; and concentrates marketing of its services and products to senior decision makers to support their critical IT decisions. The BIS Market Research Business did not fit with Giga's business model. Accordingly, in June 1996 the Company decided to discontinue the BIS Market Research Business, including termination of the personnel employed in developing and compiling its data-intensive market research products; assignment of its obligations under existing BIS subscription agreements to two unrelated IT service providers; and cessation of operations at its two leased facilities in England. Results from the discontinued operations of the BIS Market Research Business are reflected in Loss From Discontinued Operations in the Company's historical financial statements, and results from the events, publications, consulting and econometric forecasting formerly provided by BIS, which the Company continues to offer, are included in the Company's continuing operating results. The Company does not consider the historical results of the discontinued BIS Market Research Business to be meaningful or indicative of the Company's future operating results. See "Risk Factors -- Risks Associated with Discontinuance of BIS Market Research Business."

  Since its inception, the Company has incurred substantial costs to develop its Giga Advisory Service, establish its GigaWeb system, build a management team and recruit, employ and train research analysts, sales and support staff for its Giga Advisory Service. As a consequence, the Company has incurred substantial operating losses since its inception, and at June 30, 1996 had an accumulated deficit of $16,537,000. The Company expects to incur losses through at least 1997 and expects that such losses will continue to be substantial as the Company expands and develops its services and products. The magnitude and duration of the Company's losses will depend on a number of factors both within and outside of the Company's control, including the Company's ability to successfully market its Giga Advisory Service and Relevance Services; customer acceptance of the Company's single-service model; the Company's ability to attract and retain qualified research analysts and sales personnel on a timely basis and the related costs of such efforts; the response of competitors to the Company's services and products; the ability of the Company to develop and market new services and products; and the continued acceptance by customers of subscription agreements providing for advance payments rather than equal monthly installments or some other payment model. In addition, the Company has significantly increased its operating expenses and expects to continue such increases in the future primarily to expand its staff of research analysts and sales and support personnel and to further develop and enhance its Giga Advisory Service, Relevance Services, GigaWeb system and other information products. As a result, the Company may not be readily able to reduce or adjust expenses in the event that it does not generate planned revenues or if its revenues decrease. There can be no assurance when or if the Company will begin to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SALES AND RENEWALS OF SUBSCRIPTION-BASED SERVICES; NEED TO ANTICIPATE CHANGING MARKET NEEDS

  The Company offers its Continuous Information Services on a subscription basis. Accordingly, the Company's prospects will depend on its ability to enter into a significant number of contracts for subscriptions to its services and to achieve and sustain high renewal rates, and no assurance can be given that it will be successful in doing so. The Company's ability to secure subscriptions and subscription renewals is dependent upon, among other things, its ability to deliver, through its Continuous Information Services, consistently high-quality and timely analysis and advice with respect to issues, developments and trends in the IT industry that clients view as important. To deliver valuable analysis and advice on a sustained basis, the Company must, among other things, recruit and retain a large and growing number of highly talented professionals in a very competitive job market, understand and anticipate market trends so as to keep its analysis focused on the changing needs of its customers, and deliver services and products of sufficiently high quality and on a timely basis to withstand competition. There can be no assurance that the Company will be able to sustain the necessary level of performance to enter into contracts for subscriptions to its services and to achieve and sustain high subscription renewal rates or that the Company's employees will be able to achieve expected sales productivity levels. Any material decline in subscriptions and subscription renewal rates or inability of the Company's employees to achieve expected sales productivity levels would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The Company competes in the market for IT information services and products directly with other independent providers of Continuous Information Services, including Gartner Group, Inc., META Group, Inc. and Forrester Research Inc., and also competes with the internal planning, research and marketing staffs of current and prospective customer organizations. The Company also competes indirectly with other information providers, including market research firms, "Big Six" accounting firms, consulting firms and systems integrators. Many of the Company's direct and indirect competitors have substantially greater financial, information gathering and marketing resources than the Company. Some of the Company's direct and indirect competitors also have established research organizations with greater market recognition and experience in the IT industry. There can be no assurance that the Company will continue to be successful in establishing a competitive research organization. Delays, difficulty in developing and achieving market acceptance of the Giga Advisory Service and Relevance Services or customer dissatisfaction would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there are few barriers to entry into the Company's market, and new competitors could readily seek to compete in one or more market segments addressed by the Company's services and products. There can be no assurance that the Company's current or potential competitors will not develop services and products comparable or superior to those developed by the Company or respond more quickly to new or emerging industry trends or changing customer requirements. There can be no assurance that the Company will be able to continue to compete successfully against existing or new competitors. In addition, any pricing pressures, reduced margins or loss of market share resulting from increased competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

  The Company's success will depend in large part upon the continued services of its executive officers and key employees, including its founder, Chairman of the Board of Directors and Chief Executive Officer, Gideon I. Gartner. Mr. Gartner, in particular, is well known in the IT community and his reputation in the Continuous Information Services industry and his network of contacts have been instrumental in establishing and building the Company's business and in obtaining financing for the Company. The loss of the services of either Mr. Gartner or one or more of the Company's other key personnel would have a material adverse effect on the Company.

  The Company's success will also depend upon its ability to hire, train, motivate and retain a significant number of highly-skilled and experienced employees, particularly management, research analysts and sales personnel. The Company experiences, and expects to continue to experience, intense competition for professional personnel with, among others, producers of IT services and products, management consulting firms and systems integrators. Many of these firms have substantially greater financial resources than the Company to attract and compensate qualified personnel. In addition, some of the Company's competitors require that their employees enter into non-competition agreements the terms of which could prohibit such individuals for a period of time from working for the Company. There can be no assurance that the Company will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in training, motivating and retaining the employees it is able to hire, and any inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

RISKS ASSOCIATED WITH DISCONTINUANCE OF BIS MARKET RESEARCH BUSINESS

  In connection with the discontinuance of the BIS Market Research Business, in August 1996 the Company entered into contracts with two unrelated IT service providers to fulfill the Company's obligations under certain existing BIS subscription agreements, all of which expire on or before June 1997. There can be no assurance that these providers will be able to satisfactorily fulfill the Company's obligations under these subscription agreements. If such providers are not able to satisfactorily fulfill the terms of the subscription agreements, customers may seek refunds and other damages from the Company. As of August 15, 1996, the total remaining contract value of these agreements for which payment has been received by the Company was $1,982,000. Although the Company has established a reserve for these potential refunds which it believes is adequate, there can be no assurance that the amount of actual obligations of the Company to these BIS customers will not exceed the amount of this reserve. A substantial amount of claims in excess of the reserve established by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company determined to cease or relocate former BIS operations at leased facilities in Luton, England at Rothesay Road (the "Rothesay Road Facility") and Napier Road (the "Napier Road Facility"). The lease at the Rothesay Road Facility has a remaining term of approximately 19 years and the lease at the Napier Road Facility has a remaining term of approximately five years. If the Company is not able to negotiate a termination of these lease agreements, it will seek to sublease the rental obligations for the remainder of each lease term. There can be no assurance that the Company will be able to enter into sublease contracts on terms that satisfy the Company's obligations under the leases, if at all. The Company has established a reserve for the Rothesay Road Facility and for the Napier Road Facility equal to the present value of the expected expenses of these facilities for two and one-half years plus 50% of the expected expenses over the remaining life of the leases. There can be no assurance that these reserves are adequate for such expenses or that the Company will be able to terminate these leases or enter into sublease agreements. Any failure to successfully negotiate a termination of the leases or to successfully enter into subleases on terms favorable to the Company would have a material adverse effect on the business, financial condition and results of operations of the Company.

  In connection with the cessation of operations at the Rothesay Road facility and Napier Road facility and the relocation of certain of the operations previously conducted at those facilities, the Company has terminated approximately eight employees and expects that, in addition, approximately 16 of the remaining 22 employees will determine not to relocate. Pursuant to certain United Kingdom labor laws, the Company will be required to pay severance wages to its terminated employees as well as to those employees who elect not to relocate. The Company has established a reserve for the payment of such severance wages. Although the Company believes that this reserve is adequate, if additional employees elect not to relocate then the actual obligations of the Company would exceed the reserve. Significant claims in excess of the reserve established by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH DEVELOPMENT OF NEW SERVICES AND PRODUCTS

  The Company's future success will depend in part on its ability to anticipate emerging market trends and to develop or acquire new services and products that address the changing information, analysis and advice needs of IT users, vendors and investors. The process of internally researching, developing, launching and gaining client acceptance of a new service or product, or assimilating and marketing an acquired service or product, is inherently risky and costly. Delays or failures during development or implementation, or lack of market acceptance of these services and products could have a material adverse effect on the Company. The future success of the Giga Advisory Service will depend in part of the Company's ability to expand the breadth and depth of its services through the addition of internal analysts and content from third party sources. The Company has recently introduced the first of a planned series of Relevance Services. The success of these services will depend on the Company's ability to add experienced consultants and to complete the development of additional Relevance Services on a timely basis. The Company's continued ability to differentiate itself through its Internet-based GigaWeb system will depend on its ability to continue to add features and functionality to GigaWeb. In addition, the Company has limited internal resources dedicated to its Web site development and relies on third parties, including consultants and software developers, for the design, development and testing of its GigaWeb system. Any technical or other related problems or deficiencies in GigaWeb in the areas of reliability, performance and scalability could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has had limited experience introducing new services and products and there can be no assurance that its efforts to introduce new, or assimilate acquired, services or products, will be successful. If the Company is unable, for technical or other reasons, to develop and introduce new services or products or make enhancements to existing services and products in a timely manner in response to changing market conditions or customer requirements, or if its Giga Advisory Service or other services offered by the Company do not achieve market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business-- Services and Products."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results may fluctuate significantly in the future due to various factors, including the level and timing of renewals of subscriptions to its Continuous Information Services, the timing and amount of new business generated by the Company, the mix of domestic versus international business, the timing of the development, introduction and marketing of new services and products, the timing of the hiring of research analysts and sales people, changes in the spending patterns of the Company's target clients, the Company's accounts receivable collection experience, changes in market demand for IT research and analysis and competitive conditions in the industry. Due to these and other factors, the Company believes period-to-period comparisons of results of operations may not be meaningful and should not be relied upon as an indication of future results of operations. The potential fluctuations in the Company's operating results make it possible that, in some future period, the Company's operating results will be below the expectations of securities analysts and investors, which would have a material adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES RELATING TO PROPRIETARY RIGHTS AND USE OF THE INTERNET

  The Company's success and ability to compete is dependent in part upon its proprietary information and technology. The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and contractual provisions and other methods to protect its proprietary information and technology. There can be no assurance that the measures taken by the Company to protect its proprietary information and technology will be adequate to prevent misappropriation or that others will not develop independently similar proprietary information or technology. Furthermore, there can be no assurance that competitors will not develop similar or superior proprietary information or technologies.

  As a distributor of content over the Internet, the Company faces potential liability for libel, defamation, negligence, copyright and trademark infringement and other claims based on the nature of the content that it distributes, although the nature and extent of the liability is generally unsettled under law. In addition, the Company licenses certain content from a third party and may license content from other third parties in the future. There can be no assurance the Company will not be involved in expensive and time consuming litigation with respect to claims based on the third-party content that it distributes. Any such litigation, whether or not resulting in a ruling requiring the payment of damages, could have a material adverse effect on the Company's business, financial condition and results of operations.

SUBSTANTIAL FUTURE CAPITAL NEEDS; RISKS OF WORKING CAPITAL DEFICIENCY

  The Company's business has significant fixed costs, primarily attributable to the costs associated with producing research to implement its single-service strategy, which provides for coverage of many of the IT sectors and contemplates broad direct distribution worldwide. The Company has spent substantial amounts to date and expects capital and operating expenditures to increase in the near term as it hires additional sales people, research analysts and other support staff and continues to develop its services and products. The Company anticipates funding its ongoing working capital needs, including the hiring of additional research analysts and other personnel, the expansion of its sales force, the further enhancement of the GigaWeb system and the expansion of its international operations, principally through the net proceeds to the Company from the Offering. However, in the event that the Company encounters difficulties in collecting accounts receivable, experiences low or reduced subscription renewal rates or otherwise has revenues that are lower than planned, the Company might require additional working capital and there can be no assurance that such capital would be available to the Company on terms that are acceptable, if at all. If adequate funds are not available, the Company may be required to reduce its fixed costs and delay, scale back or eliminate certain of its services or products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Certain of the Company's operations are located outside of the United States and the Company expects to expand its international operations significantly. The Company believes there are certain risks inherent in international operations, including changes in demand resulting from fluctuations in interest and exchange rates, changes in trade policies, regulatory requirements, difficulties in staffing and managing foreign sales operations, and higher levels of taxation on foreign income than domestic income. Most of the Company's international revenues are expected to be denominated in foreign currencies. Consequently, a decrease in the value of a relevant foreign currency in relation to the United States dollar could have an adverse impact on the Company's results of operations. Adverse developments in any one of these factors could have a material adverse effect on the Company's business, financial condition or results of operations.

MANAGEMENT OF GROWTH

  The Company's planned expansion is expected to place a significant strain on the Company's financial, operational and managerial resources. To manage its expansion, the Company must continue to implement and improve its operations and financial systems and to increase, train and manage its personnel. There can be no assurance that the Company's systems, procedures or controls currently in place will be adequate to support the Company's operations or that the Company will be able to implement additional systems successfully and in a timely manner if required. If the Company continues to grow, it will be required to expand its research staff, expand its sales and marketing force, recruit additional key management personnel, improve its operational and financial systems and train, motivate and manage additional employees. There can be no assurance that the Company will be able to manage these changes successfully. Any inability of the Company to manage its growth successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  The Company and Mr. Gartner are currently involved in a pending lawsuit with a former employee based upon allegations by the former employee that, among other things, the Company breached an oral employment agreement with him and that the Company and Mr. Gartner made fraudulent representations in inducing him to accept employment with the Company. The former employee has asserted that he is entitled to certain compensation, 60,000 shares of the Company's Common Stock (or cash in lieu thereof) and an option to purchase an additional 60,000 shares of the Company's Common Stock, as well as $2.5 million in compensatory damages and $1.0 million in punitive damages. See "Business-- Legal Proceedings."

CONTROL BY MANAGEMENT

  Upon the closing of the Offering, Mr. Gartner will beneficially own approximately 36% of the outstanding Common Stock and Mr. Gartner, together with the Company's other executive officers and directors, including entities affiliated with them, will beneficially own approximately 54% of the outstanding Common Stock. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters such as transactions which may lead to a change of control of the Company. The effects of such control could be to delay or prevent a change of control of the Company unless the terms are approved by such stockholders. See "Management" and "Principal Stockholders."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price was determined through negotiations between the Company and the Representatives of the Underwriters and will not necessarily reflect the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected market prices of many growth-oriented companies in industries similar or related to that of the Company and that have often been unrelated or disproportionate to the operating performance of such companies. The market price of the Common Stock could also be subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly results, changes in earnings estimates or other actions by analysts and earnings or other announcements of the Company's customers or competitors as well as other factors.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution will occur upon exercise or conversion of outstanding stock options, warrants or convertible notes. See "Dilution" and "Shares Eligible for Future Sale."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

EFFECT OF ANTI-TAKEOVER PROVISIONS

  A Restated Certificate of Incorporation (the "Restated Certificate") will be filed upon the closing of the Offering, pursuant to which the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, conversion ratios, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of such Preferred Stock. Any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and could negatively impact the voting power or other rights of the holders of Common Stock. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Restated Certificate will provide for a classified Board of Directors and will permit a member of the Board of Directors to be removed for cause only upon the affirmative vote of holders of a majority, or without cause only upon the affirmative vote of at least two-thirds, of the shares of capital stock of the Company entitled to vote. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law that prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Restated Certificate may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock-- Delaware Law and Certain Charter and By-Law Provisions."

                                USE OF PROCEEDS

  The net proceeds to Giga from the sale of the 4,000,000 shares of Common Stock offered hereby are estimated to be $36,200,000 ($41,780,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price of $10.00 per share.

  The Company expects to use the net proceeds from the Offering for working capital and other general corporate purposes. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company currently has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company as described in Note (1) below, and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale by the Company of 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and receipt of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                            JUNE 30, 1996
                           ---------------------------------------------------------
                                                                    PRO FORMA
                             ACTUAL          PRO FORMA(1)       AS ADJUSTED(1)(2)
                           ---------------  ----------------   ---------------------
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Long term debt, less
 current portion..........          $1,472             $1,472               $1,472
                           ---------------    ---------------      ---------------
Stockholders' Equity(3):
 Preferred Stock, $.001
  par value; 5,000,000
  shares authorized; none
  issued or outstanding on
  an actual, pro forma or
  pro forma as adjusted
  basis...................             --                 --                   --
 Series A Preferred Stock,
  $.001 par value;
  650,000 shares
  authorized; 570,000
  shares issued and
  outstanding (actual); no
  shares authorized,
  issued or outstanding on
  a pro forma or pro forma
  as adjusted basis.......               1                --                   --
 Series B Preferred Stock,
  $.001 par value;
  6,500,000 shares
  authorized; 5,272,215
  shares issued and
  outstanding (actual); no
  shares authorized,
  issued or outstanding on
  a pro forma or pro forma
  as adjusted basis.......               5                --                   --
 Common Stock, $.001 par
  value; 60,000,000 shares
  authorized; 6,110,600
  shares issued and
  outstanding (actual);
  13,662,815 shares issued
  and outstanding (pro
  forma); 17,662,815
  shares issued and
  outstanding (pro forma
  as adjusted)(2).........               6                 14                   18
 Additional paid-in
  capital.................          20,631             20,629               56,825
 Stock subscriptions
  receivable..............             (75)               (75)                 (75)
 Accumulated deficit......         (16,537)           (16,537)             (16,537)
 Cumulative translation
  adjustments.............              22                 22                   22
                           ---------------    ---------------      ---------------
  Total stockholders'
   equity.................           4,253              4,253               40,253
                           ---------------    ---------------      ---------------
  Total capitalization.... $         5,525    $         5,525      $        41,725
                           ===============    ===============      ===============

- --------
(1) Presented on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 7,552,215 shares of Common Stock upon the closing of the Offering. See Note 2 of Notes to Consolidated Financial Statements.

(2) Based on shares outstanding as of June 30, 1996. Does not include (i) 3,627,473 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average option exercise price of $0.61 per share as of August 31, 1996; (ii) 3,448,653 shares of Common Stock reserved for issuance under the Company's stock plans as of August 31, 1996;
    (iii) 286,266 shares of Common Stock issuable upon conversion of outstanding convertible notes at a weighted average conversion price of $4.09 per share at August 31, 1996; (iv) 393,590 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.95 per share at August 31, 1996, which will expire if not exercised prior to the closing of the Offering; and (v) shares of Common Stock issued by the Company to employees after June 30, 1996. See "Management--Executive Compensation" and "Description of Capital Stock."

(3) Reflects the filing of the Company's Restated Certificate of Incorporation upon the closing of the Offering.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was $2,756,000 or $0.20 per share. Pro forma net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) of the Company reduced by the Company's total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Assuming an initial public offering price of $10.00 per share, and after giving effect to the sale by the Company of 4,000,000 shares of Common Stock in the Offering (after deducting the estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of June 30, 1996 would have been $38,956,000 or $2.21 per share. This represents an immediate increase in pro forma net tangible book value of $2.01 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.79 per share to new investors purchasing Common Stock in the Offering.

  The following table illustrates this per share dilution:

     Assumed price to public......................................       $10.00
      Pro forma net tangible book value per share before the
       Offering................................................... $0.20
      Increase per share attributable to new investors............  2.01
                                                                   -----
     Pro forma net tangible book value per share after the
      Offering....................................................         2.21
                                                                         ------
     Dilution per share to new investors..........................       $ 7.79
                                                                         ======

  The following table sets forth on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share):

                            SHARES PURCHASED  TOTAL CONSIDERATION
                           ------------------ ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                           ---------- ------- ----------- ------- -------------
Existing stockholders..... 13,662,815  77.4%  $21,564,052  35.0%     $ 1.58
New investors.............  4,000,000  22.6%  $40,000,000  65.0%     $10.00
                           ---------- ------  ----------- ------
    Total................. 17,662,815 100.0%  $61,564,052 100.0%
                           ========== ======  =========== ======

  The foregoing assumes no exercise or conversion of any outstanding stock options, warrants or convertible notes to purchase shares of Common Stock. As of August 31, 1996, there were outstanding (i) options to purchase 3,627,473 shares of Common Stock at a weighted average exercise price of $0.61 per share; (ii) warrants to purchase 393,590 shares of Common Stock at a weighted average exercise price of $2.95 per share, which will expire if not exercised prior to the closing of the Offering; and (iii) convertible notes that are convertible into 286,266 shares of Common Stock at a weighted average conversion price of $4.09 per share. In addition, as of August 31, 1996, 3,400,000 shares of Common Stock were reserved for future issuance pursuant to the Company's stock plans. To the extent that the outstanding options, warrants and convertible notes are exercised or converted at prices lower than the initial public offering price, there will be further dilution to new investors. See "Management--Executive Compensation," "Certain Transactions" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected financial data are derived from the consolidated financial statements of the Company and the combined financial statements of BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively, the "Predecessor Companies"). For the years ended December 31, 1991 and 1992 and the period January 1 to December 15, 1993, the operations comprising the Predecessor Companies were those of wholly-owned subsidiaries of NYNEX Corporation ("NYNEX"). For the period December 16 to December 31, 1993, the year ended December 31, 1994 and the period January 1 to April 5, 1995, the operations of the Predecessor Companies were those of wholly-owned subsidiaries of Friday Holdings, L.P. ("Friday Holdings"). Because of the impact to the statements of operations of the revaluation of the assets and liabilities in connection with the acquisitions and the application of different accounting methods, the results of operations of the Predecessor Companies for the periods under NYNEX and Friday Holdings ownership are not comparable with each other or with those reported by the Company.

  The consolidated financial statements of the Company as of December 31, 1995 and June 30, 1996 and for the period from March 17, 1995 to December 31, 1995 and the six months ended June 30, 1996 included elsewhere in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements of the Company for the period March 17, 1995 to June 30, 1995 included elsewhere in this Prospectus are unaudited, however, in the opinion of management, such unaudited data include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information included therein. The results of operations for the periods March 17, 1995 to December 31, 1995, March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996 are not necessarily indicative of the results for an entire fiscal year or any other interim period. The combined financial statements of the Predecessor Companies for the period January 1, 1995 to April 5, 1995 included elsewhere in this Prospectus have been audited by Coopers & Lybrand L.L.P. The combined financial statements of the Predecessor Companies as of December 31, 1994 and for the periods January 1, 1993 to December 15, 1993 and December 16, 1993 to December 31, 1993 and for the year ended December 31, 1994 included elsewhere in this Prospectus have been audited by Ernst & Young LLP, independent auditors. For the periods January 1, 1993 to December 15, 1993 and December 16, 1993 to December 31, 1993, the financial statements of BIS Shrapnel PTY Limited, one of the combined companies, were audited by other auditors. Ernst & Young LLP's report on the combined financial statements as of December 31, 1994 and for the periods January 1, 1993 to December 15, 1993, and December 16, 1993 to December 31, 1993 and the year ended December 31, 1994, includes a description of uncertainties regarding the Predecessor Companies' ability to continue as a going concern which is discussed in Note 4 to the financial statements of BIS Strategic Decisions. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                      PREDECESSOR COMPANIES(1)            PREDECESSOR COMPANIES
                    ------------------------------ -----------------------------------
                      YEAR ENDED       JANUARY 1   DECEMBER 16      YEAR     JANUARY 1
                     DECEMBER 31,          TO           TO         ENDED        TO
                    ----------------  DECEMBER 15, DECEMBER 31, DECEMBER 31, APRIL 5,
                     1991     1992        1993       1993(1)        1994       1995
                    -------  -------  ------------ ------------ ------------ ---------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Continuous
  information
  services........  $   --   $   --     $   --        $ --        $   --      $  --
 Information
  products........   14,415   12,774     11,371         329        12,700      3,237
                    -------  -------    -------       -----       -------     ------
  Total revenues..   14,415   12,774     11,371         329        12,700      3,237
                    -------  -------    -------       -----       -------     ------
Costs and
 Expenses:
 Cost of services
  and product
  development.....    7,169    6,462      5,530         357         6,172      2,208
 Sales and
  marketing.......    2,617    1,685      1,448          92         1,589        266
 General and
  administrative..    9,802    9,132      6,901         307         8,108      1,197
 Depreciation and
  amortization....    1,064      963        744          38         3,068        250
                    -------  -------    -------       -----       -------     ------
  Total costs and
   expenses.......   20,652   18,242     14,623         794        18,937      3,921
                    -------  -------    -------       -----       -------     ------
 Operating loss...   (6,237)  (5,468)    (3,252)       (465)       (6,237)      (684)
Interest income...      206      153        114           7           103         26
Interest expense..     (176)     (57)       (38)         (4)          (26)        (4)
                    -------  -------    -------       -----       -------     ------
 Loss from
  continuing
  operations
  before income
  taxes
  (benefit).......   (6,207)  (5,372)    (3,176)       (462)       (6,160)      (662)
Benefit from
 income taxes.....      --    (1,063)      (983)        --         (1,096)      (213)
                    -------  -------    -------       -----       -------     ------
 Loss from
  continuing
  operations......   (6,207)  (4,309)    (2,193)       (462)       (5,064)      (449)
                    -------  -------    -------       -----       -------     ------
Discontinued
 operations:
 Income (loss)
  from the
  discontinued BIS
  market research
  business (net of
  tax effect).....    4,922    4,623      1,044          44        (1,469)       597
 Loss on disposal
  of discontinued
  BIS market
  research
  business (net of
  tax effect).....      --       --         --          --            --         --
                    -------  -------    -------       -----       -------     ------
 Income (loss)
  from
  discontinued
  operations......    4,922    4,623      1,044          44        (1,469)       597
                    -------  -------    -------       -----       -------     ------
 Net income
  (loss)..........  $(1,285) $   314    $(1,149)      $(418)      $(6,533)    $  148
                    =======  =======    =======       =====       =======     ======
Pro forma results
 per common and
 common equivalent
 share:
 Loss from
  continuing
  operations......
 Net loss.........
Pro forma weighted
 average common
 and common
 equivalent shares
 outstanding......





                          PRO FORMA                     COMPANY
                    ----------------------- --------------------------------
                                              MARCH 17   MARCH 17 SIX MONTHS
                    SIX MONTHS  YEAR ENDED       TO         TO      ENDED
                    ENDED JUNE DECEMBER 31, DECEMBER 31, JUNE 30,  JUNE 30,
                     30, 1995      1995         1995       1995      1996
                    ---------- ------------ ------------ -------- ----------
                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Continuous
  information
  services........  $   --     $   --      $      --    $  --   $      627
 Information
  products........   6,880      14,015         10,706    3,571       5,855
                    ------      ------        -------   ------      ------  ----------
  Total revenues..   3,237       6,880         14,015   10,706       3,571       6,482
                    ------       -----         -------  ------       -----  ----------
Costs and
 Expenses:
 Cost of services
  and product
  development.....   4,803      10,775          8,445    2,473       9,648
 Sales and
  marketing.......     457       1,282          1,016      191       1,982
 General and
  administrative..   2,672       7,455          6,216    1,433       4,257
 Depreciation and
  amortization....     927       1,797          1,397      527       1,088
                    ------     -------     ----------   ------  ----------
  Total costs and
   expenses.......   8,859      21,309         17,074    4,624      16,975
                    ------     -------     ----------   ------  ----------
 Operating loss...  (1,979)     (7,294)        (6,368)  (1,053)    (10,493)
Interest income...      54         287            259       26         375
Interest expense..     (50)       (134)          (100)     (16)        (52)
                    ------     -------     ----------   ------  ----------
 Loss from
  continuing
  operations
  before income
  taxes
  (benefit).......  (1,975)     (7,141)        (6,209)  (1,043)    (10,170)
Benefit from
 income taxes.....    (531)     (1,311)        (1,093)    (310)       (257)
                    ------     -------     ----------   ------  ----------
 Loss from
  continuing
  operations......   (1,444)    (5,830)        (5,116)    (733)     (9,913)
                     ------     -------    ----------   ------  ----------
Discontinued
 operations:
 Income (loss)
  from the
  discontinued BIS
  market research
  business (net of
  tax effect).....      899      2,097          1,490      301         (85)
 Loss on disposal
  of discontinued
  BIS market
  research
  business (net of
  tax effect).....      --          --             --       --      (2,305)
                    ------     -------     ----------   ------  ----------
 Income (loss)
  from
  discontinued
  operations......     899       2,097          1,490      301      (2,390)
                    ------     -------     ----------   ------  ----------
 Net income
  (loss)..........  $ (545)    $(3,733)    $   (3,626)  $ (432) $  (12,303)
                    ======     =======     ==========   ======  ==========
Pro forma results
 per common and
 common equivalent
 share:
 Loss from
  continuing
  operations......                             $(0.34)              $(0.61)
 Net loss.........                             $(0.24)              $(0.75)
Pro forma weighted
 average common
 and common
 equivalent shares
 outstanding......                         14,855,209           16,360,287

                             PREDECESSOR COMPANIES                COMPANY
                         --------------------------------  ---------------------
                                  DECEMBER 31,
                         --------------------------------  DECEMBER 31, JUNE 30,
                          1991    1992     1993    1994        1995       1996
                         ------  -------  ------- -------  ------------ --------
                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $2,177  $ 1,798  $ 2,814 $ 1,809    $ 16,906   $ 9,331
Working capital
 (deficit)..............   (347)    (680)   1,893  (1,777)     11,205     2,734
Total assets............  7,124    6,632   12,979   8,601      24,684    19,220
Deferred revenues.......  1,194      386    1,299   1,681       2,480     4,995
Long term debt, less
 current portion........    258      --       --      --        1,437     1,472
Total stockholders'
 equity.................  1,784    1,843    8,679   1,823      13,660     4,053

- --------
(1) Effective January 1, 1993, the Predecessor Companies changed the method of accounting for revenue recognized from the BIS Market Research Business. For the years ended December 31, 1991 and 1992, the Predecessor Companies recognized 35% of the revenue upon execution of a services contract and the remaining 65% on a pro rata monthly basis over the contract period. Under the Company's current revenue recognition method, income after taxes from the discontinued BIS Market Research Business and net income would have been reduced by approximately $632,000 and $32,000 for the years ended December 31, 1991 and 1992, respectively. Subsequent to January 1, 1993, the Predecessor Companies recognized such revenue ratably over the related contract periods. The cumulative effect of this change in accounting method decreased income from the discontinued BIS Market Research Business and net income for the period ended December 15, 1993 by $1,928,000, net of applicable income taxes of $462,000.

(2) The pro forma results reflect the results of operations as if the acquisitions of BIS and ExperNet had occurred on January 1, 1995. See Note 3 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION OF THE COMPANY AND FINANCIAL STATEMENT PRESENTATION

  The Company was organized on March 17, 1995. On April 5, 1995, the Company acquired BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively, "BIS" or the "Predecessor Companies") as part of its strategic plan to accelerate the development of its Continuous Information Services business and to obtain the marketing, sales and other corporate infrastructures and certain personnel of BIS. On July 6, 1995, the Company acquired a 77.8% equity interest in ExperNet Corporation ("ExperNet"), which was owned by Gideon I. Gartner and David L. Gilmour, each a director and officer of the Company, and, on December 29, 1995, acquired the remaining 22.2% equity interest.

  This Prospectus includes the financial statements of BIS, as the predecessor to the Company, through the period ended April 5, 1995, the date of acquisition by the Company. The period December 16 to December 31, 1993 is shown separately for the Predecessor Companies because of a prior acquisition by an unrelated entity on December 16, 1993. The periods covered by the financial statements of the Company commence on March 17, 1995, the date of its incorporation, and include the results of operations of BIS from April 5, 1995 and the results of operations of ExperNet from July 6, 1995, their respective dates of acquisition. Results of operations of ExperNet are not included in results of Predecessor Companies, which are solely the results of BIS. The acquisition of BIS was accounted for under the purchase method; accordingly, acquired assets were recorded at their estimated fair values and related goodwill of approximately $3,059,000 was also recorded and is being amortized over two years. Because ExperNet was a related company under common control, its assets were recorded by the Company at their historical cost.

OVERVIEW

  The Company's current services and products target three principal customer markets: IT users, IT vendors and IT institutional and other investors. The Company derives its revenues primarily from two sources: Continuous Information Services, which include its Giga Advisory Service and Relevance Services, and Information Products, which include events, publications, consulting and econometric forecasting.

  In June 1996, the Company discontinued the BIS Market Research Business. Results of operations from the discontinued BIS Market Research Business are reflected as Discontinued Operations in the Company's financial statements. The Company continues to generate revenues from the events, publications, consulting and econometric forecasting businesses acquired as part of the acquisition of BIS, which are reflected in the statements of operations as Information Products revenue. Revenues to date have been primarily attributable to Information Products. The Company expects these revenues will be a declining percentage of total revenues in future periods. As a result of the discontinuance of the BIS Market Research Business, Giga recorded a charge of approximately $2.3 million in the six months ended June 30, 1996. The Company does not consider the historical results of Predecessor Companies' operations which have been discontinued to be meaningful or indicative of the Company's future operating results. The Company has entered into agreements with two unrelated parties which have assumed responsibility for fulfillment of the Company's obligations to former BIS customers in exchange for a share of the deferred revenues recorded by Giga with respect to such customers. See "Risk Factors--Limited Operating History; Prior Losses and Anticipation of Future Losses," and "--Risks Associated with Discontinuance of BIS Market Research Business."

  In April 1996, the Company introduced its Giga Advisory Service and GigaWeb. In July 1996, the Company introduced the first of a planned series of specialized research products, called Relevance Services, which combine original analysis, data and information with consulting to address specific IT needs of customers. The Company expects that future revenues from its Continuous Information Services will significantly increase as a percentage of future total revenues.

  The Company's Giga Advisory Service and Relevance Services are typically sold through annual subscriptions which generally provide for payment at the commencement of the subscription period and renew automatically unless the customer cancels the subscription. Amounts received in advance of services provided are reflected initially in the Company's financial statements as deferred revenues and are recognized on a pro rata monthly basis over the term of the subscription. The Company expects costs of services and product development to continue to significantly increase in the future primarily as a result of the Company's expansion of its staff of analysts and further development of its Giga Advisory Service, Relevance Services and other consulting services.

  The Company has incurred significant operating losses since its inception in 1995 due to its focus on building its research, sales and marketing capabilities, development and enhancement of its GigaWeb system and the development of the Giga Advisory Service and Relevance Services. The Company expects sales and marketing expenses to continue to significantly increase in the future as it expands its sales, marketing and support staff. The Company expects to incur losses through at least fiscal year 1997 as it continues to invest in these activities.

  The Company believes that a leading measure of the Company's volume of business is the contract value ("Contract Value") of its Giga Advisory Service and Relevance Services agreements in effect at a given point in time. The Company calculates Contract Value each month as the cumulative annualized subscription value payable under subscription agreements, without regard to commencement date, duration or risk of cancellation. Since the introduction of the Company's Giga Advisory Service and Relevance Services, as of August 31, 1996, the Company had entered into contracts with 86 customers having an aggregate Contract Value of approximately $2.8 million, excluding approximately $1.1 million of subscriptions sold to former customers of the BIS Market Research Business. The Company can give no assurance that its Contract Value will continue to grow.

 SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 30, 1995

  For purposes of the following discussion, the pro forma six month period ended June 30, 1995 reflects the results of operations of the Predecessor Companies from January 1, 1995 to April 5, 1995 (the date of acquisition of the Predecessor Companies by the Company) and the Company from March 17, 1995 (the date of inception) through June 30, 1995, and includes the results of operations of ExperNet and the amortization of goodwill incurred in connection with the acquisition of the Predecessor Companies as though these acquisitions occurred on January 1, 1995. The Company's activities from March 17, 1995 to April 5, 1995 were principally devoted to the acquisition of the Predecessor Companies.

  Revenues. Revenues for the six months ended June 30, 1996 were approximately $6.5 million compared to revenues of approximately $6.9 million for the pro forma six months ended June 30, 1995. In the six months ended June 30, 1996, the Company recorded Continuous Information Services revenues of $0.6 million. Information Products revenues declined by approximately $1.0 million as compared to the pro forma six months ended June 30, 1995, primarily due to a reduction in the number of events sponsored by the Company.

  Cost of Services and Product Development. The Company's cost of services and product development increased to approximately $9.6 million in the six months ended June 30, 1996 from approximately $4.8 million in the pro forma six months ended June 30, 1995. The increase was principally attributable to the Company's substantial investment during the six months ended June 30, 1996 in research and technology related to the development of the Company's Giga Advisory Service and GigaWeb system.

  Sales and Marketing Expenses. Sales and marketing expenses in the six months ended June 30, 1996 increased to approximately $2.0 million compared to approximately $0.5 million in the pro forma six months ended June 30, 1995. The increase was principally attributable to the increased investment in marketing programs and expansion of the Company's sales force to support the introduction and marketing of its Giga Advisory Service.

  General and Administrative Expenses. General and administrative expenses increased to approximately $4.3 million in the six months ended June 30, 1996 from approximately $2.7 million in the pro forma six months ended June 30, 1995. The increase resulted principally from significant investments for internal systems, facilities and infrastructure, including the hiring of a senior management team.

  Discontinued Operations. The Company recorded a loss from discontinued operations of approximately $2.4 million for the six months ended June 30, 1996 compared to income of approximately $0.9 million for the pro forma six months ended June 30, 1995. The 1996 loss included $2.3 million of charges related to the discontinuance of the BIS Market Research Business in June 1996. See Note 16 of Notes to Consolidated Financial Statements.

 RESULTS OF OPERATIONS FOR 1995 PRO FORMA, 1994 AND 1993

  For purposes of the following discussion, the pro forma year ended December 31, 1995 reflects the operations of the Predecessor Companies from January 1, 1995 to April 5, 1995 and the Company from March 17, 1995 to December 31, 1995 and includes the results of operations of ExperNet and the amortization of goodwill incurred in connection with the acquisition of the Predecessor Companies as though these acquisitions occurred on January 1, 1995. The Company's activities from March 17, 1995 to April 5, 1995 were principally devoted to the acquisition of the Predecessor Companies.

  Revenues. Revenues were approximately $14.0 million, $12.7 million and $11.7 million for pro forma 1995, 1994 and 1993, respectively. The revenues were derived from the Predecessor Companies' Information Products business, consisting of events, publications, consulting and econometric forecasting. The increases in pro forma 1995 and 1994 were attributable primarily to increased events and consulting revenues in those years.

  Cost of Services and Product Development. Expenses for cost of services and product development increased year to year, with the major increase occurring in pro forma 1995, when these costs were approximately $10.8 million compared to approximately $6.2 million in 1994. The pro forma 1995 increase resulted primarily from increased expenditures relating to the development of the GigaWeb system and the hiring of research analysts.

  Sales and Marketing Expenses. Sales and marketing expenses in 1994 and 1993 were relatively unchanged, but declined to approximately $1.3 million in pro forma 1995 from $1.6 million in 1994. The pro forma 1995 decline resulted primarily from a curtailment of marketing investments in the Predecessor Companies' Information Products business and a reduction in the number of sponsored events.

  General and Administrative Expenses. General and administrative expenses for pro forma 1995, 1994 and 1993 did not vary significantly during the three year period. The decrease in these expenses to approximately $7.5 million in pro forma 1995 from approximately $8.1 million in 1994 resulted primarily from certain headcount reductions made by the Company shortly after its acquisition of BIS in April 1995 and severance expenses included in the 1994 results.

  Discontinued Operations. The income from discontinued operations increased to $2.1 million in pro forma 1995, compared with a loss of $1.5 million in 1994. The results for the year ended 1994 included a charge of $2.6 million for an impairment of goodwill recognized in connection with the planned sale of BIS by Friday Holdings.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations since inception primarily through private placements of equity securities. The private placements of equity securities have provided the Company with net proceeds of approximately $20.6 million, representing $1.0 from the sale of Common Stock, $2.0 million from the sale of Series A Preferred Stock and $17.6 million from the sale of Series B Preferred Stock. At June 30, 1996, the Company had cash and cash equivalents of $9.3 million. See Notes 10 and 11 of Notes to Consolidated Financial Statements.

  The Company has used the proceeds of the private placements primarily to hire research analysts and sales personnel and to fund the development of its Continuous Information Services. In the period March 17 to June 30, 1995 and the six months ended June 30, 1996, the Company's capital expenditures totalled approximately $0.2 million and $1.1 million, respectively, primarily for computer equipment. The Company expects that additional purchases of computer equipment will be made as the Company's employee base grows. As of June 30, 1996, the Company had no material commitments for capital expenditures.

  The Company believes that the net proceeds from the Offering, together with its existing cash and cash equivalents and cash generated from operations, will be sufficient to fund the Company's working capital needs at least through 1997. In the event that the Company is unable to complete the Offering, certain of its existing investors have represented that they will, to the extent necessary, fund the Company through June 1997 on terms to be mutually agreed upon. The Company's actual future capital requirements will depend on numerous factors, including the Company's ability to successfully market its Giga Advisory Service and Relevance Services; the Company's ability to enter into contracts for the sale of its services and products and to achieve and sustain high renewal rates; its ability to attract and retain qualified research analysts and sales personnel on a timely basis and the related costs of such efforts; the response of competitors to the Company's services and products; the Company's ability to develop and market new services and products; and the continued acceptance by customers of annual membership agreements providing for advance payments rather than equal monthly installments or some other payment model. The Company expects that it may require additional working capital in the future and there can be no assurance that such capital would be available to the Company on terms that are acceptable, if at all. If adequate funds are not available, the Company may be required to reduce its fixed costs and delay, scale back or eliminate certain of its services or products, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Substantial Future Capital Needs; Risks of Working Capital Deficiency."

                                   BUSINESS

  The Company provides information, analysis and advice relating to developments and trends in the computing, telecommunications and related industries (collectively, the information technology or "IT" industry). Information technologies have become increasingly critical to the competitiveness and long-term viability of a wide range of organizations. As a result, many of these organizations have turned to IT "Continuous Information Services" providers, which monitor and analyze IT developments and trends to support customers' IT decisions. The Company's customers include: users of IT products and services; vendors of IT hardware, software and services; and institutional and other investors in the IT industry. These customers access the Company's services and products through a personalized Internet-based interface, as well as through published reports and consultation with the Company's analysts and consultants.

  Giga was founded in 1995 by Gideon I. Gartner, who founded Gartner Group, Inc. in 1979 and served as its Chairman and Chief Executive Officer for twelve years. Building upon his extensive experience in the IT Continuous Information Services industry, Mr. Gartner formed Giga with the objective of creating a new approach to providing Continuous Information Services to address customers' needs more effectively than existing IT information providers.

  The Giga Advisory Service, the principal service offering of the Company, provides customers access to all of the Company's Giga Advisory Service information, analysis and advice, as well as inquiry access to analysts and practitioners and participation in briefings, conferences, electronic forums and teleconferences. The Company believes that its integrated, single-service offering, which is provided to customers for an annual subscription fee, delivers significant advantages over its competitors' multiple-product offerings which require customers to select, and separately purchase, subject-specific services. The Company also provides its customers with access to its ExperNet network of external IT practitioners who are available to answer inquiries by customers. The Company recently introduced the first of a planned series of specialized research products, called Relevance Services, which combine original analysis, data and information produced by proprietary surveys and methodologies with consulting, to assist in enhancing the IT practices and operations of Giga's customers. In addition, the Company is pursuing relationships with select content partners to complement the original information and analyses provided by Giga's analysts.

  The Company's GigaWeb system, an Internet-based interface to its services and products, is designed to make it easy and efficient for customers to navigate through the full spectrum of Giga's original research and third-party content. Through the use of intelligent software agents, the Company is able to provide customized information to each customer and also allow customers to search for and select the information that is most relevant to their particular needs.

  In addition, customers of the Giga Advisory Service and Relevance Services have access to the Company's information products, including various IT events, publications, consulting and econometric forecasting. These products are generally offered on a non-continuous basis and are also marketed outside the Company's Giga Advisory Service and Relevance Services customer base to generate incremental revenue and broaden the Company's IT industry visibility.

INDUSTRY BACKGROUND

  Information technologies have become increasingly critical to the competitiveness and long-term viability of a wide range of organizations. As organizations have recognized the importance of information technologies, they have made substantial and increasing financial commitments to IT systems and services. At the same time, IT products have become increasingly complex and diverse, and the rate of technological change and new product introductions has accelerated. Many organizations maintain an internal staff of IT professionals and also engage outside consultants to assist in IT decision support. However, these organizations often require greater capabilities than they can economically support internally and a more integrated approach than individual consultants can provide. As a result, they have increasingly turned for assistance to providers of Continuous Information Services which continuously monitor and analyze IT industry developments and trends and provide reports and information to clients on a subscription basis.

  The overall market for IT Continuous Information Services consists primarily of three types of customers --users of IT products and services; vendors of IT hardware, software and services; and institutional and other investors in the IT industry.

    Users. Users continually assess new technologies and anticipate future trends in making major purchasing decisions and formulating long-term IT strategies. Decision-making has become increasingly complicated as the pace of technological change continues to accelerate. As a result, IT users require current information and analysis of new product introductions and other events, independent comparisons among competing platforms and vendors, accurate assessments of trends such as pricing and obsolescence and reasoned analysis of how issues will evolve over time. Users generally seek alternative points of view and rely on the advice and insights of more than one provider of Continuous Information Services for their IT requirements.

    Vendors. Vendors use Continuous Information Services primarily for product planning, evaluation of competitors' products and formulation of marketing and other business strategies. Vendors require a reliable source of information on areas such as new markets and market forecasts, competitive products, user preferences and buying trends, distribution and marketing strategies and evolving market needs. The Company believes that much of the information and analyses serving the needs of users can also benefit the vendor community.

    Investors. Institutional and other investors require Continuous Information Services to evaluate user and vendor strategies, new IT product performance, product purchase expectations and evolving market trends. By gaining timely access to this information and using it in their company and industry analyses, investors can make more informed decisions and enhance their ability to make successful IT investments.

  The IT information service industry began in the 1960s with companies that analyzed IT market trends and provided quantitative data to either users or vendors. The next generation of IT information providers, which emerged in the 1980s, generally offered IT analysis to both users and vendors. This second generation model is still prevalent and typically provides multiple information service offerings, each of which is focused on a specific subject within the IT industry. For example, a second generation provider might offer separate service offerings addressing mainframes, personal computers, operating systems, application development tools and relational databases.

  The Company believes that the second generation business model for IT information providers does not fulfill the evolving needs of IT users, vendors and investors. A solution to a customer's particular IT problem typically involves a broad range of platforms, technologies and services. Giga believes that separate reports addressing each distinct technology or issue do not provide integrated or cost-effective support for the customer. The planning, selection and implementation of IT solutions is becoming increasingly complex. Historically, IT users would typically purchase a vertically integrated solution involving hardware, operating systems and application software from a single large vendor. In the current environment, IT users must evaluate a variety of products based on emerging technologies from multiple vendors and design systems in which the products operate with one another, with existing legacy systems and, increasingly, within the Internet and emerging corporate intranet environments.

  Users have been confronted not only with an increasing number of technological choices but also with a proliferation of technical information from multiple independent sources, such as newsletters, vendors, trade publications, the World Wide Web and the news media. This glut of information makes it difficult for users to find the particular analysis and expertise that is most relevant to their particular operational needs and can lead to information-anxiety, confusion and frustration.

  In seeking to formulate their IT plans and strategies in an environment of rapid technological change and proliferation of available information, organizations desire Continuous Information Services that can best address the following needs:

  . Broad-Based Coverage. Since IT solutions generally require knowledge of multiple segments of the IT industry, the Company believes that customers will increasingly desire integrated broad-based coverage of the IT market, rather than a subject-specific approach.

  . Practical Experience. Industry analysts who conduct IT research and analysis generally have an analytical or strategic orientation. However, the solutions to many of today's IT problems require practical hands-on experience.

  . Customized Services. The mass of content produced by IT information providers is often unconnected to the specific problem confronted by the IT customer. IT customers need services that can provide access to independent research while at the same time make that research relevant to their particular application or environment.

  . Efficient Information Retrieval. Customers want to quickly search for, find and retrieve the particular research, analyses and expertise that they require.

  The Company believes that these largely unsatisfied and evolving needs have created a market opportunity for a third generation IT information provider that is able, through the use of technological innovation and reorientation of the IT information provider business model, to satisfy the demand for comprehensive, easy-to-use and cost-effective Continuous Information Services.

THE GIGA SOLUTION

  The Company has developed, and is continuing to develop, a range of innovative IT services and products that meet customers' needs for comprehensive and customized Continuous Information Services. The principal elements of Giga's solution for IT users, vendors and investors are as follows:

  . Single-Service Model. The Company's Giga Advisory Service is offered to customers as a single integrated service. Customers may, for a subscription fee, access the full spectrum of the Giga Advisory Service information, analysis and advice on a continuous basis, in contrast to the multiple-services approach that requires customers to purchase multiple services which generally are neither integrated nor comprehensive.

  . ExperNet. Subscribers to the Giga Advisory Service have access to the Company's ExperNet network of external IT practitioners. These practitioners have significant practical experience in solving real-world IT problems and are available to answer customer inquiries and provide analysis and advice.

  . Relevance Services. The Company offers a series of Relevance Services that combine original analysis, data and information produced by proprietary surveys and methodologies with consulting, to assist in enhancing the IT practices and operations of the Company's customers. The Company believes its Relevance Services will be used by IT management to evaluate competitive industry practices, benchmark their IT practices against peer practices and assist in decision support.

  . GigaWeb. The Company has focused its efforts not only on developing original research and analyses content, but also on developing technologies and methodologies to effectively deliver such original content and other third-party content to customers in an efficient, flexible and personalized manner. The Company's Internet-based interface, GigaWeb, enables Giga's customers to gain personalized, interactive access to the Company's full range of information sources. The GigaWeb interface includes search and intelligent software agent technology ("Gigabots") that is designed to make it easy for customers to navigate through the full spectrum of the Company's available information and, based on the customer's profile, to obtain automatically the content that is of particular interest to the customer.

THE GIGA STRATEGY

  Giga's objective is to become a leading provider of IT Continuous Information Services by delivering information, analysis and advice that is of high strategic relevance to customers. The Company's strategy includes the following key elements:

  . Expand Breadth of Research. The Company plans to broaden its research and analysis coverage both by hiring additional analysts and by recruiting additional IT practitioners for the ExperNet network. At August 31, 1996, the Company employed 50 in-house analysts, 32 of whom were Giga Advisory Service analysts, and has established relationships with approximately 210 external IT practitioners as part of its ExperNet network. The Company seeks to hire analysts who have significant experience in existing and emerging areas of technology covering computer infrastructure, applications and development, networking and telecommunications and IT management.

  . Increase Penetration of Existing Customers. The Company seeks to expand its relationships with existing customers both by increasing the number of individual subscribers within an organization and by upgrading the status of subscribers from site license seat holders (who only have access to the Company's research databases) to members (who have full access to all of the Company's Continuous Information Services and may make inquiries to the Company's analysts and ExperNet practitioners). The Company will also seek to increase its penetration of existing accounts by developing and offering additional services, such as its Relevance Services, events, publications, consulting and econometric forecasting.

  . Leverage Technological Innovation. The Company seeks to take advantage of technological developments to enhance both the creation and delivery of its research and analyses to customers. For example, the Company has developed GigaWeb using both its own proprietary technology and licensed third-party technologies. The Company plans to continue to evaluate and implement technologies that can help to facilitate the flow of information between the Company and its customers.

  . Expand Worldwide Sales Force and Marketing. The Company's global strategy is to increase its market penetration on a worldwide basis. The Company plans to approximately double its worldwide direct sales force in the next six months and to continue to expand its sales force in the future. At August 31, 1996, the Company had 51 sales personnel worldwide. The Company also plans to expand its market presence through events and publications, the World Wide Web, direct mail, public relations, telesales, and additional strategic alliances.

SERVICES AND PRODUCTS

  The Company's three principal service and product areas are the Giga Advisory Service, Relevance Services and Information Products. The Company's services and products are designed to be accessed through the Company's personalized Internet-based interface, GigaWeb, as well as through published reports and consultation with the Company's analysts and consultants.


                             --------------------
                             | GIGA INFORMATION |
                             |       GROUP      |
                             --------------------
                                       |
          ----------------------------------------------------------
          |                            |                           |
          |                -------------------------               |
          |                |     GIGA ADVISORY      |              |
- ---------------------      |        SERVICE         |    -----------------------
| RELEVANCE SERVICES |     |                        |    |INFORMATION PRODUCTS |
|                    |     |Continuous subscription-|    |                     |
| Survey/methodology |     | based advisory service |    |                     |
|   based research   |     |                        |    |                     |
| services combined  |     |    ExperNet Network    |    |Events, Publications,|
|  with consulting   |     --------------------------    |   Consulting and    |
|focusing on specific|                 |                 |    Econometric      |
|    user needs      |                 |                 |    Forecasting      |
- ----------------------                 |                 -----------------------
                                       |
                                       |
                                       |
          ----------------------------------------------------------
          |                        GIGA WEB                        |
          |     Internet-based information delivery system for     |
          |      proprietary research and third-party content      |
          ----------------------------------------------------------

 GIGA ADVISORY SERVICE

  The Company's Giga Advisory Service is the principal service offering of the Company. The Giga Advisory Service offers customers, generally for an annual subscription fee billed and payable in advance, access to all of the Company's Giga Advisory Service information, analysis and advice, as well as inquiry access to analysts and practitioners, and participation in briefings, conferences and teleconferences.

  The Giga Advisory Service offers the following deliverables to its customers:

  . PAs (Planning Assumptions). PAs are typically multi-page research reports that provide customers with in-depth analyses of IT topics and recommendations for action. Through August 31, 1996, the Company had produced approximately 465 PAs.

  . CQAs (Catalyst, Question and Answer). CQAs are brief presentations of developments or ideas, in question and answer format, that are intended to provide customers with quick, up-to-date findings and opinions, authored by the Company's analysts. Through August 31, 1996, the Company had produced approximately 3,000 CQAs.

  . Inquiry Support. The Company maintains a "Knowledge Center," which consists of experienced research associates who track customer inquiries and direct customers to the appropriate analyst or source of information. Customers also have direct access to the Company's analysts to answer specific questions. Customers can make their inquiries and track the status of an inquiry on-line through GigaWeb.

  . ExperNet. ExperNet is a network of external IT practitioners who are available to respond to customer inquiries that require hands-on, practical advice. ExperNet practitioners may include consultants, system integrators, value-added resellers, IT vendor representatives and developers. The Company has developed a multi-dimensional database organized by topic that enables customers to access the particular ExperNet practitioner whose experience and skills match the customer's IT area of inquiry. Customers can direct their ExperNet inquiries to the Knowledge Center by telephone. The Company reimburses its ExperNet practitioners on a fee basis per customer inquiry. In addition, the Company permits its ExperNet practitioners to enter into follow-on consulting arrangements with the Company's customers for which Giga currently receives no compensation.

  . Events. The Company sponsors conferences on significant IT industry issues and trends. Since the beginning of 1996, Giga had sponsored or co-sponsored six conferences addressing various industry topics in North America and Europe, with attendance exceeding approximately 1,700 participants, and plans to sponsor or co-sponsor five additional conferences prior to the end of 1996.

  . GigaTels. GigaTels are audioteleconferences that include presentations by analysts on selected topics and provide an open forum for questions, exchanges and debate. GigaTels typically take place from three to five times per week. Through August 31, 1996, the Company had produced over 70 GigaTels with over 1,000 participants.

  . Workgroups. Customers who have shared objectives or interests will be able to interact with each other through on-line discussion groups (electronic forums) and special interest groups, which the Company plans to introduce in the fourth quarter of 1996. Also, customers can respond to a PA by initiating discussion among analysts and other users of GigaWeb.

  . Partner Content. In May 1996, the Company entered into a content distribution agreement with Dow Jones & Company, Inc. ("Dow Jones") pursuant to which Dow Jones granted the Company a nonexclusive right to distribute and make available to GigaWeb users IT industry news and information via access to several leading business-oriented news sources, including Dow Jones Online News, The Wall Street Journal Interactive, Public Relations Newswire, and Canada Businesswire. The agreement is for an initial term ending in November 1997 and is renewable yearly thereafter. As a result of this collaboration, a user can, using the Company's Smart Search technology, supplement original Giga content with up-to-date news and information. Giga plans to add additional suppliers of third-party content in the future.

  As of August 31, 1996, the Company employed 32 analysts to support its Giga Advisory Service and had relationships with approximately 210 external IT practitioners to support its ExperNet network. In addition, the Company employed 44 research and analysis support and fulfillment personnel. The Company plans to broaden its research and analysis coverage both by hiring additional analysts and by recruiting additional external IT practitioners for the ExperNet network. The Company actively monitors technology trends and industry issues. The Company's research process is designed to produce timely analysis that is responsive to day-to-day IT developments. In their research, analysts identify significant patterns from a broad range of inputs, formulate original ideas, collaborate with other Company analysts to refine these ideas, and document the results.

  The following table sets forth certain technology areas covered by the Company's Giga Advisory Service:

- --------------------------------------------------------------------------------
                             GIGA ADVISORY SERVICE
                             RESEARCH COMPETENCIES
- --------------------------------------------------------------------------------
MANAGEMENT OF IT                         APPLICATIONS AND SOLUTIONS

 . Asset Management                       . Application Development
 . Costs of Ownership                       Tools and Methods
 . Financial Strageties for IT            . Object Technology
 . Help Desk and Customer Support         . Packaged Solutions
 . Intellectual Property and Licensing    . Personal Productivity
 . Organizing the IT Function             . Programming Environments
 . Outsourcing                            . Web Development Tools
 . Process Management                     . Workgroup and Workflow
 . Project Management                       Computing
 . Quality and Testing
 . Re-engineering IT
 . Year 2000 Problem
- --------------------------------------------------------------------------------
COMPUTER INFRASTRUCTURE                  NETWORKING AND COMMUNICATIONS

 . Client-Server Architectures            . Electronic Commerce
 . Data Management                          on the Internet
 . Data Mining                            . Internet Security
 . Desktop Computing                      . LAN Hardware and Software
  Hardware                               . Network Operating Systems
 . Middleware                             . Private Networking
 . Operating Systems                      . Protocols and Interoperability
 . Server Hardware                        . Public Networking
 . Storage Management                     . Remote Access
 . Systems Configuration                  . Telecommunications
  and Management                           Environment
 . Transaction Processing                 . Web Browsers and Clients
 . Web Servers                            . Wireless Networking
- --------------------------------------------------------------------------------

 RELEVANCE SERVICES

  The Company has begun to offer a series of Relevance Services, which combine original analysis, data, and information produced by proprietary surveys and methodologies with consulting, to assist in enhancing the IT practices and operations of Giga's customers. The Company believes its Relevance Services will be used by IT management to evaluate competitive industry practices, benchmark their IT practices against peer practices and assist in decision support. In July 1996, the Company introduced the first of its Relevance Services which will consist of several studies relating to best industry practices ("Best Practices") for IT management job functions. The initial Relevance Service focuses on the human resources management function within organizations, and illustrates tested IT Best Practices of individuals performing that function. The first study within this service covers skills assessment and management Best Practices. Results of each Relevance Service will be furnished to customers through the studies, peer group meetings, GigaWeb-facilitated collaborations and periodic on-site visits by the Company's consultants.

  The Company also plans to develop additional Relevance Services addressing other customer IT needs. One such planned service will assist clients in determining the benefits, productivity and returns from IT assets and investments. The Company is also developing Relevance Services that will focus on specific IT industry sectors and vertical applications.

 INFORMATION PRODUCTS

  Giga offers discrete information products which are not subscribed to on a continuous basis, including separately-priced events, publications, consulting services and econometric forecasting.

  Events. Through the acquisition of BIS, Giga acquired a conference development and management operation that produced more than 20 IT industry events in 1995 in the U.S. and Europe. In the first half of 1996, the Company sponsored or co-sponsored six events and five half-day briefings and plans to conduct five additional events and six half-day briefings during the remainder of 1996. The events are targeted to IT users and vendors, and cover such topics as business process reengineering, workflow, electronic commerce, mobile and wireless communications and data warehousing. The Company's events typically draw between 200 and 500 participants per conference and are designed to showcase its analysts and encourage networking among participants.

  The Company establishes strategic alliances with prominent industry associations, consulting firms, and publishing houses to enhance the quality of its conferences and gain marketing leverage. For example, the Company has relationships with Arthur D. Little, Inc. with which the Company co-sponsors conferences, Smith Bucklin, Inc. and Decision Support Technology, Inc. These relationships supplement the Company's marketing communications programs and help build awareness of the Giga name.

  Publications. The Company's publications business includes special reports and newsletters. The Company plans to publish approximately 35 reports and newsletters in 1996. These reports include original content as well as contributions from outside authors.

  Consulting. The Company offers engagement-based consulting that focuses on solving specific customer problems in areas such as market and product line strategy, competitive positioning, channel dynamics, product life cycle analysis, feature and functional specification requirements and market demand analysis. At August 31, 1996, the Company provided these consulting services through 11 consultants located at the Company's facilities in the United States, Europe and Australia.

  Econometric Forecasting. The Company's Australian subsidiary specializes in supporting a diverse range of industries with a mix of econometric forecasting and modeling, market research, and market analysis services. This organization offers customers multi-client studies and subscription-based information services in key industry sectors, including information technologies, building and construction, economics and government, financial services, manufacturing and commercial property.

GIGAWEB

  GigaWeb is the Company's Internet-based information delivery interface. GigaWeb provides customers with on-line access to the Company's analysts, research and reports and third-party content. Customers who have shared objectives or interests can interact with each other through on-line discussion groups, such as electronic forums. GigaWeb is designed to optimize the search and retrieval of the information and analyses by enabling the selection and management of information from multiple sources based on the customer's specific needs.

  GigaWeb is designed to make it easy and efficient for a customer to navigate through the full spectrum of Giga's original research and third-party content. Subscribers to GigaAdvisory are provided with a personalized home page (the "Virtual Office") which may be accessed through a password using a standard Web browser.

Based on the individualized customer profile, GigaWeb automatically selects the particular subset of Giga original and third-party content most relevant to the customer and delivers it to the customer's Virtual Office. In addition, GigaWeb includes search technologies that enable customers to search for relevant information using word searches, concept and topic associations. GigaWeb also incorporates intelligent software agents that are designed to accept predetermined search criteria and apply them on a repetitive basis against selected sources of information, alerting the customer only when the criteria under which the agent is operating finds a match. These technologies enable the Company to provide customized information to each customer and also allow customers to search for and select information most relevant to their particular needs.

  GigaWeb is based on both proprietary and third-party software, including both text indexing and retrieval. The Company plans to continue to evaluate and implement technologies that can help facilitate the flow of information from the Company to its customers. For example, the Company has established an authoring environment based on Lotus Notes that automatically feeds research findings over GigaWeb. The Company also offers an alternative on-line delivery mechanism, GigaNotes, for customers that use the Lotus Notes platform for collaboration and information access.

SALES, MARKETING AND CUSTOMERS

  As of August 31, 1996, the Company had a North American direct sales force comprised of 41 field sales personnel. The Company's internal marketing organization, comprised of 12 marketing personnel located primarily at the Company's Norwell, Massachusetts facility, provides public relations, lead generation, direct mail support and other related services. The Company plans to approximately double its domestic sales force over the next six months and to continue to substantially expand its domestic marketing organization. The Company also plans to develop a domestic telemarketing group.

  As of August 31, 1996, the Company had an international sales and marketing force of 10 sales personnel in Europe and Asia Pacific. The Company plans to expand its international sales force over the next six months and to explore the development of alternative worldwide distribution channels.

  The Company offers its Giga Advisory Service pursuant to subscription agreements which generally provide for payment promptly following the start of the subscription period and renew automatically each year unless cancelled by the customer. The Company initially records contractual subscription fees as deferred revenue and recognizes the revenue on a pro rata monthly basis over the term of the agreement. The Company has three categories of subscribers: members (who have full access to all of the Company's Continuous Information Services and may make inquiries to the Company's analysts and ExperNet practitioners); users (who have access only to the Company's research databases and partner content), and site license seat holders (who have access to the Company's research databases). The Company's list annual subscription fee for these services is currently $12,000 per member, $1,200 per user and $150 per site license seat holder for up to 250 site license seats after which the price per site license seat varies. The Company also offers volume discounts and transaction-based options to qualified customers.

  The Company offers its Relevance Services pursuant to subscription agreements which provide for payment in full promptly after the start of the subscription period and renew automatically each year unless cancelled by the customer. The Company's annual list subscription fee for its Relevance Services ranges between $24,000 and $36,000. The Company initially records contractual subscription fees as deferred revenue and recognizes the revenue on a pro rata monthly basis over the term of the agreement.

  The Company believes that a leading measure of the Company's volume of business is the contract value ("Contract Value") of its Giga Advisory Service and Relevance Services agreements in effect at a given point in time. The Company calculates Contract Value each month as the cumulative annualized subscription value payable under subscription agreements, without regard to commencement date, duration or risk of cancellation. Since the introduction of the Company's Giga Advisory Service and Relevance Services, as of August 31, 1996,
the Company had entered into contracts with 86 customers having an aggregate Contract Value of approximately $2.8 million, excluding approximately $1.1 million of subscriptions sold to former customers of the BIS Market Research Business. The Company can give no assurance that its Contract Value will continue to grow.


  Customers of the Company's Giga Advisory Service include:

     AIG
     Alcatel Mobile Phones                   Hewlett Packard
                                             IBM
     The Boeing Co.                          KPMG Peat Marwick LLP
     Colonial Penn Insurance Company         National Cash Register Company
     Digital Equipment Corporation           Oracle Corporation
     Duracell Inc.                           Safeguard Scientifics, Inc.
     First USA Bank                      Southwestern Bell Telephone Company

COMPETITION

  The Company competes in the IT information services and products market directly with other independent providers of Continuous Information Services including Gartner Group, Inc., META Group, Inc. and Forrester Research Inc., and will compete with the internal planning, research and marketing staffs of current and prospective customer organizations. The Company also competes indirectly with other information providers, including market research firms, "Big Six" accounting firms, consulting companies and systems integrators. Many of the Company's direct and indirect competitors have substantially greater financial information gathering and marketing resources than the Company.

  Some of the Company's direct and indirect competitors also have established research organizations with greater market recognition and experience in the IT industry. There can be no assurance that the Company will continue to be successful in establishing a competitive research organization. Delays, difficulty in developing and achieving market acceptance of the Giga Advisory Service and Relevance Services or customer dissatisfaction would have a material adverse effect on the Company's business, financial condition and results of operations. While the Company believes it can compete successfully on the basis of price, quality, distinctiveness, and responsiveness to customers, there are few barriers to entry into the Company's market and new competitors could readily seek to compete in one or more market segments addressed by the Company's services and products. There can be no assurance that the Company's current or potential competitors will not develop services and products comparable or superior to those developed by the Company or respond more quickly to new or emerging industry trends or changing customer requirements. There can be no assurance that the Company will be able to compete successfully against existing or new competitors. In addition, any pricing pressures, reduced margins or loss of market share resulting from increased competition could have a material adverse effect on the Company's business, financial condition or results of operations.

BIS STRATEGIC DECISIONS ACQUISITION

  The Company acquired BIS in April 1995 to obtain its marketing, sales, and other corporate infrastructures and certain of its personnel. BIS was engaged in compiling and providing data-intensive market research to vendors for use primarily in planning their product offerings and marketing programs. The BIS Market Research Business offerings were principally quantitative in nature; employed in large part relatively junior data specialists; were marketed to purchasers of quantitative research; included little high-level advice and analysis; were marketed in multiple separate service offerings; and focused principally on vendors. In contrast, the Company's strategic business plan focuses on qualitative, analytical information and advice addressed to a broader range of customers; employs a single, integrated continuous information model; contemplates building a cadre of high-level research analysts and other professionals who are peers of its target customers to develop original ideas and knowledge; and concentrates marketing of its services and products to senior decision makers to support their critical IT decisions. The BIS Market Research Business did not fit with Giga's business model. Accordingly, in June 1996 the Company decided to discontinue the BIS Market Research Business, including termination of the personnel employed in developing and compiling its data-intensive market research products; assignment of its obligations under existing BIS subscription agreements to two unrelated IT service providers; and cessation of operations at its two leased facilities in England. See "Risk Factors--Risks Associated With Discontinuance of BIS Market Research Business."

EMPLOYEES

  As of August 31, 1996, the Company employed 247 persons (excluding employees from the Company's discontinued BIS Market Research Business), including 50 analysts, 44 research and analysis support and fulfillment personnel, 51 sales personnel, 20 conferences, events and publications personnel, 12 marketing personnel, 11 consultants and 59 administrative and operational personnel. Of such employees, 100 are located at the Company's facilities in Cambridge and Norwell, Massachusetts, 67 are located at other domestic facilities or home offices and 80 are located overseas. None of the Company's employees is represented by a collective bargaining arrangement and the Company has experienced no work stoppages. The Company considers its relations with employees to be good.

FACILITIES

  The Company's headquarters are located in approximately 8,000 square feet of office space in Cambridge, Massachusetts. This facility, together with the Company's approximately 27,000 square feet Norwell facility, accommodate corporate administration, research and analysis, marketing and sales and customer support. The lease on the Cambridge facility expires in November 2000 and the lease on the Norwell facility expires in April 1998. The Company also leases office space in four other domestic and seven international locations to support its research and analysis, domestic and international sales efforts and other functions. The Company believes its existing facilities and expansion options are adequate for its current needs and that additional facilities will be available for lease on reasonable terms to meet future needs.

LEGAL PROCEEDINGS

  In July 1996, Alan J. Green, a former employee of the Company, filed a lawsuit against the Company and Gideon I. Gartner in the United States District Court for the Southern District of New York. In his complaint, Mr. Green alleged that the Company breached an oral employment agreement with him by failing to pay him certain compensation. In connection with this claim, Mr. Green is seeking damages of approximately $2,200 in cash; at his option, either the right to purchase 60,000 shares of Common Stock at a purchase price of $.50 per share or payment of an amount of money equal to the fair market value of 60,000 shares of Common Stock on the date that judgment is entered less $30,000; and an option to purchase an additional 60,000 shares of Common Stock at an exercise price of $0.50 per share. Mr. Green also alleged that the Company and Mr. Gartner, among other things, made fraudulent representations in inducing him to accept employment with the Company, and with respect to this claim Mr. Green is seeking compensatory damages of $2.5 million and punitive damages of $1.0 million. The Company believes it has meritorious defenses and intends to vigorously defend itself against these claims.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

       NAME                    AGE Position
       ----                    --- --------
   Gideon I. Gartner            61 Chairman of the Board of Directors and Chief
                                    Executive Officer
   Kenneth E. Marshall          43 President and Chief Operating Officer;
                                    Director
   David L. Gilmour             38 Senior Vice President, Research &
                                    Technology; Director
   Richard B. Goldman           50 Senior Vice President and Chief Financial
                                    Officer; Treasurer; Secretary
   Leander R. Jennings, Jr.     36 Senior Vice President, Worldwide Sales
   Jeffrey L. Swartz            42 Senior Vice President, Marketing Operations,
                                    Events and Publications
   Neill H. Brownstein          52 Director
   Richard L. Crandall          53 Director
   Irwin Lieber(1)(2)           57 Director
   James D. Robinson III(1)(2)  60 Director

- --------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  MR. GARTNER has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in March 1995. From 1993 to 1994, he was a private investor. From 1991 to 1992, he served as Chairman, and from 1979 to 1991 he served as President, Chairman and Chief Executive Officer, of Gartner Group, Inc., an information technology company which he founded. From 1972 to 1979, he served as a technology analyst and subsequently as a partner at Oppenheimer & Co., an entity engaged in the financial services business. Mr. Gartner received his B.S. in engineering from Massachusetts Institute of Technology ("MIT") and received an M.A. in management from MIT's Sloan School.

  MR. MARSHALL has served as President and Chief Operating Officer and as a director of the Company since December 1995. From 1990 to 1995, he served as President and Chief Executive Officer of Object Design, Inc., a computer software company ("Object Design"). From 1985 to 1989, he held a variety of management positions, the last being Group Vice President, East Operations, at Oracle Corporation, a computer software company ("Oracle"). From 1979 to 1985, he served as a consultant at Planmetrics, Inc., a management consulting firm. Mr. Marshall received his B.S. in education from Northeastern University and his M.A. in economics from Boston College.

  MR. GILMOUR has served as Senior Vice President, Research & Technology of the Company since April 1996 and as a director of the Company since July 1995. From December 1995 to April 1996, he served as Senior Vice President of Technology of the Company. From July 1993 to December 1995, he served as Chief Executive Officer of ExperNet Corporation ("ExperNet"), an information technology company which he founded with Mr. Gartner. From October 1992 to April 1993, Mr. Gilmour served as acting President and Chief Executive Officer, and from April 1991 to October 1992 and from April 1993 to July 1993 he served as Executive Vice President, Marketing, of Versant Object Technology Corporation, a computer software company. From 1989 to 1991, he served as Vice President--Database Systems Division, from 1986 to 1989 he served as General Manager--Advanced Products Division, and from 1984 to 1986 he served as Director--Product Planning, at Lotus

Development Corporation, a software company. Mr. Gilmour received a B.S. in Applied Physics, an M.E. in engineering and an M.B.A. with distinction from Harvard University.

  MR. GOLDMAN has served as Senior Vice President and Chief Financial Officer since May 1996, and as Treasurer and Secretary of the Company since August 1996. From October 1992 to May 1996, he served as Executive Vice President, Finance and Chief Financial Officer of Sequoia Systems, Inc., a manufacturer of fault tolerant servers, mobile computers and other computer products. From May 1991 to October 1992, he served as Senior Vice President, Finance and Chief Financial Officer for Connell Limited Partnership, a multi-business industrial equipment manufacturing company. From 1990 to 1991, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Alliant Computer Systems Corporation, a manufacturer of super computers. From 1978 to 1989, he served in a number of management capacities at Prime Computer, Inc., a supplier of mini computers and CAD/CAM services and products, the last of which was as Senior Vice President, Finance and Administration and Chief Financial Officer from 1988 to 1989. Mr. Goldman received a B.S. in accounting from Northeastern University and an M.B.A. in finance from Boston University.

  MR. JENNINGS has served as Senior Vice President, Worldwide Sales of the Company since February 1996. From June 1995 to February 1996, Mr. Jennings served as National Product and Sales Manager of the Telecom, Cable and Wireless Division of Oracle. From 1991 to June 1995, he served as the Western Regional Director of Object Design. From 1990 to 1991, he served as Vice President of Sales of Carlyle Sales, Inc., a developer of library automation systems. Mr. Jennings received a B.A. from Boston College.

  MR. SWARTZ has served as Senior Vice President, Marketing Operations, Events and Publications since April 1996. From March 1995 to February 1996, he served as Vice President, Conferences and Publications of the Company. From 1989 until 1995, he served in a number of capacities at BIS Strategic Decisions, Inc., serving as interim Co-CEO from January until March 1995, as Senior Vice President, Conferences and Publications Division from 1994 to 1995, as Senior Vice President, Consulting from 1992 to 1993, and as Vice President, Research Publications from 1989 to 1992. From 1986 to 1989 he served as an independent consultant to and from 1982 to 1986 he served as President of Communications Publishing Group, Inc., a newsletter publishing company which he founded. Mr. Swartz received a B.S. in psychology from Boston College.

  MR. BROWNSTEIN has served as a director of the Company since July 1995 and has served as an advisor to the Company since its inception. Since January 1995, he has been a private investor. From 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and was a founder and General Partner of three affiliated venture capital funds:
Bessemer Venture Partners L.P., Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P., for which he currently serves as a Special General Partner. Since 1970, he has been president of Neill H. Brownstein Corporation, an investment management counseling enterprise. He serves as a director of DSP Communications, Inc. Mr. Brownstein received a B.A. from Columbia College and an M.B.A. from the Kellogg School of Management at Northwestern University.

  MR. CRANDALL has served as a director of the Company since August 1995. Since April 1994, he has served as Chairman, and from 1970 until April 1994 he served as President and Chief Executive Officer, of Comshare, Incorporated, a software company which he founded ("Comshare"). He currently serves on the Board of Directors of Comshare, Computer Task Group, Incorporated and Diebold, Incorporated. Mr. Crandall received a B.S. in electrical engineering, a B.S. in mathematics and an M.S.E. in industrial engineering from the University of Michigan.

  MR. LIEBER has served as a director of the Company since November 1995. Since 1979, he has served as Chairman and Chief Executive Officer of Geo Capital Corporation, a investment advisory firm which he founded. Additionally, Mr. Lieber has served as a corporate officer of InfoMedia Associates Ltd., a general partner of 21st Century Communications Partners, L.P., an investment fund. From 1970 to 1979, Mr. Lieber was a General Partner of First Manhattan Co., an investment management, brokerage and investment banking firm. Mr. Lieber is a director of LeaRonal Inc. He received a B.S. degree in electrical engineering from City College of New York and an M.S. degree in electrical engineering from Syracuse University.

  MR. ROBINSON has served as a director of the Company since August 1995. Since 1994, Mr. Robinson has served as Chairman and Chief Executive Officer of RRE Investors, L.L.C., a venture capital firm which he co-founded. From 1977 to 1993, Mr. Robinson served as Chairman and Chief Executive Officer of the American Express Company and held a series of executive positions with American Express Company from 1970 to 1976. Mr. Robinson is a director of The Coca-Cola Company, Union Pacific Corporation, Bristol-Meyers Squibb Company, First Data Corporation, New World Communications Group, Incorporated, Alexander & Alexander Services Inc. and Cambridge Technology Partners (Massachusetts), Inc. Mr. Robinson received a B.S. from the Georgia Institute of Technology and an M.B.A. from Harvard University.

  Following the Offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of three Class I Directors (Messrs. Gilmour, Crandall and Lieber), two Class II Directors (Messrs. Marshall and Brownstein) and two Class III Directors (Messrs. Gartner and Robinson). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed directors of the same class whose term is then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1997, 1998 and 1999, respectively.

  Certain of the current directors of the Company were nominated and elected in accordance with a stockholders voting agreement. This agreement will terminate upon the consummation of the Offering. See "Certain Transactions." Mr. Marshall serves on the Board of Directors pursuant to the terms of his Employment Agreement. See "--Executive Compensation."

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMPENSATION

  Each non-employee director is reimbursed for expenses incurred in connection with his attendance at meetings of the Board of Directors and committees thereof. Directors who are employees of the Company currently receive no compensation for serving as directors.

  For a discussion of transactions between the Company and certain directors of the Company, see "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the fiscal year ended December 31, 1995 of the Company's Chief Executive Officer and the Company's other most highly compensated executive officer whose annual cash compensation exceeds $100,000 (the Chief Executive Officer and such other executive officer are hereinafter referred to as the "Senior Executives"):

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                     ANNUAL         COMPENSATION
                                                  COMPENSATION         AWARDS
                                              --------------------- ------------
                                                                     NUMBER OF
                                                                     SECURITIES
                  NAME AND                                           UNDERLYING
             PRINCIPAL POSITION               SALARY($)(1) BONUS($)   OPTIONS
             ------------------               ------------ -------- ------------
Gideon I. Gartner............................     0(2)         0      660,000
 Chairman of the Board of Directors
 and Chief Executive Officer
David L. Gilmour(3)..........................    129,838       0      120,000
 Senior Vice President,
 Research & Technology; Director

- --------
(1) Includes amounts payable in 1995 and/or 1996 for services rendered by the Senior Executives in 1995. Other compensation in the form of perquisites and other personal benefits has been omitted because it constitutes the lesser of $50,000 or ten percent of the total annual salary and bonus of each of the Senior Executives in 1995.
(2) In 1995, Mr. Gartner was paid no compensation for his services as Chairman of the Board of Directors and Chief Executive Officer of the Company. In 1996, Mr. Gartner will receive annual compensation and will be entitled to receive a cash bonus in such amount as shall be determined by the Board of Directors or Compensation Committee thereof.
(3) In 1995, Mr. Gilmour served as Chief Executive Officer of ExperNet, which became a wholly-owned subsidiary of the Company in that year.

  The following table sets forth certain information regarding options granted by the Company to each of the Senior Executives during the fiscal year ended December 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                      ----------------------
                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                              VALUE
                                                                           AT ASSUMED
                           NUMBER                                        ANNUAL RATES OF
                             OF        PERCENT OF   EXERCISE               STOCK PRICE
                         SECURITIES   TOTAL OPTIONS  PRICE              APPRECIATION FOR
                         UNDERLYING    GRANTED TO     PER               OPTION TERM($)(1)
                          OPTIONS     EMPLOYEES IN   SHARE   EXPIRATION -----------------
                          GRANTED      FISCAL YEAR    ($)       DATE       5%      10%
                         ----------   ------------- -------- ---------- -------- --------
Gideon I. Gartner.......  500,000(2)      16.1%      $0.50    10/16/05  $157,224 $398,436
                          160,000(2)       5.1        0.50    07/06/05    50,312  127,499
David L. Gilmour........  120,000(3)       3.9        0.50    07/06/05    37,734   95,625

- --------
(1) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.
(2) These stock options are immediately exercisable.

(3) Twenty-five percent of the shares subject to the option vest on July 6, 1996 and one forty-eighth of the remaining shares vest monthly thereafter.

  The following table sets forth certain information concerning stock options held as of December 31, 1995 by each of the Senior Executives:

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                      NUMBER OF SHARES
                                                         UNDERLYING           VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            NUMBER OF                AT FISCAL YEAR-END       AT FISCAL YEAR END(1)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
          NAME             ON EXERCISE   REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- -------- ------------------------- -------------------------
Gideon I. Gartner.......         0           0         660,000/   0           $6,207,000/$   0
David L. Gilmour........         0           0            0   /120,000        $    0   /$1,140,000

- --------

(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1995 were exercised, determined by multiplying the number of shares underlying the options by the difference between the assumed initial public offering price of $10.00 per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

 Employment Agreements

  Gideon I. Gartner. The Company has entered into a non-competition agreement with Mr. Gartner, dated November 13, 1995, pursuant to which Mr. Gartner has agreed not to compete with the Company, solicit any employee or take away any customer of the Company either during his employment with the Company or for so long thereafter as the Company continues to pay Mr. Gartner annual compensation of at least $120,000 (whether as an employee, consultant or in the form of severance or post-employment benefits).

  Kenneth E. Marshall. Mr. Marshall serves as President and Chief Operating Officer pursuant to the terms of a five-year employment agreement with the Company, dated December 1, 1995. During the term of his employment, Mr. Marshall will serve as a director of the Company and will have the right to recommend one person to serve on the Board of Directors. Mr. Marshall is entitled to a base salary of $160,000 and a guaranteed bonus of $80,000 for 1996, and a base salary of $192,000 and a target bonus of $96,000, of which $48,000 is guaranteed, for 1997. Pursuant to the employment agreement, Mr. Marshall was granted a stock option to purchase 600,000 shares of Common Stock at an exercise price of $0.50 per share and received a loan from the Company in the amount of $20,000. Twenty-five percent of the shares subject to the option vest on January 31, 1997 and one forty-eighth of the remaining shares vest monthly thereafter. In addition, the Company has agreed to grant
Mr. Marshall an option to purchase 80,000 shares of Common Stock if the Company achieves certain goals for the year ended December 31, 1996. If Mr. Marshall terminates his employment for cause or is terminated by the Company other than for cause, the agreement provides for a severance payment of $160,000 in the event termination occurs prior to January 31, 1997, or, in the event such termination occurs on or following January 31, 1997, 50% of his average annual base salary during the twelve months prior to such termination. In addition, Mr. Marshall has agreed not to compete with the Company either during his employment and for a period of one year thereafter.

  David L. Gilmour. Mr. Gilmour serves as Senior Vice President, Research & Technology pursuant to the terms of a two-year employment agreement, dated July 6, 1995, with ExperNet, at the time a majority-owned subsidiary of the Company, to which the Company is successor by reason of the merger of ExperNet with and into the Company. Pursuant to the terms of the employment agreement, Mr. Gilmour was elected to serve as a director of the Company. Mr. Gilmour was entitled to receive a salary of $90,000 per year through August 1995 and a salary of $160,000 per year commencing on September 1, 1995. If Mr. Gilmour is terminated without cause before July 6, 1997, he is entitled to a severance payment equal to one year's salary and thirty percent of all unvested options become immediately exercisable. If Mr. Gilmour is terminated without cause, he has agreed to provide the Company with consultation services for up to one-quarter time for one year after such termination.

He also has agreed that he will not engage in any activities that are designed to impact the Company negatively in the marketplace, which agreement will terminate on the latter to occur of one year after such termination or the date Mr. Gilmour divests himself of all shares of the Company's capital stock then owned by him.

  Leander R. Jennings, Jr. Mr. Jennings serves as Senior Vice President, Worldwide Sales pursuant to the terms of an employment agreement with the Company, dated February 1, 1996. The employment agreement terminates on June 30, 1997. Mr. Jennings is entitled to receive a base salary of $120,000, plus commissions and relocation expenses, for the first twelve months, and thereafter as may be determined by the Compensation Committee of the Board of Directors. Pursuant to the employment agreement, Mr. Jennings was granted an option to purchase 120,000 shares of Common Stock at $.60 per share. Twenty-five percent of the shares subject to the option vest on February 1, 1997 and one forty-eighth of the remaining shares vest monthly thereafter. Mr. Jennings is also entitled to receive additional options if certain sales quotas are met in 1997. If his employment is terminated by the Company other than for cause, the agreement provides for a severance payment equal to the greater of (i) the base salary he would have received had his employment not been so terminated and (ii) the amount that would be payable to Mr. Jennings for the greater of the remainder of his term of employment or six months. In addition, Mr. Jennings has agreed not to compete with the Company either during his employment by the Company and for a period of one year thereafter.

 Stock Plans

  1995 Stock Option/Stock Issuance Plan. The Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "1995 Stock Plan"), was adopted by the Board of Directors in September 1995 and was approved by the stockholders in February 1996. Under the terms of the 1995 Stock Plan, the Company is authorized to make awards of restricted stock and to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), and stock options not intended to qualify as incentive stock options ("non-statutory stock options"), to employees, officers and directors of, and consultants and advisors to, the Company and its subsidiaries. A total of 3,100,000 shares of Common Stock may be issued upon the exercise of options or restricted stock awards granted under the 1995 Stock Plan.

  The Board of Directors is authorized to select the option recipients and to determine the kind and terms of each option, including (i) the number of shares of Common Stock subject to each option, (ii) the option exercise price,
(iii) the vesting schedule of the option, and (iv) the duration of the option. Options are generally not assignable or transferable except by will or the laws of descent and distribution.

  Restricted stock awards under the 1995 Stock Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase of unvested stock by the Company when the recipient's relationship with the Company terminates. The Board of Directors is authorized to select the recipients of restricted stock awards and to determine the terms of each award, including (i) the dates on which restricted stock awards are made, (ii) the number of shares of Common Stock subject to the award, (iii) the purchase price (which can be less than the fair market value of the Common Stock) of the award, and (iv) the vesting schedule of the award. The recipients may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. Upon termination of the recipient's relationship with the Company, the Company will be entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

  As of August 31, 1996, 48,653 shares of Common Stock were available for future grant under the 1995 Stock Plan. However, in connection with the adoption of the 1996 Option Plan (defined below), the Board of Directors amended the 1995 Stock Plan to provide that all future options would only be granted under the 1996 Option Plan.

  1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors, subject to approval by the stockholders of the Company, in August 1996. The 1996

Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees of the Company. A total of 3,000,000 shares of Common Stock may be issued upon the exercise of options granted under the 1996 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1996 Option Plan shall not exceed 100,000 shares of Common Stock during any calendar year.

  The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Option Plan, the Compensation Committee has the authority to select option recipients and to determine the kind and terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, (iii) the vesting schedule of the option, and
(iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

  Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with
Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options, pursuant to a "qualified domestic relations order" (as defined in the Code).

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors, subject to approval by the stockholders, in August 1996, and will become effective upon the consummation of the Offering. The 1996 Purchase Plan authorizes the issuance of up to 400,000 shares of Common Stock to participating employees.

  All employees of the Company, including directors of the Company who are employees and all employees of the Company's subsidiaries whose customary employment is more than 25 hours per week and for more than six months in any calendar year, are eligible to participate in the 1996 Purchase Plan. Employees who would immediately after a grant own 5% or more of the total combined voting power or value of the Common Stock of the Company or any subsidiary are not eligible to participate.

  On the first day of a payroll deduction period, as designated by the Compensation Committee of the Board of Directors (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the 1996 Purchase Plan an option to purchase shares of Common Stock. The employee may authorize a percentage (as determined by the Compensation Committee and in no event greater than 10%) of such employee's regular pay to be deducted by the Company during the Offering Period and applied to the purchase of Common Stock. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of all accumulated payroll deductions. Under the terms of the 1996 Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. No employee may purchase Common Stock under the 1996 Purchase Plan at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined on the commencement date of the Offering Period) in any calendar year. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each Offering Period.

  If an employee is not a participant of the 1996 Purchase Plan on the last day of the Offering Period, such employee is not entitled to exercise any option and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the 1996 Purchase Plan terminate upon voluntary withdrawal from the 1996 Purchase Plan at any time or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase on the date of death.

  401(k) Profit Sharing Plan. The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 21 years of age and have completed one year of service with the Company. Each employee may elect to reduce his or her current compensation by up to 10% (on a pre-tax basis). The Company matches by 25% that portion of an employee's contribution representing the first 3% of an employee's base salary and by 50% that portion representing the next 3% of an employee's base salary.

  All employee and Company contributions to the 401(k) Plan are fully vested at all times. Upon termination of employment, an employee may elect a lump sum distribution of all amounts contributed by him or her under the 401(k) Plan. Early withdrawals from amounts contributed under the 401(k) Plan are allowed under certain circumstances, such as disability. In addition, subject to certain restrictions, employees may take a loan drawn on contributions made by the employee under the 401(k) Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Irwin Lieber and James D. Robinson III.

                             CERTAIN TRANSACTIONS

  In 1995, Mr. Gartner, Chairman of the Board of Directors and Chief Executive Officer of the Company, contributed approximately $1.0 million to the capital of the Company. In consideration for such capital contribution, the Company issued to Mr. Gartner (i) in March 1995, 4,200,000 shares of Common Stock at a purchase price of $0.02375 per share, (ii) in July 1995, 240,000 shares of Series A Preferred Stock at a purchase price of $1.25 per share, and (iii) in October 1995, 1,200,000 shares of Common Stock at a purchase price of $0.50 per share. The shares of Common Stock and Series A Preferred Stock of the Company issued to Mr. Gartner are subject to restrictions on transfer and rights of first offer pursuant to an agreement entered into in November 1995 among Mr. Gartner, the Company and certain stockholders, which agreement will terminate upon the consummation of the Offering. In addition, Mr. Gartner has made loans totalling $221,000 to ExperNet and $186,000 to the Company, which loans were repaid, together with interest thereon, in December 1995 and August 1995, respectively.

  In July 1995, Giga acquired all of the ExperNet shares owned by Mr. Gartner and a majority of the ExperNet shares owned by Mr. Gilmour, aggregating 77.8% of ExperNet's outstanding common stock, in exchange for (i) 160,000 shares of Series A Preferred Stock (640,000 shares on an as-converted basis) of the Company, 80,000 shares (320,000 shares on an as-converted basis) of which were issued to Mr. Gartner and 80,000 shares (320,000 shares on an as-converted basis) of which were issued to Mr. Gilmour, and (ii) the issuance to Mr. Gartner of a fully-vested option to purchase 160,000 shares of Common Stock at an exercise price of $0.50 per share. In December 1995, the Company acquired Mr. Gilmour's remaining 22.2% interest in ExperNet in exchange for a $400,000 6% Convertible Note due December 31, 2005 (the "Convertible Note"). The Convertible Note is convertible at any time after December 31, 1996 at the option of Mr. Gilmour into shares of the Company's Series B Preferred Stock pursuant to a formula set forth in the Convertible Note. The shares of Series A Preferred Stock, as well as the shares of Series B Preferred Stock issuable upon the conversion of the Convertible Note held by Mr. Gilmour, are subject to repurchase by the Company under certain circumstances. In addition, Mr. Gilmour made loans totalling $101,000 to ExperNet, which loans were repaid in full, together with interest thereon, by ExperNet in December 1995.

  In July 1995, the Company issued and sold an aggregate of 2,280,000 shares of Series A Preferred Stock at a purchase price of $1.25 per share to a limited number of investors, including Mr. Brownstein (240,000 shares), Mr. Crandall (60,000 shares) and Mr. Robinson (40,000 shares).

  In August 1995, the Company entered into a Convertible Promissory Note and Warrant Purchase Agreement (the "Note and Warrant Agreement") with RRE Giga Investors, L.P. ("RRE Giga"), pursuant to which the Company borrowed $2.0 million from RRE Giga and issued RRE Giga a convertible promissory note (the "Note") in the principal amount of $2,000,000 and a warrant to purchase 285,714 shares of Common Stock at an exercise price of $2.345 per share (the "Series B Warrant"). In November 1995, the Note was converted into 571,428 shares of Series B Preferred Stock. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer of RRE Investors, L.L.C., the General Partner of RRE Giga.

  In August 1995, the Company entered into a consulting arrangement with Mr. Crandall, a director of the Company. The arrangement provided for payment to Mr. Crandall of $50,000 per annum in 1995 and $60,000 per annum in 1996. In lieu of certain payments due to Mr. Crandall, the Company issued to Mr. Crandall 120,000 shares of Common Stock at a purchase price of $0.50 per share. The shares are subject to vesting and certain restrictions on transfer. In July 1996, as compensation for the consulting services Mr. Crandall will render to the Company for the twelve month period ending June 30, 1997, the Company granted to Mr. Crandall an option to purchase 20,000 shares of Common Stock at an exercise price of $0.60 per share. Twenty-five percent of the shares subject to the option vest one year from the date of grant and one forty-eighth of the remaining shares vest monthly thereafter.

  In October 1995, the Company sold to Mr. Brownstein, a director of the Company, 80,000 shares of Common Stock at a purchase price of $.50 per share. The shares are subject to vesting and certain restrictions on transfer.

  In November 1995 and February 1996, the Company issued and sold an aggregate of 5,272,215 shares of Series B Preferred Stock, at a purchase price of $3.50 per share, to a limited number of investors, including the following persons and entities who are directors, affiliates of directors and/or principal stockholders of the Company:

                                                                   TOTAL
                     NAME                     NO. OF SHARES CONSIDERATION PAID
                     ----                     ------------- -------------------
   21st Century Communications Partners,
    L.P.....................................     968,615        $3,390,153
   21st Century Communications T-E Partners,
    L.P.....................................     329,560         1,153,460
   21st Century Communications Foreign Part-
    ners, L.P...............................     130,397           456,390
   Quota Fund N.V...........................     224,000           784,000
   Haussmann Holdings.......................     288,000         1,008,000
   Montgomery Small Cap Partners, L.P.......      40,000           140,000
   Montgomery Small Cap Partners II, L.P....      96,000           336,000
   Montgomery Small Cap Partners III, L.P...      40,000           140,000
   Nosrob Investments Ltd...................      48,000           168,000
   RRE Giga Investors, L.P..................     571,428         2,000,000
   RRE Giga Investors II, L.P...............     288,571         1,010,000
   Neill and Linda Brownstein...............      16,000            56,000

  Mr. Lieber, a director of the Company, is a corporate officer of InfoMedia Associates, Ltd., which is a General Partner of 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer of RRE Investors, L.L.C., the General Partner of RRE Giga and RRE Giga Investors II, L.P.

  Montgomery Securities served as private placement agent in connection with the sale by the Company of the Series B Preferred Stock. In consideration for such private placement agent services, Montgomery Securities received a placement agent fee of $695,105 and a warrant to purchase 107,876 shares of Series B Preferred Stock, exercisable for five years from the date of issuance at an exercise price of $4.625 per share. Montgomery Securities is a limited partner of Montgomery Asset Management, L.P., which is the investment advisor for Montgomery Small Cap Partners, L.P., Montgomery Small Cap Partners II, L.P., Montgomery Small Cap Partners III, L.P., Quota Fund N.V., Haussmann Holdings and Nosrob Investments Ltd.

  In December 1995, the Company loaned to Mr. Marshall, its President and Chief Operating Officer, $20,000 pursuant to the terms of a promissory note which bears interest at 5.74% per annum. The loan, plus interest, is payable in full on December 1, 1996.

  In January 1996, the Company entered into a one-year consulting agreement with the Neill H. Brownstein Corporation (the "Brownstein Corporation"), of which the sole shareholder is Neill H. Brownstein, a director of the Company. Pursuant to the consulting agreement, the Brownstein Corporation is entitled to receive a consulting fee of $60,000, plus reasonable expenses, payable quarterly. The Brownstein Corporation has agreed that during the term of the agreement and for a period of one year thereafter, the Brownstein Corporation will not use any of the Company's proprietary or confidential information or disclose such proprietary and confidential information to any third party.

  Messrs. Gartner, Gilmour, Robinson and Lieber were elected to the Board of Directors pursuant to the terms of an Investor Rights and Voting Agreement dated November 13, 1995 among the Company, Messrs. Gartner and Gilmour and certain stockholders of the Company. The agreement terminates upon the consummation of the Offering.

  For a description of certain transactions between the Company and certain directors of the Company, see "Management--Director Compensation." For a description of certain employment and other arrangements between the Company and certain executive officers of the Company, see "Management--Executive Compensation" and "Management--Employment Agreements."

  The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

  The Company has adopted a policy, effective following the consummation of the Offering, that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 31, 1996 (assuming the conversion of all outstanding shares of all series of Preferred Stock into Common Stock), and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Senior Executives and (iv) all directors and executive officers as a group.

                                                  PERCENTAGE OF SHARES
                                                BENEFICIALLY OWNED(1)(2)
                                                ----------------------------
                             NUMBER OF SHARES
   NAME AND ADDRESS OF      BENEFICIALLY OWNED     BEFORE          AFTER
    BENEFICIAL OWNER       PRIOR TO OFFERING(1)   OFFERING        OFFERING
   -------------------     -------------------- ------------    ------------
21st Century                    1,428,572(3)              10.5%            8.1%
Communications Partners
L.P. ....................
767 Fifth Avenue, 45th
Floor
New York, NY 10153
Entities affiliated with         1,049,143(4)              7.7             5.9
S/2/ Technology
Corporation..............
515 Madison Avenue, Suite
4200
New York, NY 10022
Funds managed by                   736,000(5)              5.4             4.2
Montgomery Asset
Management, L.P..........
101 California Street
San Francisco, CA 94111
RRE Giga Investors,              1,145,713(6)              8.2             6.4
L.P......................
126 East 56th Street,
22nd Floor
New York, NY 10022
Gideon I. Gartner........        6,608,000(7)             46.1            36.1
c/o Giga Information
Group, Inc.
One Kendall Square
Cambridge, MA 02139
David L. Gilmour.........          355,000(8)              2.6             2.0
Neill H. Brownstein......          360,000(9)              2.6             2.0
Richard L. Crandall......          180,000(10)             1.3             1.0
Irwin Lieber.............        1,428,572(11)            10.5             8.1
James D. Robinson III....        1,185,713(12)             8.5             6.6
Kenneth E. Marshall......                0                 --              --
Richard B. Goldman.......                0                 --              --
Leander R. Jennings,                     0                 --              --
Jr. .....................
Jeffrey L. Swartz........           14,166(13)         *               *
All directors and execu-
 tive officers as a group
 (10 persons)............       10,131,451(14)            69.1            54.3

- --------
   * Less than 1%
 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of options or warrants.
 (2) On July 31, 1996, there were 13,664,148 shares of Common Stock outstanding, assuming the conversion of all outstanding shares of all series of Preferred Stock into Common Stock.
 (3) Includes 968,615 shares of Common Stock held by 21st Century Communications Partners, L.P., a limited partnership ("21-CCP"), 329,560 shares of Common Stock held by 21st Century Communications T-E Partners, L.P., a limited partnership ("21-CCTEP") and 130,397 shares of Common Stock held by 21st Century Communications Foreign Partners, L.P., a limited partnership ("21-CCFP").

 (4) S/2/ Technology Corporation ("S Squared"), an investment manager, is the General Partner of (i) Sci-Tech Investment Partners L.P., which holds 98,058 shares of Common Stock, (ii) SG Partners, L.P., which holds 84,127 of Common Stock, and (iii) Executive Technology, L.P., which holds 66,080 shares of Common Stock. Seymour L. Goldblatt, the President of S Squared, is the Managing Director of both The Matrix Technology Group, which holds 39,746 shares of Common Stock, and Core Technology Fund, Inc., which holds 184,339 shares of Common Stock. S Squared serves as an investment advisor to each of the foregoing funds and exercises by agreement investment and voting power on behalf of each fund. Mr. Goldblatt, as President of S Squared, also exercises by agreement investment and voting power for the following funds: (i) Yale University, which holds 524,581 shares of Common Stock, (ii) Yale University Retirement Plan for Retired Employees, which holds 25,752 shares of Common Stock, and (iii) Monstol Investment N.V., which holds 26,460 shares of Common Stock.
 (5) Includes 224,000 shares of Common Stock held by Quota Fund N.V., 288,000 shares of Common Stock held by Haussmann Holdings, 40,000 shares of Common Stock held by Montgomery Small Cap, L.P., 96,000 shares of Common Stock held by Montgomery Small Cap Partners II, L.P., 40,000 shares of Common Stock held by Montgomery Small Cap Partners III, L.P. and 48,000 shares of Common Stock held by Nosrob Investments Ltd. Montgomery Asset Management, L.P. serves as the investment advisor to each of these funds and shares investment and voting power with the General Partners of each fund.
 (6) Includes 285,714 shares of Common Stock issuable to RRE Giga Investors, L.P. ("RRE Giga") upon the exercise of a warrant exercisable within 60 days of July 31, 1996, which warrant will terminate if not exercised prior to the consummation of the Offering, 571,428 shares of Common Stock held by RRE Giga and 288,571 shares of Common Stock held by RRE Giga Investors II, L.P ("RRE Giga II").
 (7) Includes options to purchase 660,000 shares of Common Stock which are exercisable within 60 days of July 31, 1996. Also includes 660,000 shares of Common Stock which are held of record by members of Mr. Gartner's family. Mr. Gartner disclaims beneficial ownership of shares held by members of his family.
 (8) Includes options to purchase 35,000 shares of Common Stock which are exercisable within 60 days of July 31, 1996.
 (9) Includes 24,000 shares of Common Stock held by Mr. Brownstein's children and 16,000 shares of Common Stock held by Mr. Brownstein and his spouse jointly. Mr. Brownstein disclaims beneficial ownership of the 18,000 shares of Common Stock held by his adult children, Adam J. and Todd D. Brownstein, and Will Gordon, the adult child of his spouse. Mr. Brownstein disclaims beneficial ownership of the 6,000 shares of Common Stock held by his minor child, Emily Hamilton; however, Mr. Brownstein claims investment and voting power with respect to these shares. Of the shares held by Mr. Brownstein directly, 80,000 of such shares are subject to repurchase by the Company under certain circumstances.
(10) Includes 120,000 shares of Common Stock which are subject to repurchase by the Company under certain circumstances.
(11) Includes 968,615 shares of Common Stock held by 21-CCP, 329,560 shares of Common Stock held by 21-CCTEP and 130,397 shares of Common Stock held by 21-CCFP. Mr. Lieber, a director of the Company, is a General Partner of a General Partner of 21-CCP, 21-CCTEP and 21-CCFP. Mr. Lieber disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Lieber shares dispositive and voting power of such shares with the General Partners of the General Partner of each fund.

(12) Includes 857,142 shares held by RRE Giga, including 285,714 shares issuable to RRE Giga upon the exercise of a warrant exercisable within 60 days of July 31, 1996, which warrant will terminate if not exercised prior to the consummation of the Offering, and 288,571 shares of Common Stock held by RRE Giga II. Mr. Robinson, a director of the Company, is a General Partner of RRE Investors, L.L.C., the General Partner of RRE Giga and RRE Giga II. Mr. Robinson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Robinson shares dispositive and voting power of such shares with the General Partners of RRE Investors, L.L.C.
(13) Represents shares which Mr. Swartz has the right to acquire within 60 days of July 31, 1996 upon exercise of stock options.
(14) Includes 994,880 shares of Common Stock issuable upon exercise of stock options and warrants held by all directors and executive officers as a group which are exercisable within 60 days of July 31, 1996. Also includes 200,000 shares of Common Stock held by all directors and executive officers as a group which may be repurchased by the Company under certain circumstances.

                         DESCRIPTION OF CAPITAL STOCK

  At June 30, 1996, there were outstanding an aggregate of 6,110,600 shares of Common Stock and 5,842,215 shares of Preferred Stock of the Company. Upon the closing of the Offering, all of such shares of Preferred Stock will automatically be converted into an aggregate of 7,552,215 shares of Common Stock. All of the shares of Preferred Stock that have been converted will cease to be outstanding and may not be reissued.

  Assuming conversion of all of the Company's Preferred Stock, at June 30, 1996, there were 13,662,815 shares of Common Stock outstanding, held of record by 81 stockholders.

COMMON STOCK

  The Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), which will become effective upon the closing of the Offering, will authorize the issuance of up to 60,000,000 shares of Common Stock, $.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

  Upon the consummation of the Offering, the Restated Certificate of Incorporation will authorize the issuance of up to 5,000,000 shares of Preferred Stock, $.001 par value per share. Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

  At August 31, 1996, there were outstanding warrants to purchase 285,714 shares of Common Stock at an exercise price of $2.345 per share and warrants to purchase 107,876 shares of Common Stock at an exercise price of $4.5625 per share. Such warrants confer upon the holders thereof no rights as stockholders until the exercise thereof and will terminate if not exercised prior to the consummation of the Offering.

CONVERTIBLE NOTES

  The Company's 6% $400,000 convertible note (the "6% Note") is convertible at the option of the holder after December 31, 1995 and at any time prior to December 31, 2005 into the lesser of (i) the number of shares of

Common Stock arrived at by dividing the unpaid principal of the 6% Note being converted by $3.50 and (ii) the amount of such unpaid principal amount being converted, expressed as a fraction of the total unpaid principal of the 6% Note, multiplied by the Maximum Conversion Amount. The "Maximum Conversion Amount" equals 28,576 shares plus an additional 2,857 shares on the sixth day of each of the thirty months after January 1996. At August 31, 1996, the principal amount of the 6% Note is convertible into 48,575 shares of Common Stock of the Company.

  The Company's 5% $1.0 million convertible note (the "5% Note") is convertible at the option of the holder, Friday Holdings L.P., at any time prior to April 5, 1998, in whole or in part, into that number of shares that is equal to 2.67% of the outstanding Common Stock based upon an equity capitalization for the Company of up to $5.0 million. The Company intends to provide notice of repayment of the 5% Note promptly after closing of the Offering and therefore expects that the 5% Note will be converted into Common Stock at that time.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock.

  The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Restated Certification of Incorporation also provides that, after the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be undertaken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the "By-Laws"), which will become effective upon the closing of the Offering, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering, based on the number of shares outstanding at June 30, 1996, there will be 17,662,815 shares of Common Stock outstanding. Of these shares, the 4,000,000 shares of Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), generally must be sold in compliance with the limitations of Rule 144 described below. The remaining 13,662,815 shares of Common Stock outstanding will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares").

  Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) no shares will be available for immediate sale in the public market on the date of the Prospectus, (ii) 2,600 shares will be eligible for resale 90 days after the date of this Prospectus, (iii) 4,200,000 shares will be eligible for resale upon expiration of lock-up agreements 180 days after the date of this Prospectus, and thereafter (iv) the remaining 9,460,215 shares will be eligible for sale upon expiration of their respective two-year holding periods.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period, subject to meeting certain manner of sale and notice requirements, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then issued and outstanding (176,628 shares upon consummation of the Offering) and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 notice of sale with the Securities and Exchange Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates whose shares are not Restricted Shares must nonetheless comply with the same Rule 144 restrictions applicable to Restricted Shares with the exception of the two-year holding period requirement. The Securities and Exchange Commission has proposed to reduce the two- and three-year holding periods to one and two years, respectively. If enacted, such modification may have a material effect on the timing of when certain shares of Common Stock become eligible for resale.

  Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons, other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

  The Company's executive officers and directors of the Company (who in the aggregate will beneficially own approximately 10,131,451 Restricted Shares, including 709,166 shares of Common Stock that may be acquired by them upon the exercise of stock options exercisable with 60 days of July 31, 1996) have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, or to exercise any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. See "Underwriting."

  The Company has agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options.

  The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1995 Stock Plan, 1996 Option Plan and 1996 Purchase Plan. These registration statements are expected to be filed approximately 180 days after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date on the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above.

  As of August 31, 1996, the holders of 10,880,215 shares of Common Stock and warrants to purchase 393,590 shares of Common Stock are entitled to certain demand and/or piggyback registration rights with respect to such shares (the "Registrable Shares"). At any time after the earlier of November 1, 1999 or six months after the Company's initial public offering, holders of at least 40% of the Registrable Shares then outstanding may request that the Company file, at the Company's expense, a registration statement under the Securities Act covering at least 20% of the Registrable Shares then outstanding with aggregate gross proceeds of at least $5,000,000. The Company is obligated to effect only two demand registrations and, in any event, not more than one such registration in any twelve-month period. In addition, holders of Registrable Shares with piggyback registration rights may include their shares in any registration statement the Company intends to effect for the Company's shares for stockholders other than the holders of Registrable Shares. So long as the Company is qualified to effect a registration statement on Form S-3, holders of at least 20% of the Registrable Shares may request that the Company effect a registration on Form S-3 provided that (i) the aggregate price of the Registrable Shares to be sold on such Form S-3 exceeds $500,000, (ii) the Company is obligated to file only one such Form S-3 in any 6-month period and
(iii) the Company is only obligated to effect a total of six such registrations.

  Prior to the Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Under the terms of, and subject to the conditions contained in, an Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc., Oppenheimer & Co., Inc. and Salomon Brothers Inc are acting as Representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite the name of each Underwriter below:

                                                                      NUMBER OF
    UNDERWRITERS                                                       SHARES
    ------------                                                      ---------
   Lehman Brothers Inc. .............................................
   Oppenheimer & Co., Inc. ..........................................
   Salomon Brothers Inc..............................................
                                                                      ---------
     Total........................................................... 4,000,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be purchased.

  The Company has been advised that the Underwriters initially propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less
a selling concession not in excess of $   per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $   per
share to certain other Underwriters or to certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has granted to the Underwriters an option to purchase up to an additional 600,000 shares of Common Stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company, the directors and officers and certain other securityholders of the Company have agreed not to, directly or indirectly, offer, sell or contract to sell, or otherwise dispose of shares of Common Stock of the Company, or any securities convertible into, or exchangeable for, or any rights to acquire, shares of Common

Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation among the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered hereby for employees of the Company and certain other individuals who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated balance sheets of the Company at December 31, 1995 and June 30, 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the periods March 17, 1995 to December 31, 1995 and January 1, 1996 to June 30, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The combined balance sheet of BIS Strategic Decisions at April 5, 1995 and the related combined statements of operations, cash flows and stockholder's equity for the period January 1, 1995 to April 5, 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The combined balance sheet of BIS Strategic Decisions at December 31, 1994 and the related combined statements of operations, cash flows and stockholder's equity for the periods January 1, 1993 to December 15, 1993, December 16, 1993 to December 31, 1993 and for the year ended December 31, 1994 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains explanatory paragraphs with respect to BIS Strategic Decision's ability to continue as a going concern and an accounting change as described in Notes 4 and 2, respectively, of the Notes to the Combined Financial Statements) appearing elsewhere herein, which, as to the periods from January 1, 1993 through December 15, 1993, and December 16, 1993 through December 31, 1993 are based in part on the report of Coopers & Lybrand and are included herein in reliance upon such reports, given upon the authority of such firms as experts in accounting and auditing.

  The statements of operations, changes in stockholder's equity and cash flows of BIS Shrapnel PTY Limited for each of the periods of January 1, 1993 to December 15, 1993 and December 16, 1993 to December 31, 1993 on which the report of Ernst & Young LLP, independent auditors, for the related periods are based in part is given in reliance on the reports of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
GIGA INFORMATION GROUP, INC.:
Report of Independent Accountants--Coopers & Lybrand L.L.P...............  F-2
Consolidated Balance Sheets at December 31, 1995 and June 30, 1996.......  F-3
Consolidated Statements of Operations for the periods March 17, 1995 to
 December 31, 1995; March 17, 1995 to June 30, 1995 (unaudited) and
 January 1, 1996 to June 30, 1996........................................  F-4
Consolidated Statements of Changes in Stockholders' Equity for the
 periods March 17, 1995 to December 31, 1995 and January 1, 1996 to June
 30, 1996................................................................  F-5
Consolidated Statements of Cash Flows for the periods March 17, 1995 to
 December 31, 1995; March 17, 1995 to June 30, 1995 (unaudited) and
 January 1, 1996 to June 30, 1996........................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
BIS STRATEGIC DECISIONS:
Report of Independent Accountants--Coopers & Lybrand L.L.P............... F-19
Report of Independent Auditors--Ernst & Young LLP........................ F-20
Reports of Independent Accountants--Coopers & Lybrand ................... F-21
Combined Balance Sheet at December 31, 1994.............................. F-23
Combined Statements of Operations for the periods January 1, 1993 to
 December 15, 1993; December 16, 1993 to December 31, 1993; the year ended December 31, 1994 and for the period January 1, 1995 to April 5,
 1995.................................................................... F-24
Combined Statements of Changes in Stockholder's Equity for the periods
 January 1, 1993 to
 December 15, 1993; December 16, 1993 to December 31, 1993; the year ended December 31, 1994 and for the period January 1, 1995 to April 5,
 1995.................................................................... F-25
Combined Statements of Cash Flows for the periods January 1, 1993 to
 December 15, 1993; December 16, 1993 to December 31, 1993; the year ended December 31, 1994 and for the period January 1, 1995 to April 5,
 1995.................................................................... F-26
Notes to Combined Financial Statements................................... F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Giga Information Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Giga Information Group, Inc. as of December 31, 1995 and June 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period March 17, 1995 (date of inception) to December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Giga Information Group, Inc. as of December 31, 1995 and June 30, 1996, and the results of its operations and its cash flows for the period March 17, 1995 to December 31, 1995 and the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 31, 1996

                          GIGA INFORMATION GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        DECEMBER 31,                 PRO FORMA
                                            1995     JUNE 30, 1996 JUNE 30, 1996
                                        ------------ ------------- -------------
                                                                    (UNAUDITED)
                ASSETS
 Current assets:
  Cash and cash equivalents...........    $16,906       $ 9,331
  Trade accounts receivable, net of
   allowance for uncollectible
   accounts of $79 and $86 at December
   31, 1995 and June 30, 1996,
   respectively.......................      2,180         3,030
  Unbilled accounts receivable........         90           925
  Prepaid expenses and other current
   assets.............................      1,406         1,571
                                          -------       -------
  Total current assets................     20,582        14,857
 Property and equipment, net of
  accumulated depreciation and
  amortization of $562 and $1,136 at
  December 31, 1995 and June 30, 1996,
  respectively........................      2,194         2,716
 Leasehold intangible, net of
  accumulated amortization of $283 and
  $496 at December 31, 1995 and June
  30, 1996, respectively..............      1,028           815
 Goodwill, net of accumulated
  amortization of $482 and $803 at
  December 31, 1995 and June 30, 1996,
  respectively........................        803           482
 Note receivable......................                      150
 Other assets.........................         77           200
                                          -------       -------
    Total assets......................    $24,684       $19,220
                                          =======       =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Bank overdrafts.....................    $   458       $   479
  Accounts payable....................      1,519           651
  Deferred revenues...................      2,480         4,995
  Accrued compensation and benefits...        632         1,095
  Other current liabilities and
   accrued expenses...................      3,427         3,337
  Net liabilities of discontinued
   operations, current portion........        861         1,566
                                          -------       -------
  Total current liabilities...........      9,377        12,123
 Long-term debt - related party.......        400           412
 Long-term debt - other...............      1,037         1,060
 Other liabilities....................        210           240
 Net liabilities of discontinued
  operations, less current portion....        --          1,332
                                          -------       -------
  Total liabilities...................     11,024        15,167
 Commitments and other contingent
  liabilities (Note 17)...............
 Stockholders' equity:
  Preferred Stock, $.001 par value;
   10,000,000 shares authorized at
   December 31, 1995 and June 30,
   1996; 5,000,000 shares authorized
   at June 30, 1996 pro forma; none
   issued or outstanding at June 30,
   1996 pro forma.....................        --            --            --
  Series A Preferred Stock; $.001 par
   value per share, 650,000 shares
   authorized: 570,000 shares issued
   and outstanding (liquidation
   preference of $2,850,000)..........          1             1           --
  Series B Preferred Stock; $.001 par
   value per share, 6,000,000 and
   6,500,000 shares authorized:
   4,598,200 and 5,272,215 shares
   issued and outstanding at December
   31, 1995 and June 30, 1996,
   respectively (liquidation
   preference of $16,094,000 and
   $18,453,000 at December 31, 1995
   and June 30, 1996, respectively)...          4             5           --
  Common Stock; $.001 par value per
   share, 28,000,000 shares
   authorized: 6,108,000, 6,110,600
   and 13,662,815 shares issued and
   outstanding at December 31, 1995,
   June 30, 1996 and June 30, 1996 pro
   forma, respectively................          6             6       $    14
  Additional paid-in capital..........     18,295        20,631        20,629
  Stock subscriptions receivable......       (375)          (75)          (75)
  Accumulated deficit.................     (4,234)      (16,537)      (16,537)
  Cumulative translation adjustments..        (37)           22            22
                                          -------       -------       -------
  Total stockholders' equity..........     13,660         4,053       $ 4,053
                                          -------       -------       -------
    Total liabilities and
     stockholders' equity.............    $24,684       $19,220
                                          =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   SIX MONTHS
                                          MARCH 17 TO  MARCH 17 TO   ENDED
                                          DECEMBER 31,  JUNE 30,    JUNE 30,
                                              1995        1995        1996
                                          ------------ ----------- ----------
                                                       (UNAUDITED)
Revenues:
  Continuous Information Services........  $      --     $  --     $      627
  Information Products...................      10,706     3,571         5,855
                                           ----------    ------    ----------
    Total revenues.......................      10,706     3,571         6,482
Cost and Expenses:
  Cost of services and product
   development...........................       8,445     2,473         9,648
  Sales and marketing....................       1,016       191         1,982
  General and administrative.............       6,216     1,433         4,257
  Depreciation and amortization..........       1,397       527         1,088
                                           ----------    ------    ----------
    Total costs and expenses.............      17,074     4,624        16,975
                                           ----------    ------    ----------
  Operating loss.........................      (6,368)   (1,053)      (10,493)
Interest income..........................         259        26           375
Interest expense.........................        (100)      (16)          (52)
                                           ----------    ------    ----------
  Loss from continuing operations before
   income taxes..........................      (6,209)   (1,043)      (10,170)
Income tax benefit.......................      (1,093)     (310)         (257)
                                           ----------    ------    ----------
  Loss from continuing operations........      (5,116)     (733)       (9,913)
                                           ----------    ------    ----------
Discontinued operations:
Income (loss) from the discontinued BIS
 market research business, net of tax
 effect..................................       1,490       301           (85)
Loss on disposal of discontinued BIS
 market research business, net of tax
 effect..................................         --        --         (2,305)
                                           ----------    ------    ----------
  Income (loss) from discontinued
   operations............................       1,490       301        (2,390)
                                           ----------    ------    ----------
    Net loss.............................  $   (3,626)   $ (432)     $(12,303)
                                           ==========    ======    ==========
Results per common and common equivalent
 share--historical basis (Note 2):
Pro forma results per common and common
 equivalent share:
  Loss from continuing operations........      $(0.34)                 $(0.61)
  Net loss...............................      $(0.24)                 $(0.75)
Pro forma weighted average common and
 common equivalent shares outstanding....  14,855,209              16,360,287

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          SERIES A  SERIES B         ADDITIONAL     STOCK     CUMULATIVE                  TOTAL
                          PREFERRED PREFERRED COMMON  PAID-IN   SUBSCRIPTIONS TRANSLATION ACCUMULATED STOCKHOLDERS'
                            STOCK     STOCK   STOCK   CAPITAL    RECEIVABLE   ADJUSTMENTS   DEFICIT      EQUITY
                          --------- --------- ------ ---------- ------------- ----------- ----------- -------------
Issuance of 6,108,000
 shares of Common
 Stock..................                       $ 6     $1,054       $(350)                                  $710
Issuance of 160,000
 shares of Series A
 Preferred Stock and
 convertible note for
 acquisition of ExperNet
 Corporation............                                                                      $(608)        (608)
Issuance of 410,000
 shares of Series A
 Preferred Stock .......     $ 1                        2,049         (25)                                 2,025
Issuance of 4,026,772
 shares of Series B
 Preferred Stock........               $ 4             13,212                                             13,216
Conversion of bridge
 financing to 571,428
 shares of Series B
 Preferred Stock........                                1,980                                              1,980
Net loss................                                                                     (3,626)      (3,626)
Translation
 adjustments............                                                         $(37)                       (37)
                             ---       ---     ---    -------       -----        ----      --------     --------
Balance at December 31,
 1995...................       1         4       6     18,295        (375)        (37)       (4,234)      13,660
                             ---       ---     ---    -------       -----        ----      --------     --------
Payment of stock
 subscription
 receivable.............                                              300                                    300
Issuance of 674,015
 shares of Series B
 Preferred Stock........                 1              2,336                                              2,337
Issuance of 2,600 shares
 of Common Stock........                        --                                                           --
Net loss................                                                                    (12,303)     (12,303)
Translation
 adjustments............                                                           59                         59
                             ---       ---     ---    -------       -----        ----      --------     --------
Balance at June 30,
 1996...................     $ 1       $ 5     $ 6    $20,631       $ (75)       $ 22      $(16,537)    $  4,053
                             ===       ===     ===    =======       =====        ====      ========     ========


   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                         MARCH 17 TO  MARCH 17 TO    ENDED
                                         DECEMBER 31,  JUNE 30,     JUNE 30,
                                             1995        1995         1996
                                         ------------ -----------  ---------
                                                      (UNAUDITED)
Cash flows from operating activities:
 Net loss..............................    $(3,626)     $ (432)    $(12,303)
 Adjustments to reconcile net loss to
  net cash used in continuing operating
  activities:
   (Income) loss from discontinued
    operations.........................     (1,490)       (301)          85
   Loss on disposal of discontinued
    operations.........................        --          --         2,305
   Depreciation and amortization.......      1,397         527        1,088
   Provision for (recovery from)
    doubtful accounts..................         27         (24)          48
   (Increase) decrease in deferred
    taxes..............................         50          --           (8)
   Interest on long term debt added to
    principal..........................         37          12           35
   (Gain) loss on sale of fixed
    assets.............................         15          (6)           4
   Changes in assets and liabilities
    net of effects of acquisitions:
    Decrease (increase) in accounts
     receivable........................      1,638         525       (1,799)
    Decrease (increase) in prepaid
     expenses and other current
     assets............................     (1,462)        585         (142)
    Increase (decrease) in accounts
     payable and accrued liabilities...      2,067        (295)        (292)
   Increase (decrease) in deferred
    revenues...........................        283        (936)       2,500
                                           -------      ------     --------
Net cash provided by (used in)
 operating activities:
  Net cash used in continuing
   operations..........................     (1,064)       (345)      (8,479)
  Net cash provided by (used in)
   discontinued operations.............        335         352         (333)
                                           -------      ------     --------
Net cash provided by (used in)
 operating activities:                        (729)          7       (8,812)
Cash flows from investing activities:
  Acquisition of equipment and
   improvements........................     (1,049)        (34)      (1,140)
  Net cash acquired in BIS
   acquisition.........................      1,013       1,013           --
  Net cash acquired in ExperNet
   acquisition.........................         61          --           --
  Issuance of note receivable..........         --          --         (150)
  Other, net...........................         96           2          (56)
                                           -------      ------     --------
Cash provided by (used in) investing
 activities............................        121         981       (1,346)
                                           -------      ------     --------
Cash flows from financing activities:
  Proceeds from issuance of Common
   Stock...............................        710         100           --
  Due to shareholder...................         --       1,086           --
  Proceeds from issuance of Series A
   Preferred Stock.....................      2,025          --           --
  Proceeds from bridge financing, net
   of issuance costs of $20............      1,980          --           --
  Proceeds from issuance of Series B
   Preferred Stock, net of issuance
   costs of $878 and $25...............     13,216          --        2,337
  Repayments of principal to related
   parties.............................       (321)         --           --
  Proceeds from stock subscriptions
   receivable..........................         --          --          300
  Net short-term borrowings............         40         193           23
  Principal payments on long-term
   debt................................        (97)        (34)         (32)
                                           -------      ------     --------
Cash provided by financing activities..     17,553       1,345        2,628
                                           -------      ------     --------
Effect of exchange rates on cash.......        (39)         --          (45)
Net increase (decrease) in cash and
 cash equivalents......................     16,906       2,333       (7,575)
Cash and cash equivalents, beginning of
 period................................         --          --       16,906
                                           -------      ------     --------
Cash and cash equivalents, end of
 period................................    $16,906      $2,333     $  9,331
                                           =======      ======     ========
Supplementary cash flow information:
  Income taxes paid....................        $39          $0          $22
  Interest paid........................        $58          $2          $14

   The accompanying notes are an integral part of the consolidated financial statements.

                         GIGA INFORMATION GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO THE PERIOD MARCH 17, 1995 TO JUNE 30, 1995 IS
                                  UNAUDITED)

1. THE COMPANY

  Giga Information Group, Inc. ("Giga" or the "Company") was incorporated on March 17, 1995 (date of inception) in the State of Delaware. The Company's principal business activity is to provide information, analysis and advice relating to developments and trends in the computing, telecommunications and related industries (collectively the information technology or "IT" industry) primarily through subscription based products. The Company derives its revenues primarily from two sources: Continuous Information Services, which include its Giga Advisory Service and Relevance Services; and Information Products, which include events, publications, consulting and econometric forecasting. On April 5, 1995, the Company acquired BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively "BIS" or "Predecessor Companies"). On July 6, 1995, Giga acquired a 77.8% equity interest in ExperNet Corporation ("ExperNet") which was owned by Gideon I. Gartner, Chairman of the Board of Directors and Chief Executive Officer of the Company, and David L. Gilmour, a director and officer of the Company, and, on December 29, 1995, acquired the remaining 22.2% interest. The results of operations of ExpertNet are included in the Company's results from July 6, 1995.

  The Company is subject to a number of risks similar to other companies in its industry, including a dependence on sales and renewals of subscription-based services, uncertainty of market acceptance of its services and products, competition from other companies including those with greater resources than the Company, dependence on key individuals, the need to obtain additional financing, protection of proprietary information and technology and the risks associated with international operations. In addition, the Company is subject to risks associated with the discontinuance of the BIS Market Research Business (see Note 16).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying financial statements include the results of operations, cash flows and changes in stockholders' equity for the periods from March 17, 1995 (date of inception) to December 31, 1995 and March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996. The financial statements pertaining to the period from the date of inception to June 30, 1995 have been prepared for comparative purposes only and as such have not been audited. In the opinion of the Company's management, these unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The comparison of the period from the date of inception to June 30, 1995 and the six months ended June 30, 1996 may not be meaningful because the periods are of different durations.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. The Company's 50% interest in BIS Japan, Inc. has been accounted for at cost which approximates equity. All significant intercompany balances and transactions have been eliminated.

  Pursuant to the purchase method of accounting, acquired assets and liabilities were revalued to their fair market value. The excess of the purchase price over the fair market value of the net assets acquired was recorded as goodwill.

CASH AND CASH EQUIVALENTS

  Cash equivalents primarily represent liquid investments, with original maturities of 90 days or less, in money market funds which are convertible to a known amount of cash and bear an insignificant risk of change in value.

FOREIGN CURRENCY TRANSLATION

  For international operations, the local currency is used as the functional currency. The assets and liabilities of the foreign entities are translated at the period-end rates of exchange and the related statements of operations and cash flows are translated at the weighted average rates of exchange for the respective periods. The resulting

                         GIGA INFORMATION GROUP, INC.

translation adjustments are excluded from the results of operations and charged to a separate component of stockholders' equity. Realized and unrealized exchange gains or losses arising from translation adjustments are reflected in operations and are not material.

CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments in money market accounts and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions in accordance with its investment policy as approved by its board of directors. Trade receivables result from contracts with various customers. Giga generally does not require collateral or other security from these customers. Historically, no significant credit-related losses have been incurred.

INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), which uses a balance sheet approach in accounting for income taxes. Under SFAS 109, deferred tax liabilities and assets are recognized based on differences between book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the period as determined by applying the provisions of enacted tax laws to taxable income for the period and the net changes during the period in the Company's deferred tax assets and liabilities.

  Income taxes on $807,000, $444,000 and $0 of cumulative undistributed earnings of subsidiaries outside of the United States for the periods from March 17, 1995 to December 31, 1995, March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996, respectively, have not been provided for as these earnings will either be indefinitely reinvested or remitted substantially free of additional tax.

REVENUE AND COMMISSION EXPENSE RECOGNITION

  Continuous Information Services provide customers with ongoing information, analysis and advice relating to developments and trends in the IT industry on a subscription basis. Revenues from Continuous Information Services are deferred and recognized on a pro rata monthly basis over the contract period, generally one year. The Company's policy is to record a receivable and related deferred revenues for the full amount of the contract on the date it is signed. Contracts are generally billable upon signing. The Company also records the related commission obligation upon the signing of these contracts and amortizes the corresponding deferred commission expense over the contract period in which the related Continuous Information Services revenues are earned.

  Information Products revenues from events, publications, consulting and econometric forecasting are recognized as earned.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost for items acquired after the initial acquisition of the respective entities and at estimated fair market value for those assets in existence at the date of acquisition. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is computed for financial reporting purposes principally by using the straight-line method over the following estimated useful lives:

   Computers and related
    equipment................                      3 years
   Furniture and fixtures....                      5 years
   Motor vehicles............                      4 years
   Leaseholds and related im-
    provements...............  Shorter of economic life or remaining lease term

                         GIGA INFORMATION GROUP, INC.

  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the balance sheet and related gains or losses are reflected in income.

GOODWILL

  Goodwill represents the excess of the purchase price of entities acquired over the fair values of amounts assigned to the net tangible assets acquired and liabilities assumed. Amortization is recorded using the straight-line method over two years. These amounts are subject to adjustment in accordance with the provisions of SFAS 109. Impairment of goodwill is measured on the basis of whether anticipated future undiscounted operating cash flows expected from the acquired businesses will recover the recorded respective intangible asset balances over the remaining amortization period. At June 30, 1996, approximately $666,000 of goodwill identifiable with the discontinued operations was written off to expenses in connection with the disposition of these operations.

  Amortization expense was $482,000, $160,000 and $321,000 for the periods from March 17, 1995 to December 31, 1995, March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996, respectively.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities at the dates of the financial statements and (iii) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NET LOSS PER COMMON SHARE

  The unaudited pro forma net loss per common share is computed based upon the weighted average number of common shares, on an as-if converted basis, and common equivalent shares outstanding after certain adjustments described below. Common equivalent shares comprise stock options and warrants using the treasury stock method. Common equivalent shares from stock options and warrants are excluded from the computation if their effect is antidilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments which include stock options, warrants and the Series A and Series B Preferred Stock issued at prices below the estimated initial public offering price of $10.00 per share during the twelve month period prior to the initial filing date of September 10, 1996 of the Registration Statement have been included in the calculation as if they were outstanding for all periods presented.

  Other than shares of Series A Preferred Stock and Series B Preferred Stock considered as Common Stock equivalents under SAB No. 83, shares of Series A Preferred Stock and Series B Preferred Stock are not included as Common Stock equivalents because their inclusion would be anti-dilutive.

  Results per common share on an historical basis are as follows:

                                                                   SIX MONTHS
                                      MARCH 17 TO     MARCH 17 TO  ENDED JUNE
                                   DECEMBER 31, 1995 JUNE 30, 1995  30, 1996
                                   ----------------- ------------- ----------
Loss from continuing operations...       $(5,116)          $(733)     $(9,913)
Net loss available to common
 shareholders.....................        (3,626)           (432)     (12,303)
Loss from continuing operations
 per common share.................        $(0.38)         $(0.06)      $(0.70)
                                      ==========      ==========   ==========
Net loss per common share.........        $(0.27)         $(0.04)      $(0.87)
                                      ==========      ==========   ==========
Weighted average number of common
 shares outstanding...............    13,486,788      12,299,420   14,180,287
                                      ==========      ==========   ==========

                         GIGA INFORMATION GROUP, INC.

PRO FORMA PRESENTATION (UNAUDITED)

  Upon the closing of an initial public offering of Common Stock at an offering price of not less than $5.25 per share and having aggregate proceeds of $15,000,000, all of the Company's shares of Series A Preferred Stock and Series B Preferred Stock will be converted into 7,552,215 shares of Common Stock. The unaudited pro forma presentation of the June 30, 1996 balance sheet reflects the conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock into Common Stock.

NEW ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method for fiscal year 1996 with comparable disclosures for fiscal year 1995. The Company has not determined the impact of these pro forma adjustments.

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which must be adopted in fiscal year 1996, requires that impairment losses be recognized when the carrying value of an asset exceeds its fair value. The Company regularly assesses all of its long-lived assets for impairment and, therefore, does not believe the adoption of the standard will have a material effect on its financial position or results of operations.

3. ACQUISITIONS

BIS STRATEGIC DECISIONS, INC. AND AFFILIATES

  On April 5, 1995, the Company acquired 100% of the stock of BIS for $200,000 in cash and a $1,000,000 convertible promissory note (see Note 9). The acquisition was accounted for as a purchase and, accordingly, the cost (including acquisition costs of $204,000) was assigned to the tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. As part of the transaction, an intangible asset (leasehold) of approximately $1,300,000 was recorded representing the fair value of payments being made through May 1998 by a former owner of BIS. The excess of the purchase price over the net assets acquired of approximately $3,059,000 has been recorded as goodwill. The Company's statements of operations include the results of operations of BIS from April 5, 1995.

EXPERNET

  On July 6, 1995, the Company acquired a majority interest in ExperNet in exchange for (i) 160,000 shares of Series A Preferred Stock (640,000 shares of Common Stock on an as-converted basis), 80,000 shares (320,000 shares of Common Stock on an as-converted basis) of which were issued to Mr. Gartner and 80,000 shares (320,000 shares of Common Stock on an as-converted basis) of which were issued to Mr. Gilmour and (ii) the issuance to Mr. Gartner of an option to purchase 160,000 shares of Common Stock at an exercise price of $.50 per share which vested immediately. On December 29, 1995, the Company acquired Mr. Gilmour's remaining interest in ExperNet in exchange for a $400,000 6% convertible note (the "Note") due December 31, 2005 (see Note 9). As a result of the common control of the Company and ExperNet, there has been no adjustment to the historical cost basis of the net assets acquired and liabilities assumed of ExperNet. As a result of the transaction, the Company's accumulated deficit increased by $608,000 representing the net deficit of ExperNet at the date of acquisition ($208,000) and the obligation under the convertible note ($400,000). The results of operations include ExperNet from July 6, 1995.

                         GIGA INFORMATION GROUP, INC.

  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of BIS and ExperNet had occurred on January 1, 1995 and does not purport to be indicative of what would have occurred had the acquisitions been made as of that date or of the results which may occur in the future (in thousands):

                                                               JANUARY 1, TO
                                                             DECEMBER 31, 1995
                                                             -----------------
                                                                (UNAUDITED)
   Information Products revenues.........................         $14,015
   Cost of services and product development..............          10,775
   Sales and marketing...................................           1,282
   General and administrative............................           7,455
   Depreciation and amortization.........................           1,797
                                                                  -------
      Total costs and expenses...........................          21,309
                                                                  -------
      Operating loss.....................................          (7,294)
   Interest income, net..................................             153
                                                                  -------
      Loss from continuing operations before income tax-
      es.................................................          (7,141)
   Income tax benefit....................................          (1,314)
                                                                  -------
      Loss from continuing operations....................         $(5,827)
                                                                  =======

4. RELATED PARTIES

  During the period from March 17, 1995 to December 31, 1995, the Company reimbursed Mr. Gartner $186,000 for disbursements made by him for items related to the acquisition of BIS and for other operational expenses prior to the incorporation of the Company.

  In addition, following the initial closing of the sale of Series B Preferred Stock by the Company in November 1995, ExperNet repaid a loan in the principal amount of approximately $221,000 plus accrued interest at a rate of 10%, or a total of approximately $248,000, to Mr. Gartner and a loan in the principal amount of approximately $101,000 plus accrued interest at a rate of 10%, or a total of approximately $113,000, to Mr. Gilmour.

  In the event the Company is unable to complete its proposed initial public offering, certain of its existing investors have represented that they will, to the extent necessary, fund the Company through June 1997 on terms to be mutually agreed upon.

5. PROPERTY AND EQUIPMENT

  Property and equipment at cost, less accumulated depreciation and amortization, consist of the following (in thousands):

                                                DECEMBER 31, 1995 JUNE 30, 1996
                                                ----------------- -------------
   Computers and related equipment............       $1,815          $2,422
   Furniture and fixtures.....................          498           1,000
   Motor vehicles.............................          426             339
   Leasehold improvements.....................           17              91
                                                     ------          ------
                                                      2,756           3,852
   Less accumulated depreciation and amortiza-
    tion......................................         (562)         (1,136)
                                                     ------          ------
   Property and equipment, net................       $2,194          $2,716
                                                     ======          ======

                         GIGA INFORMATION GROUP, INC.

6. LEASE COMMITMENTS

  The Company leases certain office space and equipment under operating lease agreements. As of June 30, 1996, future minimum rental commitments under all operating leases with remaining noncancelable terms of one year or more, including the rental payments being made by a former owner of the Company (see
Note 3), are as follows (in thousands):

                                                                       OPERATING
   YEAR                                                                 LEASES
   ----                                                                ---------
   1996...............................................................  $  765
   1997...............................................................   1,485
   1998...............................................................     999
   1999...............................................................     729
   2000...............................................................     583
   Thereafter.........................................................   3,364
                                                                        ------
     Total lease commitments .........................................  $7,925
                                                                        ======

  Rent expense, net of sublease income of approximately $60,000, $20,000 and $39,000, was $650,000, $218,000 and $452,000 for the periods March 17, 1995 to
December 31, 1995, March 17, 1995 to June 30, 1995 and January 1, 1996 to June 30, 1996, respectively. Amortization expense includes $253,000, $63,000 and $190,000 amortization of the leasehold asset in lieu of rent expense for the periods March 17, 1995 to December 31, 1995, March 17, 1995 to June 1995 and January 1, 1996 to June 30, 1996, respectively.

7. INCOME TAXES

  The Company has deferred tax assets of approximately $2,833,000 and $6,421,000 at December 31, 1995 and June 30, 1996, respectively. For financial reporting purposes, valuation allowances of $2,772,000 and $6,351,000, respectively, have been recognized to offset these deferred tax assets. During the period March 17, 1995 to December 31, 1995 and the six month period ended June 30, 1996, the valuation allowance increased by approximately $1,006,000 and $3,579,000, respectively.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                               DECEMBER 31, 1995 JUNE 30, 1996
                                               ----------------- -------------
   Deferred revenue...........................      $  539          $  370
   Net operating loss carryforwards...........       2,395           5,910
   Other, net.................................        (101)            141
                                                    ------          ------
     Total deferred tax assets................       2,833           6,421
   Valuation allowance for deferred tax
    assets....................................       2,772           6,351
                                                    ------          ------
     Net deferred tax assets..................      $   61          $   70
                                                    ======          ======

                         GIGA INFORMATION GROUP, INC.

  For financial reporting purposes, income before income taxes includes the following components (in thousands):

                                                     MARCH 17 TO    SIX MONTHS
                                                     DECEMBER 31, ENDED JUNE 30,
                                                         1995          1996
                                                     ------------ --------------
   Pre-tax loss from continuing operations:
     United States..................................   $(4,972)      $ (9,690)
     Non-United States..............................    (1,237)          (480)
                                                       -------       --------
   Consolidated.....................................   $(6,209)      $(10,170)
                                                       =======       ========

  The Company has available net operating loss carryforwards of approximately $15,109,000 at June 30, 1996, which may be used to reduce future taxable income. Of this amount, U.S. carryforwards of approximately $11,804,000 expire in various years through 2011, certain non-U.S. carryforwards of approximately $1,589,000 expire in various years through 2001 and the balance may be carried forward indefinitely. If losses of acquired companies are used to reduce future taxable income, associated tax benefits will first reduce acquired goodwill and other noncurrent intangible assets before being recognized as a reduction of income tax expense in the period the benefits are realized. Utilization of the net operating loss carryforwards may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986.

  The results of continuing operations for March 17, 1995 to December 31, 1995, the period March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996 include non-U.S. income tax benefits of approximately $(339,000), $(55,000) and $0, respectively, and U.S. federal, state and local income, franchise and minimum tax benefits of approximately $(754,000), $(255,000) and ($257,000), respectively.

8. JOINT VENTURE AGREEMENT

  In 1991, BIS Strategic Decisions, Inc. entered into a joint venture agreement with a Japanese company to provide additional market penetration in Japan for its products and services. BIS Strategic Decisions, Inc.'s initial equity ownership was 40%. Pursuant to the terms of the agreement, the Company purchased an additional 10% interest in the joint venture from its partner in March 1996 for approximately $85,000. In April 1996, the Company and its partner each increased their investment in the joint venture by approximately $24,000.

  At December 31, 1995 and June 30, 1996, the Company had accounts receivable due from the joint venture of $100,000 and $69,000, respectively.

9. LONG TERM DEBT

  In connection with the Company's acquisition of BIS, the Company issued a $1,000,000 5% convertible note due April 5, 1998 in favor of Friday Holdings, L.P. The note is convertible into 2.67% of the outstanding Common Stock of the Company based on equity capitalization for the Company of up to $5,000,000.

  In connection with the Company's acquisition of ExperNet, the Company issued a $400,000 6% convertible note to Mr. Gilmour (see Note 3). The Note is convertible into shares of Series B Preferred Stock. The Note may be prepaid in part, up to $150,000, at the option of the holder at any time between July 1, 1997 and July 1, 1999 and all, or any part, at the option of the holder on or after July 1, 1999. The holder may convert all or part of the unpaid principal amount of the Note to the Company's Series B Preferred Stock in increasing amounts over a 30-month period beginning December 31, 1995. As of June 30, 1996, the note is convertible into 42,861 shares of Series B Preferred Stock.

                         GIGA INFORMATION GROUP, INC.

10. PREFERRED STOCK

  The authorized capital stock of the Company includes 10,000,000 shares of Preferred Stock. Of the Preferred Stock, 650,000 shares have been designated as Series A Preferred Stock and 6,500,000 shares have been designated as Series B Preferred Stock. The remaining 2,850,000 shares of Preferred Stock have not been designated. Upon completion of the Company's proposed initial public offering, the Company will have authorized 5,000,000 shares of undesignated Preferred Stock.

SERIES A PREFERRED STOCK

  During 1995, the Company issued 410,000 shares of Series A Preferred Stock (1,640,000 shares on an as- converted basis) for consideration of $2,050,000 which consisted of $2,025,000 cash and a $25,000 non-recourse note from an employee in connection with his acceptance of employment with the Company. In addition, 160,000 shares of Series A Preferred Stock (640,000 shares on an as-converted basis) were issued in connection with the acquisition of ExperNet as described in Note 3.

SERIES B PREFERRED STOCK

  During 1995, the Company issued 4,026,772 shares of Series B Preferred Stock for cash consideration of $13,216,000, net of issuance costs of $878,000. In addition, bridge financing in the principal amount of $2,000,000 was automatically converted into 571,428 shares of Series B Preferred Stock at the first closing of the Series B Preferred Stock financing in November 1995. During the six months ended June 30, 1996, the Company issued 674,015 shares of Series B Preferred Stock for cash consideration of $2,337,000, net of issuance costs of $25,000.

CONVERSION

  Each share of Series A Preferred Stock and Series B Preferred Stock is convertible, at the holder's option, into that number of shares of Common Stock as is determined by dividing the initial purchase price of such shares by the conversion price in effect at the time of conversion. The conversion price of each share of Series A Preferred Stock and Series B Preferred Stock is subject to adjustment upon the occurrence of certain events. At June 30, 1996 each share of Series A Preferred Stock is convertible into four shares of Common Stock and each share of Series B Preferred Stock is convertible into one share of Common Stock.

  The Series A Preferred Stock and Series B Preferred Stock will automatically convert into Common Stock at the then effective conversion price immediately prior to the closing of a firm commitment underwritten public offering of Common Stock at a price of at least $5.25 per share (as adjusted for any stock splits, stock dividends, subdivisions or combinations), and having aggregate gross proceeds of at least $15,000,000. In addition, the Series A Preferred Stock and Series B Preferred Stock will convert into Common Stock at the then effective conversion price upon the consent of the holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Stock and Series B Preferred Stock.

LIQUIDATION

  Upon (i) the liquidation, dissolution, or winding up of the Company (either voluntary or involuntary) or (ii) the merger or consolidation of the Company with another corporation or the sale or other transfer of all or substantially all of the assets of the Company which is not agreed to by the holders of not less than a majority of the Preferred Stock, voting together as a single class, and in which stockholders of the Company immediately prior to such transaction do not own more than a 50% interest in the surviving entity, (i) holders of the Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to $5.00 per share, plus any declared but unpaid dividends, prior to any distribution to the holders of the Company's Common Stock, and (ii) holders of Series B Preferred Stock are

                         GIGA INFORMATION GROUP, INC.

entitled to receive out of the assets of the Company available for distribution to its shareholders, an amount equal to $3.50 per share, plus any declared but unpaid dividends, prior to any distribution to the holders of the Company's Common Stock. Following distribution of such preferential amounts, holders of Series A Preferred Stock and Series B Preferred Stock shall not participate in any further distribution.

VOTING

  Except as provided by law or in the Company's Amended and Restated Certificate of Incorporation, the holders of the Series A Preferred Stock and Series B Preferred Stock vote with holders of the Company's Common Stock on an as converted basis and not as a separate class or series. In addition, so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, the Company may not, without the approval of at least a majority of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, take certain actions as described in the Certificate of Incorporation.

11. COMMON STOCK

  In November 1995, the Company amended its Certificate of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 to 28,000,000. In November 1995, the Company effected a four-for-one stock split of the Common Stock in the form of a stock dividend. All share and per share data presented herein have been restated to reflect the Common Stock split. Upon completion of the Company's proposed initial public offering, the Company will have authorized 60,000,000 shares of Common Stock.

12. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

  In June 1995, the Company adopted the 1995 Stock Plan (the "Prior Stock Plan"). The Prior Stock Plan was superseded in October 1995 by the 1995 Stock Option/Stock Issuance Plan (the "1995 Stock Plan"). A total of 5,000,000 shares of Common Stock were reserved for issuance under the 1995 Stock Plan as of June 30, 1996.

  The 1995 Stock Plan provides for direct purchases of Common Stock and the grants of non-qualified and incentive options to purchase shares of the Company's Common Stock to employees (including officers and directors who are employed by the Company) of, and consultants to, the Company at the fair market value determined by the Board on the date of the grant. The Board may determine the date on which these shares vest and become exercisable. Shares purchased as the result of the exercise of these options are subject to the Company's right to repurchase such shares upon the occurrence of certain events and at a price equal to the fair market value as defined on the date of repurchase. At June 30, 1996, 2,271,361 shares were available for grant.

                         GIGA INFORMATION GROUP, INC.

  A summary of activity under the 1995 Stock Plan through June 30, 1996 follows:

                                                        NUMBER OF    EXERCISE/
                                                      SHARES UNDER   PURCHASE
                                                     OPTION/PURCHASE   PRICE
                                                     --------------- ----------
   Outstanding at March 17, 1995
     Granted........................................    2,550,400    $0.50-0.60
     Exercised/purchased............................     (160,000)         0.50
     Cancelled......................................      (60,000)         0.50
                                                        ---------    ----------
   Outstanding at December 31, 1995                     2,330,400     0.50-0.60
     Granted........................................      586,050     0.50-0.90
     Exercised/purchased............................       (2,600)         0.50
     Cancelled......................................     (347,811)    0.50-0.90
                                                        ---------    ----------
   Outstanding at June 30, 1996.....................    2,566,039     0.50-0.90
                                                        =========    ==========

  Through August 31, 1996, pursuant to the 1995 Stock Plan, the Company granted additional options to acquire a total of 371,000 shares of Common Stock at exercise prices ranging from $0.90 to $6.75, net of cancellations of options to purchase 86,892 shares of Common Stock. In addition, the Company has granted options to purchase a total of 780,000 shares of Common Stock granted other than pursuant to the 1995 Stock Plan at an exercise price of $0.50.

WARRANTS

  In connection with certain financings of the Company, the Company has issued a warrant to purchase 107,876 shares of Series B Preferred Stock at an exercise price of $4.5625 per share and a warrant to purchase 285,714 shares of Series B Preferred Stock at an exercise price of $2.345 per share. Each of the warrants is for a term of five years, subject to earlier expiration upon the occurrence of certain events.

13. STOCK PURCHASE PLANS/AGREEMENTS

  In the period from inception to December 31, 1995, the Company sold 420,000 shares of Common Stock to certain employees of the Company at $0.50 per share under the provisions of the 1995 Stock Plan or separate stock purchase agreements. Employees vest in these shares over five years from their respective dates of purchase, with 25% vesting on the first anniversary of the purchase and the remainder vesting pro rata thereafter monthly over the remaining 48 months. If an employee who purchased stock under either the 1995 Stock Plan or separate agreements ceases to be employed by the Company, the Company at its option may elect to repurchase the employee's unvested shares at the original cost paid by the employee for such stock and vested shares at a price equal to the fair market value as defined on the date of repurchase.

  In October 1995, the Company sold 120,000 shares of Common Stock to Richard Crandall, a director who also serves as a consultant to the Company for $0.50 per share of which $10,000 was paid in cash and $50,000 was paid in the form of a non-recourse interest bearing note due March 31, 1996. In June 1996, the Company cancelled the promissory note plus interest accrued thereunder (totalling approximately $52,000), in lieu of payment to Mr. Crandall for services rendered to the Company in 1995 (for which Mr. Crandall was entitled to receive $25,000) and the first six months of 1996 (for which Mr. Crandall was entitled to receive $30,000) plus interest. These shares are also subject to certain repurchase rights by the Company in the event that Mr. Crandall ceases to be either a director of, or consultant to, the Company.

14. EMPLOYEE BENEFITS AND DEFERRED COMPENSATION PLANS

  In the United States, the Company maintains a Savings and Retirement Plan (the "401(k) Plan") under Section 401 of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan who work a

                         GIGA INFORMATION GROUP, INC.

minimum of one year and have attained the age of 21. The Company matches by 25% that portion of a participant's contribution representing the first 3% of an employee's base salary and by 50% that portion representing the next 3% of an employee's base salary. The Company may also make additional contributions to the 401(k) Plan at the discretion of the Board of Directors. The Company has made mandatory contributions to the 401(k) Plan of $47,000, $17,000 and $33,000 during the periods March 17, 1995 to December 31, 1995, March 17, 1995 to June 30, 1995 and the six months ended June 30, 1996. The Company has not made any discretionary contributions to the 401(k) Plan during 1995 or 1996.

15. GEOGRAPHICAL MARKET INFORMATION

  The Company operates in one business segment and in the geographical markets indicated in the table below. Sales for continuing operations are reflected in the segment from which the sales are made. The Other International segment includes France, Italy, Germany and Korea.

                                             (IN THOUSANDS)
                              NORTH             UNITED       OTHER
                             AMERICA  AUSTRALIA KINGDOM  INTERNATIONAL  TOTAL
                             -------  --------- -------  ------------- -------
MARCH 17, 1995 TO DECEMBER
 31, 1995:
  Revenues:
    Total revenues.........  $ 3,755   $ 3,832  $ 2,051     $1,185     $10,823
    Transfers between
     areas.................      --        --       (55)       (62)       (117)
                             -------   -------  -------     ------     -------
    Unaffiliated revenues..    3,755     3,832    1,996      1,123      10,706
                             =======   =======  =======     ======     =======
  Income (loss) from
   operations..............   (5,087)      215     (857)      (639)     (6,368)
  Total assets.............   20,222     1,163    2,077      1,222      24,684
MARCH 17, 1995 TO JUNE 30,
 1995:
  Revenues:
    Total revenues.........  $ 1,113   $ 1,337  $   681     $  472     $ 3,603
    Transfers between
     areas.................      --        --       (13)       (19)        (32)
                             -------   -------  -------     ------     -------
    Unaffiliated revenues..    1,113     1,337      668        453       3,571
                             =======   =======  =======     ======     =======
  Income (loss) from
   operations..............     (898)      135     (117)      (173)     (1,053)
  Total assets.............    7,517       996    2,017      1,351      11,881
JANUARY 1, 1996 TO JUNE 30,
 1996:
  Revenues:
    Total revenues.........  $ 2,364   $ 2,281  $ 1,239     $  662     $ 6,546
    Transfers between
     areas.................      (12)      --       (16)       (36)        (64)
                             -------   -------  -------     ------     -------
    Unaffiliated revenues..    2,352     2,281    1,223        626       6,482
                             =======   =======  =======     ======     =======
  Loss from operations.....   (9,978)       (9)    (288)      (218)    (10,493)
  Total assets.............   15,014     1,434    1,773        999      19,220

16. DISCONTINUED OPERATIONS

  On June 25, 1996, the Company announced the discontinuation of the BIS Market Research Business. In connection with the discontinuance of such operations, the Company terminated the personnel employed in developing and compiling the BIS data-intensive market research products, ceased operations at two of its licensed facilities in England and entered into contracts with two independent IT service providers engaged to fulfill the Company's obligations to customers of BIS under certain existing subscription agreements, all of which expire on or before June 1997. The results of these operations prior to June 25, 1996 have been classified as discontinued operations and prior year financial statements have been restated to reflect the discontinuance. A charge of approximately $2,305,000 (net of taxes of approximately $158,000) was recorded in June 1996 for the loss on disposition of the operations consisting primarily of rent and compensation.

                         GIGA INFORMATION GROUP, INC.

The net liabilities of the discontinued operations of the BIS business have been segregated in the consolidated balance sheets and as of June 30, 1996 consist primarily of accounts receivable ($1,739,000) and amounts payable related to rent and facilities expenses ($1,893,000), customer refunds ($1,187,000) and salaries and related severance costs ($495,000). The operating results of the BIS business are summarized as follows (in thousands):

                               MARCH 17 TO       MARCH 17,     SIX MONTHS ENDED
                            DECEMBER 31, 1995 TO JUNE 30, 1995  JUNE 30, 1996
                            ----------------- ---------------- ----------------
                                                (UNAUDITED)
   Revenues................      $11,329           $3,829           $3,521
   Pre-tax income..........        2,987              731               29
   Provision for income
    taxes..................        1,497              430              114
                                 -------           ------           ------
   Net income (loss).......      $ 1,490           $  301           $  (85)
                                 =======           ======           ======

17. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company entered into an agreement in May 1996 with Dow Jones & Company, Inc. regarding the distribution of certain content provided by Dow Jones to GigaWeb subscribers. In exchange for the rights to distribute Dow Jones information, the Company is required to pay Dow Jones a monthly fee equal to the greater of a Guaranteed Minimum Monthly Payment or an established rate per GigaWeb subscriber. The Guaranteed Minimum Monthly Payment schedule is as follows: $5,000 per month for July and August 1996, $7,500 for September 1996, $10,000 for October 1996, $11,000 per month for November and December 1996 and $22,500 per month throughout calendar year 1997. The total minimum payments would be approximately $320,000 over the life of the Agreement. This agreement is due to expire on December 31, 1997.

  A subsidiary of the Company, BIS Strategic Decisions, Ltd., has an unused line of credit with a bank which is secured by all assets owned or leased by the Company.

18. SUBSEQUENT EVENTS

  In July 1996, an action was brought against the Company and its chairman by a former employee alleging breach of employment agreement and fraud and seeking, among other things, approximately $3.5 million in compensatory and punitive damages. The Company believes it has meritorious defenses and intends to vigorously defend its case. Management believes it is unlikely that the outcome of this case will have a material adverse effect on the financial condition of the Company.

  In August 1996, the Board of Directors authorized, subject to stockholder approval and the closing of the proposed initial public offering, the filing of a Restated Certificate of Incorporation which authorized 60,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock which is issuable in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors.

  On August 5, 1996, the Board of Directors amended the 1995 Stock Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance under the 1995 Stock Plan from 5,000,000 to 6,000,000. On August 28, 1996, the Board of Directors adopted, subject to stockholder approval, the 1996 Stock Option Plan (the "1996 Plan") to effectively supersede the 1995 Stock Plan. The 1996 Stock Plan will provide for the granting of options to purchase 3,000,000 shares of Common Stock. As a result, the Board of Directors also voted not to grant any additional stock options under the 1995 Stock Plan.

  On August 28, 1996, the Board of Directors also adopted, subject to stockholder approval and the closing of the proposed initial public offering, the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 400,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Giga Information Group, Inc.:

  We have audited the accompanying combined statements of operations, changes in stockholder's equity and cash flows of BIS Strategic Decisions for the period from January 1, 1995 to April 5, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 1 to the combined financial statements, BIS Strategic Decisions was acquired by Giga Information Group, Inc. on April 5, 1995 and has been operated by the management of Giga since that date. The transaction involved the payment of $200,000 cash and a convertible note in the principal amount of $1,000,000 for all the outstanding shares of BIS Strategic Decisions.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of BIS Strategic Decisions' operations and its cash flows for the period from January 1, 1995 to April 5, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 31, 1996

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholder
BIS Strategic Decisions

  We have audited the accompanying combined balance sheet of the entities listed in Note 2 as of December 31, 1994, and the related combined statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1994, the period from December 16, 1993 to December 31, 1993, and the period from January 1, 1993 to December 15, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of BIS Shrapnel PTY Limited for the periods January 1, 1993 to December 15, 1993, and December 16, 1993 to December 31, 1993, which statements reflect total revenues of approximately $4,245,000 and $187,000, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for the period from January 1, 1993 to December 15, 1993, and December 16, 1993 to December 31, 1993, insofar as it relates to data included for BIS Shrapnel PTY Limited, is based solely on the reports of other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and, for the periods January 1, 1993 to December 15, 1993, and December 16, 1993 to December 31, 1993, the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and, for the periods January 1, 1993 to December 15, 1993, and December 16, 1993 to December 31, 1993, the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial condition of the entities listed in Note 2 as of December 31, 1994, and the combined results of their operations and their cash flows for the year ended December 31, 1994, the period from December 16, 1993 to December 31, 1993, and the period from January 1, 1993 to December 15, 1993, in conformity with generally accepted accounting principles.

  The accompanying combined financial statements have been prepared assuming that the Companies listed in Note 2 will continue as a going concern. As more fully described in Note 4, the Companies' expired line of credit with a bank and projected cash shortfalls for 1995 raise substantial doubt about their ability to continue as a going concern. The Companies are wholly-owned by Friday Holdings, L.P., a limited partnership that is in the process of winding up its affairs. In connection therewith, Friday Holdings, L.P. is in discussions with potential buyers of the Companies. On March 6, 1995, Friday Holdings, L.P. entered into a nonbinding letter of intent to sell the Companies. Among other things, the terms of the nonbinding letter of intent provide that the buyer infuse up to $1,800,000 into the Companies during the first year. See Note 4 for additional information about the nonbinding letter of intent and management's plans to address the projected cash shortfalls. The accompanying combined financial statements as of December 31, 1994, and for the year ended December 31, 1994, the period from December 16, 1993 to December 31, 1993, and the period from January 1, 1993 to December 15, 1993, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  As described in Note 2, effective January 1, 1993, the Companies changed their method of accounting for revenue recognized for continuous information services.

                                                    Ernst & Young LLP

Boston, Massachusetts
March 13, 1995, except with respect to
 the matters described in Note 12, as to which the date is September 6, 1996.

                           BIS SHRAPNEL PTY LIMITED

                  INDEPENDENT AUDIT REPORT TO THE MEMBERS OF
                           BIS SHRAPNEL PTY LIMITED

SCOPE

We have audited the attached financial package of the business BIS Shrapnel from 1 January 1993 to 15 December 1993. The results incorporate the operations of the two legal entities that carried on the business under the name BIS Shrapnel and have been prepared on the basis of the footnotes to the financial package.

The company's directors are responsible for the preparation and presentation of the financial package and the information contained therein. We have conducted an independent audit of this financial package in order to express an opinion on the financial package to the members of the company.

Our audit has been conducted in accordance with Australian Auditing Standards, which are substantially comparable to United States Generally Accepted Auditing Standards, to provide reasonable assurance as to whether the financial package is free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial package, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial package is presented fairly in accordance with Australian accounting standards so as to present a view of the business which is consistent with our understanding of its financial position, the results of its operations and its cash flows.

The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

In our opinion the financial package of the business of BIS Shrapnel is properly drawn up:

(a) so as to give a true and fair view of the state of affairs of the business as at 15 December 1993 and of its result and cash flows for the period from 1 January 1993 to 15 December 1993; and

(b) in accordance with applicable Accounting Standards.

COOPERS & LYBRAND
Chartered Accountants

Signed at Sydney this 6th day of July 1994.

                           BIS SHRAPNEL PTY LIMITED

                  INDEPENDENT AUDIT REPORT TO THE MEMBERS OF
                           BIS SHRAPNEL PTY LIMITED

SCOPE

We have audited the attached financial package of BIS Shrapnel Pty Limited from 16 December 1993 to 31 December 1993. The financial package has been prepared on the basis of the footnotes to the financial package.

The company's directors are responsible for the preparation and presentation of the financial package and the information contained therein. We have conducted an independent audit of this financial package in order to express and opinion on the financial package to the members of the company.

Our audit has been conducted in accordance with Australian Auditing Standards, which are substantially comparable to United States Generally Accepted Auditing Standards, to provide reasonable assurance as to whether the financial package is free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial package, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial package is presented fairly in accordance with Australian accounting standards so as to present a view of the company which is consistent with our understanding of its financial position, the results of its operations and its cash flows.

The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

In our opinion the financial package of the business of BIS Shrapnel is properly drawn up:

(a) so as to give a true and fair view of the state of affairs of the company as at 31 December 1993 and of its result and cash flows for the period from 16 December 1993 to 31 December 1993; and

(b) in accordance with applicable Accounting Standards.

COOPERS & LYBRAND
Chartered Accountants

Signed at Sydney this 6th day of July 1994.

                            BIS STRATEGIC DECISIONS

                             COMBINED BALANCE SHEET

                               DECEMBER 31, 1994
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                ASSETS
Current assets:
  Cash and cash equivalents.................................... $1,809
  Trade accounts receivable, net of allowance for uncollectible accounts of $45.............................................  2,227
  Unbilled accounts receivable.................................    663
  Prepaid expenses and other current assets....................    302
                                                                ------
      Total current assets.....................................  5,001
Property and equipment, net of accumulated depreciation of
 $674..........................................................  1,807
Goodwill, net of accumulated amortization of $2,299............  1,778
Other assets...................................................     15
                                                                ------
        Total assets........................................... $8,601
                                                                ======
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank loans...................................................   $345
  Accounts payable, other current liabilities and accrued ex-
   penses......................................................  2,394
  Deferred revenues............................................  1,681
  Accrued compensation and benefits............................    791
  Net liabilities of discontinued operations...................  1,567
                                                                ------
      Total current liabilities................................  6,778
Stockholder's equity:
  Common Stock:
    BIS Strategic Decisions, Inc. $0.01 par value per share;
     one share authorized, issued and outstanding..............    --
    BIS Strategic Decisions, Ltd. (Pounds)1 par value per
     share;
     2,160,791 shares authorized, issued and outstanding.......  3,220
    BIS Shrapnel PTY Ltd. A$1 par value per share; 10,000,000
     shares
     authorized, 2,467,841 shares issued and outstanding.......  1,654
    BIS Strategic Decisions, GmbH DM 60,000 par value per
     share;
     one share authorized, issued and outstanding..............     29
    BIS Strategic Decisions, Srl Lire 200,000 par value per
     share;
     100 shares authorized, issued and outstanding.............     11
    BIS Strategic Decisions, Sarl FF 100 par value per share;
     10,000 shares authorized, issued and outstanding..........    171
  Additional paid-in capital...................................  4,011
  Accumulated deficit.......................................... (6,951)
  Cumulative translation adjustment............................   (322)
                                                                ------
      Total stockholder's equity...............................  1,823
                                                                ------
        Total liabilities and stockholder's equity............. $8,601
                                                                ======

     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                            PREDECESSOR
                             COMPANIES
                              (NYNEX)           PREDECESSOR COMPANIES (FHLP)
                          --------------- ----------------------------------------
                             JANUARY 1      DECEMBER 16    YEAR ENDED   JANUARY 1
                          TO DECEMBER 15, TO DECEMBER 31, DECEMBER 31, TO APRIL 5,
                               1993            1993           1994        1995
                          --------------- --------------- ------------ -----------
Information products
 revenues...............      $11,371          $ 329        $12,700      $3,237
Cost and expenses:
  Cost of services and
   product development..        5,530            357          6,172       2,208
  Sales and marketing...        1,448             92          1,589         266
  General and
   administrative.......        6,901            307          8,108       1,197
  Depreciation and
   amortization.........          744             38          3,068         250
                              -------          -----        -------      ------
    Total costs and
     expenses...........       14,623            794         18,937       3,921
                              -------          -----        -------      ------
  Operating loss........       (3,252)          (465)        (6,237)       (684)
Interest income.........          114              7            103          26
Interest expense........          (38)            (4)           (26)         (4)
                              -------          -----        -------      ------
  Loss from continuing
   operations before
   income taxes.........       (3,176)          (462)        (6,160)       (662)
Income tax provision
 (benefit)..............         (983)            --         (1,096)       (213)
                              -------          -----        -------      ------
  Loss from continuing
   operations...........       (2,193)          (462)        (5,064)       (449)
Discontinued operations:
  Income (loss) from the
   discontinued BIS
   market research
   business, net of tax
   effect ..............        1,044             44         (1,469)        597
                              -------          -----        -------      ------
Net income (loss).......      $(1,149)         $(418)       $(6,533)       $148
                              =======          =====        =======      ======


     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK    ADDITIONAL CUMULATIVE                  TOTAL
                         ----------------   PAID-IN   TRANSLATION ACCUMULATED STOCKHOLDER'S
                          SHARES   AMOUNT   CAPITAL   ADJUSTMENTS   DEFICIT      EQUITY
                         --------- ------  ---------- ----------- ----------- -------------
Predecessor Companies
 (NYNEX):
 Balance at December 31,
  1992;                                      $2,764      $(282)     $(1,021)     $1,461
  BIS Strategic Deci-
   sions, Inc., par
   value $.01 per
   share................         1 $  --        --         --           --          --
  BIS Strategic Deci-
   sions, Ltd., par
   value (Pounds).1 per
   share................ 1,050,000    160       --         --           --          160
  BIS Shrapnel PTY Ltd.,
   par value A$1 per
   share................   230,000    206       --         --           --          206
  BIS Strategic Deci-
   sions, Srl, par value
   Lire 200,000 per
   share................       100     16       --         --           --           16
Reorganization adjust-
 ments:                                         135        --          (823)       (688)
  BIS Strategic Deci-
   sions, GmbH, par
   value DM 50,000 per
   share................         1     29       --         --           --           29
  BIS Strategic Deci-
   sions, Sarl, par
   value FF 100 per
   share................    10,000    171       --         --           --          171
  BIS Strategic Deci-
   sions, Ltd. par value
   (Pounds).01 per
   share................       --      31       --         --           --           31
  BIS Strategic, Srl,
   par value Lire
   200,000 share........       --      (5)      --         --           --           (5)
  Net income............                                             (1,149)     (1,149)
Common stock issued in
 conjunction with reor-
 ganization:
  BIS Strategic Deci-
   sions, Ltd., par
   value (Pounds)1 per
   share................ 1,110,791  3,029       --         --           --        3,029
  BIS Strategic PTY
   Ltd., par value A$1
   per share............ 2,237,841  1,448       --         --           --        1,448
 Equity adjustment from
  translation...........       --     --        --         331          --          331
                         --------- ------    ------      -----      -------      ------
 Balance at December 15,
  1993.................. 4,638,734 $5,085    $2,899      $  49      $(2,993)     $5,040
                         ========= ======    ======      =====      =======      ======
- -------------------------------------------------------------------------------------------
Predecessor Companies
 (FHLP):
  Pushdown of invest-
   ment.................       --     --      1,112        (49)       2,993       4,056
                         --------- ------    ------      -----      -------      ------
 Balance at December 16,
  1993.................. 4,638,734  5,085     4,011        --           --        9,096
                         --------- ------    ------      -----      -------      ------
  Net loss..............       --     --        --         --          (418)       (418)
  Equity adjustment from
   translation..........       --     --        --           1          --            1
                         --------- ------    ------      -----      -------      ------
 Balance at December 31,
  1993.................. 4,638,734  5,085     4,011          1         (418)      8,679
                         --------- ------    ------      -----      -------
  Net loss..............       --     --        --         --        (6,533)     (6,533)
  Equity adjustment from
   translation..........       --     --        --        (323)         --         (323)
                         --------- ------    ------      -----      -------      ------
 Balance at December 31,
  1994.................. 4,638,734  5,085     4,011       (322)      (6,951)      1,823
                         --------- ------    ------      -----      -------      ------
  Net income............       --     --        --         --           148         148
  Equity adjustment from
   translation..........       --     --        --          (6)                      (6)
                         --------- ------    ------      -----      -------      ------
 Balance at April 5,
  1995.................. 4,638,734 $5,085    $4,011      $(328)     $(6,803)     $1,965
                         ========= ======    ======      =====      =======      ======

     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                         PREDECESSOR
                          COMPANIES
                           (NYNEX)          PREDECESSOR COMPANIES (FHLP)
                         ------------ ----------------------------------------
                         JANUARY 1 TO DECEMBER 16 TO  YEAR ENDED  JANUARY 1 TO
                         DECEMBER 15,  DECEMBER 31,  DECEMBER 31,   APRIL 5,
                             1993          1993          1994         1995
                         ------------ -------------- ------------ ------------
Cash flows from
 operating activities
 Net income (loss)......   $(1,149)        $(418)      $(6,533)        $148
 Adjustments to
  reconcile net income
  (loss) to net cash
  used in continuing
  operating activities:
   Net (income) loss
    from discontinued
    operations..........    (1,044)          (44)        1,469         (597)
   Depreciation
    expense.............       744            30           788          226
   Amortization and
    writedown of
    goodwill............       --              8         2,280           24
   Loss (gain) on sale
    of fixed assets.....       (11)          --             62          --
   Provision for
    deferred income
    taxes...............       --            --         (1,183)          58
   Allowance for
    doubtful accounts...        (1)           (3)           27            9
   Changes in certain
    operating assets and
    liabilities:
    Increase in accounts
     receivable.........      (110)         (123)         (217)        (608)
    Decrease (increase)
     in unbilled
     services...........       (74)           10            (3)         183
    Decrease (increase)
     in prepaid expenses
     and other current
     assets.............      (805)          377           257         (314)
    Increase (decrease)
     in accounts payable
     and accrued
     expenses...........       461          (827)          589         (559)
    Increase (decrease)
     in deferred
     revenue............       818          (221)        1,763          490
                           -------       -------       -------       ------
 Net cash provided by
  (used in) operating
  activities of:
  Continuing
   operations...........    (1,171)       (1,211)         (701)        (940)
  Discontinued
   operations...........     3,302           812         1,136          642
                           -------       -------       -------       ------
  Net cash provided by
   (used in) operating
   activities...........     2,131          (399)          435         (298)
 Cash flows from
  investing activities:
  Purchase of fixed
   assets...............      (795)          (19)       (1,157)        (197)
  Proceeds from sale of
   equipment............       107           --             70           32
                           -------       -------       -------       ------
  Net cash used in
   investing
   activities...........      (688)          (19)       (1,087)        (165)
 Cash flows from
  financing activities:
  Proceeds from
   borrowings...........       176           --             80           22
  Principal payments on
   borrowings...........      (157)          --            --          (157)
  Principal payments on
   capital lease
   obligations..........       (61)          --            --           (19)
                           -------       -------       -------       ------
Net cash provided by
 (used in) financing
 activities.............       (42)          --             80         (154)
Effect of exchange rate
 changes on cash........        37            (4)         (433)         225
                           -------       -------       -------       ------
Net increase (decrease)
 in cash and cash
 equivalents............     1,438          (422)       (1,005)        (392)
 Cash and cash
  equivalents at
  beginning of period...     1,798         3,236         2,814        1,809
                           -------       -------       -------       ------
 Cash and cash
  equivalents at end of
  period................    $3,236        $2,814        $1,809       $1,417
                           =======       =======       =======       ======
 Supplemental cash flow
  information:
  Income taxes paid.....   $   155       $     0       $    51       $    7
  Interest paid.........   $    17       $     6       $    35       $    2


     The accompanying notes are an integral part of the combined financial statements.

                            BIS STRATEGIC DECISIONS

1. BACKGROUND

  During the period January 1, 1993 to December 15, 1993, BIS Strategic Decisions, Inc. and its five foreign affiliates (collectively "BIS Strategic Decisions," "BIS" or the "Predecessor Companies") were wholly-owned subsidiaries of NYNEX Corporation ("NYNEX"). On December 16, 1993, Friday Holdings, L.P. ("FHLP") acquired 100% of the common stock outstanding of each of the Predecessor Companies from NYNEX in exchange for $8,696,000 in cash. On April 5, 1995, Giga Information Group, Inc. ("Giga") acquired 100% of the common stock outstanding of each of the Predecessor Companies from FHLP for $200,000 in cash and a $1,000,000 convertible promissory note. The acquisition of the Predecessor Companies by Giga was accounted for as a purchase. As part of the transaction, a $1,300,000 intangible asset was recorded representing the fair value of payments being made on a property lease through May 1998 by a former owner of the Predecessor Companies. The financial data of the Predecessor Companies for the period January 1, 1993 to December 15, 1993 are reflected on the financial statements and referred to from time to time herein as "Predecessor Companies (NYNEX)." The financial data for the Predecessor Companies for the period December 16, 1993 to December 31, 1993, the year ended December 31, 1994 and for the period January 1 to April 5, 1995 are reflected on the financial statements and referred to from time to time herein as "Predecessor Companies (FHLP)."

  On June 25, 1996, the Company decided to discontinue the BIS Market Research Business. In connection with the discontinuance of such operations, the Company terminated the personnel employed in developing and compiling the BIS market research products, ceased operations at two of the licensed facilities in England and entered into contracts with two independent IT service providers engaged to fulfill the Company's obligations to customers of BIS under certain existing subscription agreements, all of which expire on or before June 1997.

  The continuing operations reflected in the financial statements represent revenues and expenses associated with the Predecessor Companies Information Products revenues, which include events, publications, consulting and econometric forecasting.

  The financial statements for the period January 1, 1993 to December 15, 1993 are presented as if the Predecessor Companies existed as an entity separate from NYNEX and include only financial information directly related to the Predecessor Companies. During 1993, in anticipation of the sale of the Predecessor Companies, NYNEX initiated certain reorganization efforts which changed the legal and capital structure of certain of the Predecessor Companies.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The combined financial statements of BIS Strategic Decisions include the accounts of BIS Strategic Decisions, Inc., BIS Strategic Decisions, Ltd., BIS Shrapnel PTY Ltd., BIS Strategic Decisions, GmbH, BIS Strategic Decisions, Srl and BIS Strategic Decisions, Sarl. All intercompany accounts and transactions have been eliminated in combination.

  Pursuant to the acquisition of BIS on December 16, 1993 by FHLP, identifiable assets acquired and liabilities assumed were carried over at net book value which approximates fair market value. The excess of the purchase price over the fair market value of the net identifiable assets acquired was recorded as goodwill.

                            BIS STRATEGIC DECISIONS

  Because of the impact to the combined statements of operations, changes in stockholder's equity and cash flows of the revaluation of the net assets acquired by FHLP on December 16, 1993, the combined statements of operations, changes in stockholder's equity and cash flows for the periods January 1, 1993 to December 15, 1993 are not comparable with those of December 16, 1993 to December 31, 1993, the year ended December 31, 1994 and the period January 1, 1995 to April 5, 1995.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING

  Effective January 1, 1993, the Predecessor Companies changed their method of accounting for revenue recognized for continuous information services (which services were provided solely by the BIS Market Research Business) to recognize revenue ratably over the contract period. Previously, 35% of the revenue was recognized at the start of the service term and the remaining 65% was recognized ratably over the service period. Management believes that the change in accounting principle results in better matching of revenues and expenses and is preferable given the current industry practice. The cumulative effect of the change in accounting at January 1, 1993, net of $462,000 in applicable income taxes, decreased the net income by $1,928,000 for the period ended December 15, 1993. The change in revenue recognition is reflected in its entirety in the results of discontinued operations.

FOREIGN CURRENCY TRANSLATION

  For international operations, the local currency is used as the functional currency. The assets and liabilities of the foreign companies are translated at the year-end rates of exchange and the related income statement items are translated at the average rates of exchange for the year. The resulting translation adjustments are excluded from income and charged to a separate component of stockholder's equity. Realized and unrealized exchange gains or losses arising from transaction adjustments are reflected in operations and are not material.

CASH EQUIVALENTS

  Cash equivalents consist of highly liquid investments with maturities of three months or less at date of purchase.

PROPERTY AND EQUIPMENT

  Property and equipment is stated on the basis of cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives;

      Computers and related equipment... 3 years
      Furniture and fixtures............ 5 years
      Motor vehicles.................... 4 years
      Leasehold improvements............ Shorter of economic life or lease term

  Major additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Upon retirement or disposition, the cost and related accumulated depreciation are removed from the account and the resulting gain or loss is included in the determination of net income.

REVENUE RECOGNITION

  Information Product revenues from events, publications, consulting and economic forecasting are recognized as follows:

    Events--revenues and associated expenses are recognized during the month that the conference is held.

    Publications--revenues from general and research reports are recognized
     when the report is published.   Newsletter revenues are recognized over
     the subscription period.

    Consulting Services--revenues are recognized based on the percentage of
     the service that has been   performed.

    Econometric Forecasting--revenues are recognized based on the percentage
     of the service that has   been completed.

                            BIS STRATEGIC DECISIONS

CONCENTRATIONS OF CREDIT RISK

  Cash equivalents are financial instruments which potentially subject the Predecessor Companies to concentrations of credit risk. The Predecessor Companies invest the majority of their excess cash in overnight investments in a money market account. The Predecessor Companies have not experienced any losses on their investments. The Predecessor Companies offer services to a diversified client base, many of which are large, well established companies. Accordingly, there is no one customer or industry that represents a significant portion of revenues or receivables.

INCOME TAXES

  The Predecessor Companies account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which is a balance sheet approach for accounting for income taxes (see Note 3). Under SFAS 109, deferred tax liabilities and assets are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using current statutory tax rates. SFAS 109 also requires a valuation allowance against net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  For the period January 1, 1993 to December 15, 1993, NYNEX included BIS Strategic Decisions, Inc.'s U.S. tax return in its consolidated U.S. tax return. Income taxes pertaining to BIS Strategic Decisions, Inc. for the period January 1, 1993 to December 15, 1993 were calculated as if BIS Strategic Decisions, Inc. had filed a separate tax return. The Predecessor Companies' foreign affiliates file separate tax returns.

  From December 16, 1993 through April 15, 1995 the Predecessor Companies
(FHLP) filed separate tax returns for all periods presented.

GOODWILL

  Goodwill represents the excess of cost over the fair value of the net assets of companies acquired. This balance is amortized over 20 years using the straight-line method.

3. PROPERTY AND EQUIPMENT

  Property and equipment for continuing operations at December 31, 1994 consists of the following (in thousands):

   Computer and related equipment....................................... $1,143
   Furniture and fixtures...............................................    522
   Motor vehicles.......................................................    794
   Leasehold improvements...............................................     22
                                                                         ------
                                                                          2,481
   Less accumulated depreciation and amortization.......................   (674)
                                                                         ------
   Property and equipment, net.......................................... $1,807
                                                                         ======

4. LIQUIDITY

  In 1994, the Company made substantial changes in its operations and incurred nonrecurring restructuring costs, predominately severance, of approximately $905,000 of which $680,000 pertains to continuing operations. Further, in March 1995, there was an additional reduction in force with related severance costs of approximately $220,000 of which $198,000 pertains to continuing operations. The budgets for 1995 anticipate a net use of cash

                            BIS STRATEGIC DECISIONS
which is less than the December 31, 1994 cash balance, however, there are several months where the forecasted cash balance is negative. The Company's only bank financing arrangement expired on December 31, 1994 . The bank has, however, continued to honor the line on an informal month-to-month basis. As of March 13, 1995, all amounts outstanding under this agreement were paid. Should the bank not continue to extend the line, the Company will need to obtain alternative financing or modify the 1995 operating plan to meet its obligations.

  FHLP acquired 100% of the outstanding capital stock of each of the Predecessor Companies (NYNEX) on December 16, 1993. FHLP has substantial obligations to its limited partners which were due on December 31, 1994. FHLP is in technical default of these obligations. Currently, FHLP management is in the process of winding up its affairs. In connection therewith, on March 6, 1995, FHLP entered into a nonbinding letter of intent to sell the Predecessor Companies. Among other things, the terms of the nonbinding letter of intent includes a sales price of $1,800,000 (cash of $200,000 and a one-year note of $1,600,000) and a requirement that the buyer infuse up to $1,800,000 into the Predecessor Companies during the first year. Because of the terms of this agreement, the Company has recorded an adjustment in 1994 to the carrying value of goodwill of approximately $4,711,000 of which $2,617,000 is attributable to discontinued operations.

5. CREDIT ARRANGEMENTS

  One of the combined affiliates of the Company has a working capital line of credit agreement with a bank under which it may borrow amounts which ranged from $480,000 to $750,000. The line of credit bears interest at the bank's base rate plus 1.5% and is secured by all assets owned or leased by the affiliate. The agreement contains operational covenants and expired on December 31, 1994; however, the bank has allowed the affiliate to extend the line pending resolution of the sale of the affiliate. As of December 31, 1994, there was approximately $345,000 outstanding on the line of credit. As of March 13, 1995, all amounts outstanding under this agreement were paid.

  The weighted average interest rates of outstanding borrowings were 4.0%, 4.4% 6.1% and 7.5% for the periods January 1, 1993 to December 15, 1993 and December 16, 1993 to December 31, 1993, the year ended December 31, 1994 and the period January 1, 1995 to April 5, 1995, respectively.

6. INCOME TAXES

  At December 31, 1994, the Predecessor Companies have deferred tax assets of approximately $2,035,000. For financial reporting purposes, a valuation allowance of $2,035,000 has been recognized to offset the deferred tax assets. During the period ended December 31, 1994, the valuation allowance was increased by approximately $586,000.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Predecessor Companies' deferred tax liabilities and assets as of December 31, 1994 are as follows (in thousands):

   Deferred tax assets:
     Discontinued operations........................................... $ 1,025
     Net operating loss carryforward...................................   1,116
     Other, net........................................................    (106)
                                                                        -------
     Total deferred tax assets......................................... $ 2,035
   Valuation allowance for deferred tax assets.........................  (2,035)
                                                                        -------
   Net deferred tax assets............................................. $     0
                                                                        =======

                            BIS STRATEGIC DECISIONS

  For financial reporting purposes, income taxes (benefit) from continuing operations were based on the following components:

                                                                        JANUARY 1 TO DECEMBER 16 TO  YEAR ENDED  JANUARY 1 TO
                                                                        DECEMBER 15,  DECEMBER 31,  DECEMBER 31,   APRIL 5,
                                                                            1993          1993          1994         1995
                                                                        ------------ -------------- ------------ ------------
Pretax loss from continuing operations:
  United States........................................................   $(1,609)       $(338)       $(1,458)      $(497)
  Foreign..............................................................    (1,567)        (124)        (4,702)       (165)
                                                                          -------        -----        -------       -----
    Total pretax loss from continuing operations.......................   $(3,176)       $(462)       $(6,160)      $(662)
- --------------------------------------------------
                                                                          =======        =====        =======       =====

  The Company had available net operating loss carryforwards of approximately $2,722,000 which may be used to reduce future taxable income. Domestic carryforwards of approximately $1,100,000 expire in 2008. These carryforwards have been limited to approximately $450,000 due to the purchase of the Predecessor Companies by Giga. Certain remaining foreign carryforwards expire in 1998 while others may be carried forward indefinitely. The results of continuing operations for January 1 to December 15, 1993, December 16 to December 31, 1993, the year ended December 31, 1994 and January 1 to April 5, 1995 include foreign tax expense (benefit) of $(345,000), $0, $(512,000) and $(3,000), respectively.

7. PENSION PLANS

  North America--In 1987, the Predecessor Companies established CAP International Savings and Retirement Plan (the 401(k) Plan), a profit sharing plan under Section 401 of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan by meeting certain requirements, including length of service and minimum age. The Predecessor Companies match the first 3% of an employee's contribution by 25% and the next 3% of an employee's contribution by 50%. The Predecessor Companies may also make additional contributions to the plan at the discretion of the Board of Directors. The Predecessor Companies have not made any discretionary contributions to the profit sharing plan. From January 1 to December 15, 1993, the Predecessor Companies contributed $89,000 to the plan, $5,000 from December 16 to December 31, 1993, $101,000 in 1994 and $23,000 from January 1 to April 5, 1995.

  Australia--BIS Shrapnel maintains a Superannuation fund (a defined contribution plan) for its employees to which it contributes 5% of annual salary. Long service leave is provided for when employees become eligible to receive it (5 years).

8. LEASE COMMITMENTS

  The Predecessor Companies lease certain office space and equipment under operating lease agreements. Future minimum rental commitments under all leases with noncancelable terms of one year or more are as follows (in thousands):

                                                                       OPERATING
                                                                        LEASES
   YEAR                                                                ---------
   1995...............................................................  $1,323
   1996...............................................................   1,188
   1997...............................................................   1,089
   1998...............................................................     655
   1999...............................................................     451
   Thereafter.........................................................   3,271
                                                                        ------
        Total lease commitments.......................................  $7,977
                                                                        ======

                            BIS STRATEGIC DECISIONS

  Rent expense was $1,195,000, $62,000, $1,169,000 and $296,000 for the
periods January 1 to December 16, 1993 and December 16 to December 31, 1993, the year ended December 31, 1994 and the period January 1 to April 6, 1995, respectively.

9. JOINT VENTURE AGREEMENT

  On October 18, 1991, the Predecessor Companies entered into a joint venture agreement with a Japanese company. The purpose of the joint venture was to provide additional market penetration in Japan for its products and services. Under the terms of the joint venture agreement, the Predecessor Companies may be required to pay its Japanese partner approximately $75,000 if cumulative sales under the joint venture do not meet certain agreed upon levels by December 31, 1995. In addition, on or prior to April 1, 1996, the Predecessor Companies may be required to increase its investment in the joint venture by approximately $23,000.

  As of December 31, 1994, the Predecessor Companies had accounts receivable from the joint venture in Japan totalling approximately $100,000.

10. RELATED--PARTY TRANSACTIONS

  During 1994, management fees aggregating $236,000 were paid to FHLP. As of December 31, 1994, $50,000 in unpaid management fees due to FHLP are included in accounts payable.

  In 1994, the Predecessor Companies acquired computer equipment from FHLP (and one of its wholly-owned subsidiaries) for an aggregate purchase price of $100,000. As of December 31, 1994, the entire $100,000 was included in accounts payable.

  During 1994, a note in the amount of $458,000 from FHLP was repaid with interest of approximately $21,000.

  For the period January 1 to December 15, 1993 the Predecessor Companies paid to NYNEX a management fee of approximately $131,000. It was NYNEX's policy to charge a management fee on the basis of annual sales regardless of the amount of corporate services utilized by the Predecessor Companies.

11. GEOGRAPHIC MARKETS

  The Predecessor Companies operate in one business segment and in the geographical markets indicated in the table below. Revenues from continuing operations are reflected in the market from which the sales are made. The Other International market includes France, Italy and Germany.

PREDECESSOR COMPANIES (NYNEX)

  JANUARY 1 TO DECEMBER 15, 1993

                                NORTH             UNITED       OTHER
                               AMERICA  AUSTRALIA KINGDOM  INTERNATIONAL  TOTAL
                               -------  --------- -------  -------------  -----
  Revenues:
    Total revenues............ $4,209    $4,245   $1,275      $2,249     $11,978
    Transfers between areas...   (118)       (8)     (48)       (433)       (607)
                               ------    ------   ------      ------     -------
    Unaffiliated revenues.....  4,091     4,237    1,227       1,816      11,371
                               ======    ======   ======      ======     =======
  Income (loss) from opera-
   tions...................... (1,625)      116   (1,390)       (353)     (3,252)
  Total assets................  6,318     1,628    2,585       2,015      12,546

                            BIS STRATEGIC DECISIONS

PREDECESSOR COMPANIES (FHLP)

  DECEMBER 16, 1993 TO DECEMBER 31, 1993

                                 NORTH             UNITED       OTHER
                                AMERICA  AUSTRALIA KINGDOM  INTERNATIONAL  TOTAL
                                -------  --------- -------  -------------  -----
  Revenues:
    Total revenues............. $   36    $  187   $   37      $   90     $   350
    Transfers between areas....     (6)      --       --          (15)        (21)
                                ------    ------   ------      ------     -------
    Unaffiliated revenues......     30       187       37          75         329
                                ======    ======   ======      ======     =======
  Income from operations.......   (345)      (12)     (71)        (37)       (465)
  Total assets.................  8,977     1,500    1,077       1,425      12,979

  JANUARY 1, 1994 TO DECEMBER 31, 1994

  Revenues:
    Total revenues............. $4,722    $4,534   $1,831      $1,969     $13,056
    Transfers between areas....    (61)      --      (101)       (194)      (356)
                                ------    ------   ------      ------     -------
    Unaffiliated revenues......  4,661     4,534    1,730       1,775      12,700
                                ======    ======   ======      ======     =======
  Income from operations....... (3,577)     (406)  (1,569)       (685)     (6,237)
  Total assets.................  4,377     1,007    1,877       1,340       8,601

  JANUARY 1, 1995 TO APRIL 5, 1995

  Revenues:
    Total revenues............. $1,113    $1,121     $499        $586      $3,319
    Transfers between areas....    --        --       (19)        (63)       (82)
                                ------    ------   ------      ------     -------
    Unaffiliated revenues......  1,113     1,121      480         523       3,237
                                ======    ======   ======      ======     =======
  Income from operations.......   (537)       51      (22)       (176)       (684)
  Total assets.................  5,684     1,340    1,747       1,660      10,431

12. DISCONTINUED OPERATIONS

  On June 25, 1996, Giga decided to discontinue the BIS Market Research Business. The results of these operations have been classified as discontinued operations and the financial statements have been restated to reflect the discontinuance. The net liabilities of the BIS business have been segregated in the consolidated balance sheet and as of December 31, 1994, consisted primarily of deferred revenue ($7,002,000), accounts receivable ($3,763,000) and goodwill ($2,222,000). The operating results of the business are summarized as follows:

                         JANUARY 1 TO DECEMBER 16 TO  YEAR ENDED  JANUARY 1 TO
                         DECEMBER 15,  DECEMBER 31,  DECEMBER 31,   APRIL 5,
                             1993          1993          1994         1995
                         ------------ -------------- ------------ ------------
Revenues................   $14,204         $635        $15,608       $3,994
Pre-tax income (loss)...     2,037           44           (343)         876
Provision for income
 taxes..................       993          --           1,126          279
Net income (loss).......     1,044           44         (1,469)         597

                                [GIGA LOGO]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UN-LAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           ------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  22
Management...............................................................  33
Certain Transactions.....................................................  41
Principal Stockholders...................................................  44
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  51
Legal Matters............................................................  52
Experts..................................................................  52
Additional Information...................................................  53
Index to Consolidated Financial Statements............................... F-1

                              ------------------

  UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-FECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               4,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

                              ------------------

                                  PROSPECTUS
                                       , 1996

                              ------------------

                                LEHMAN BROTHERS

                            OPPENHEIMER & CO., INC.

                             SALOMON BROTHERS INC

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC Registration Fee.......................................... $   17,449
      NASD Filing Fee...............................................      5,560
      Nasdaq Listing Fee............................................     50,000
      Blue Sky Fees and Expenses....................................     25,000
      Transfer Agent and Registrar Fees.............................     48,000
      Accounting Fees and Expenses..................................    125,000
      Legal Fees and Expenses.......................................    350,000
      Printing, Engraving and Mailing Expenses......................    125,000
      Premium for directors and officers insurance..................    200,000
      Miscellaneous.................................................     53,991
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Eight of the Registrant's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article Eight of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  The Board of Directors on April 26, 1996 approved, in accordance with Section 145 of Delaware General Corporation Law, a Directors and Officers Indemnification Agreement to be entered into between the Registrant and each of Registrant's directors and officers. Pursuant to the terms of the agreement, the Registrant agrees to hold any director or officer harmless against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Registrant), to which the director or officer becomes a party at any time or is threatened to be made a party, by reason of the fact that the director or officer is a director, officer, employee or agent of the Registrant, or serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to the director or officer by the Registrant under the non-exclusivity provisions of Article V of the Bylaws of the Registrant and the Delaware General Corporation Law. The agreement also obligates the Registrant under certain circumstances to advance amounts and contribute to any amounts paid out by a director or officer as a result of his or her role as a director or officer of the Registrant in cases where indemnification by the Registrant is not available. This agreement is also intended to indemnify special advisors of the Registrant.

  Under Section Eight of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock and other securities issued by the Registrant since the Registrant's inception in March 1995. Further included is the consideration, if any, received by the Registrant for such shares of capital stock and other securities and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act and none of these securities was registered under the Securities Act.

    1. Since March 1995, the Registrant has issued options to purchase an aggregate of 3,627,473 shares of Common Stock at a weighted average exercise price of $0.61 per share. During this same time period, the Registrant has issued a total of 3,933 shares of Common Stock pursuant to the exercise of options previously granted.

    2. In March 1995, the Registrant sold to its Chairman of the Board of Directors and Chief Executive Officer 4,200,000 shares of Common Stock at a purchase price of $0.02375 per share.


    3. In April 1995, the Registrant issued to Friday Holdings, L.P. a 5% $1.0 million principal amount Convertible Promissory Note in connection with the Registrant's acquisition of BIS Strategic Decisions, Inc. and its five foreign affiliates.

    4. In July 1995 and October 1995, the Registrant issued and sold an aggregate of 410,000 shares of Series A Convertible Preferred Stock, $.001 par value ("Series A Preferred Stock") (1,640,000 shares on an as-converted basis) to a group of investors, including certain employees and directors, at a purchase price of $5.00 per share ($1.25 per share on as-converted basis).

    5. In July 1995, the Registrant issued 160,000 shares of Series A Preferred Stock (640,000 on an as- converted basis) to its Chairman of the Board of Directors and Chief Executive Officer and to its Senior Vice President, Research & Technology in connection with the Registrant's acquisition of a majority of the shares of ExperNet Corporation ("ExperNet") and in December 1995, the Registrant issued to its Senior Vice President, Research & Technology, in connection with the Registrant's acquisition of the remaining shares of ExperNet, a 6% $400,000 Convertible Promissory Note.

    6. In October 1995, the Registrant issued 2,080,000 shares of Common Stock to a group of employees, consultants and directors at a purchase price of $0.50 per share.

    7. In November 1995 and February 1996, the Registrant issued and sold an aggregate of 5,272,215 shares of Series B Convertible Preferred Stock, $.001 par value ("Series B Preferred Stock") to a group of investors at a purchase price of $3.50 per share.

    8. In August 1995, the Registrant issued a warrant to purchase 285,714 shares of Series B Preferred Stock to an investor at an exercise price of $2.345 per share.

    9. In February 1996, the Registrant issued a warrant to purchase 107,876 shares of Series B Preferred Stock to Montgomery Securities in consideration for certain placement agent services at an exercise price of $4.5625 per share.

    10. In August 1996, the Registrant issued 25,000 shares of Common Stock to an employee in connection with the acquisition of his business.

  Other than Montgomery Securities which served as placement agent in connection with the November 1995 and February 1996 sales by the Registrant of shares of its Series B Preferred Stock, no underwriters were engaged in connection with any of the foregoing sales of securities. Montgomery Securities was paid a placement agent fee of $695,105 and received a warrant to purchase 107,876 shares of Series B Preferred Stock, exercisable at a price of $4.5625 per share, in connection with its services as placement agent for the sale of shares of the Registrant's Series B Preferred Stock.

  The shares of capital stock and other securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1**   Form of Underwriting Agreement.
   3.1*  Amended and Restated Certificate of Incorporation of the Registrant,
         as amended to date.
   3.2*  Form of Restated Certificate of Incorporation of the Registrant (to be
         filed with the State of Delaware upon the closing of the Offering to which this Registration Statement relates).
   3.3*  By-Laws of the Registrant.
   3.4*  Form of Restated Bylaws of the Registrant (to become effective upon the closing of the Offering to which this Registration Statement relates).
   4.1*  Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.
   5**   Opinion of Hale and Dorr with respect to the validity of the securities being offered.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.1*   Stock Purchase Agreement dated July 6, 1995, as amended, between the
         Registrant and David L. Gilmour.
 10.2*   Series A Preferred Stock Purchase Agreement dated July 6, 1996 between the Registrant and the investors named on Schedule I thereto.
 10.3*   Series B Preferred Stock Purchase Agreement dated November 13, 1995, as amended, between the Registrant and the investors named on Exhibit
         A thereto.
 10.4*   Convertible Note and Warrant Purchase Agreement dated August 1995 between the Registrant and RRE Giga Investors, L.P.
 10.5*   Series B Preferred Stock Purchase Warrant dated August 1995 registered in the name of RRE Giga, L.P.
 10.6*   Registration Rights Agreement dated November 13, 1995 among the
         Registrant, the investors named on Exhibit A thereto, Gideon I.
         Gartner and David L. Gilmour.
 10.7*   Co-Sale and Stock Restriction Agreement dated November 13, 1995 among the Registrant, Gideon I. Gartner and the stockholders named on the signature pages thereto.
 10.8**  Series B Preferred Stock Purchase Warrant dated February 28, 1996 registered in the name of Montgomery Securities.
 10.9*   Registrant's 5% $1.0 Million Convertible Promissory Note dated April
         5, 1995 naming Friday Holdings, L.P. as payee.
 10.10*  Registrant's 6% $400,000 Convertible Promissory Note dated December
         31, 1995 naming David L. Gilmour as payee.
 10.11*  Employment Agreement dated February 1, 1996 between the Registrant and
         Leander R. Jennings, Jr.
 10.12*  Employment Agreement dated December 1, 1995 between the Registrant and
         Kenneth E. Marshall.
 10.13*  Employment Agreement dated July 6, 1995 between the Registrant and
         David L. Gilmour.
 10.14*  Non-competition Agreement dated November 13, 1995 between the
         Registrant and Gideon I. Gartner.
 10.15*  Consulting Agreement dated January 1, 1996 between the Registrant and
         Neill H. Brownstein Corporation.
 10.16*  Promissory Note dated December 1, 1995 naming the Registrant as payee issued by Kenneth E. Marshall.
 10.17*  Letter Agreement dated July 12, 1996 between the Registrant and
         Richard L. Crandall.
 10.18*  Lease dated October 31, 1995 between the Registrant and Cambridge 1400
         Limited Partnership.
 10.19*  Lease dated October 6, 1987, as amended, between BIS Strategic
         Decisions, Inc. and Charles A. Pesko, Jr., as Trustee of Longwater
         Circle Trust.
 10.20+* Content Distribution Agreement dated May 21, 1996 between the
         Registrant and Dow Jones and Company, Inc.
 10.21+* Agreement dated August 1, 1996 between the Registrant and Peripheral
         Insight, Inc.
 10.22+* Agreement dated August 15, 1996 between the Registrant and Decision
         Analytics, Inc.
 11*     Calculation of shares used in determining pro forma net loss per common share.
 21*     Subsidiaries of the Registrant.
 23.1**  Consent of Hale and Dorr (included in Exhibit 5).
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consent of Ernst & Young LLP.
 23.4    Consent of Coopers & Lybrand.
 24*     Powers of Attorney (included on page II-6).
 27*     Financial Data Schedule.

- --------

 *Previously filed.

**To be filed by amendment.

 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

 (B) FINANCIAL STATEMENT SCHEDULES

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, COMMONWEALTH OF MASSACHUSETTS, ON THIS 24TH DAY OF SEPTEMBER, 1996.

                                          Giga Information Group, Inc.

                                               /s/ Kenneth E. Marshall
                                          By: _________________________________
                                                   KENNETH E. MARSHALL
                                                      PRESIDENT AND
                                                CHIEF OPERATING OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
       Gideon I. Gartner*               Board of Directors      September 24,
- -------------------------------------   and Chief Executive       1996
          GIDEON I. GARTNER             Officer (Principal
                                        Executive Officer)

       /s/ Kenneth E. Marshall         President and Chief
- -------------------------------------   Operating Officer;      September 24,
         KENNETH E. MARSHALL            Director                  1996

      Richard B. Goldman*              Senior Vice              September 24,
- -------------------------------------   President and Chief       1996
         RICHARD B. GOLDMAN             Financial Officer;
                                        Treasurer;
                                        Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

       David L. Gilmour*               Senior Vice              September 24,
- -------------------------------------   President, Research       1996
        DAVID L. GILMOUR                & Technology;
                                        Director

       Neill H. Brownstein*             Director                September 24,
- -------------------------------------                             1996
      NEILL H. BROWNSTEIN

      Richard L. Crandall*             Director                 September 24,
- -------------------------------------                             1996
      RICHARD L. CRANDALL

              SIGNATURE                         TITLE                DATE

                                        Director
         Irwin Lieber*                                          September 24,
- -------------------------------------                             1996
            IRWIN LIEBER

                                        Director
     James D. Robinson III*                                     September 24,
- -------------------------------------                             1996
        JAMES D. ROBINSON III

      /s/ Kenneth E. Marshall
*By: ___________________________
        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
  1**    Form of Underwriting Agreement.
  3.1*   Amended and Restated Certificate of Incorporation of the
         Registrant, as amended to date.
  3.2*   Form of Restated Certificate of Incorporation of the Registrant
         (to be filed with the State of Delaware upon the closing of the
         Offering to which this Registration Statement relates).
  3.3*   By-Laws of the Registrant.
  3.4*   Form of Restated Bylaws of the Registrant (to become effective upon the closing of the Offering to which this Registration
         Statement relates).
  4.1*   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.
  5**    Opinion of Hale and Dorr with respect to the validity of the securities being offered.
 10.1*   Stock Purchase Agreement dated July 6, 1995, as amended,
         between the Registrant and David L. Gilmour.
 10.2*   Series A Preferred Stock Purchase Agreement dated July 6, 1996 between the Registrant and the investors named on Schedule I thereto.
 10.3*   Series B Preferred Stock Purchase Agreement dated November 13,
         1995, as amended, between the Registrant and the investors named on Exhibit A thereto.
 10.4*   Convertible Note and Warrant Purchase Agreement dated August
         1995 between the Registrant and RRE Giga Investors, L.P.
 10.5*   Series B Preferred Stock Purchase Warrant dated August 1995 registered in the name of RRE Giga, L.P.
 10.6*   Registration Rights Agreement dated November 13, 1995 among the
         Registrant, the investors named on Exhibit A thereto, Gideon I.
         Gartner and David L. Gilmour.
 10.7*   Co-Sale and Stock Restriction Agreement dated November 13, 1995 among the Registrant, Gideon I. Gartner and the stockholders named on the signature pages thereto.
 10.8**  Series B Preferred Stock Purchase Warrant dated February 28,
         1996 registered in the name of Montgomery Securities.
 10.9*   Registrant's 5% $1.0 Million Convertible Promissory Note dated
         April 5, 1995 naming Friday Holdings, L.P. as payee.
 10.10*  Registrant's 6% $400,000 Convertible Promissory Note dated
         December 31, 1995 naming David L. Gilmour as payee.
 10.11*  Employment Agreement dated February 1, 1996 between the
         Registrant and Leander R. Jennings, Jr.
 10.12*  Employment Agreement dated December 1, 1995 between the
         Registrant and Kenneth E. Marshall.
 10.13*  Employment Agreement dated July 6, 1995 between the Registrant and David L. Gilmour.
 10.14*  Non-competition Agreement dated November 13, 1995 between the
         Registrant and Gideon I. Gartner.
 10.15*  Consulting Agreement dated January 1, 1996 between the
         Registrant and Neill H. Brownstein Corporation.

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
 10.16*  Promissory Note dated December 1, 1995 naming the Registrant as payee issued by Kenneth E. Marshall.
 10.17*  Letter Agreement dated July 12, 1996 between the Registrant and
         Richard L. Crandall.
 10.18*  Lease dated October 31, 1995 between the Registrant and
         Cambridge 1400 Limited Partnership.
 10.19*  Lease dated October 6, 1987, as amended, between BIS Strategic
         Decisions, Inc. and Charles A. Pesko, Jr., as Trustee of
         Longwater Circle Trust.
 10.20+* Content Distribution Agreement dated May 21, 1996 between the
         Registrant and Dow Jones and Company, Inc.
 10.21+* Agreement dated August 1, 1996 between the Registrant and
         Peripheral Insight, Inc.
 10.22+* Agreement dated August 15, 1996 between the Registrant and
         Decision Analytics, Inc.
 11*     Calculation of shares used in determining pro forma net loss per common share.
 21*     Subsidiaries of the Registrant.
 23.1**  Consent of Hale and Dorr (included in Exhibit 5).
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consent of Ernst & Young LLP.
 23.4    Consent of Coopers & Lybrand.
 24*     Powers of Attorney (included on page II-6).
 27*     Financial Data Schedule.

- --------

 *Previously filed.

**To be filed by amendment.

 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.